Exhibit 10.14

Dated 19 February 2021

Royal Caribbean Cruises Ltd.	(1)
(the Borrower)

Société Générale	(2)
(the Facility Agent)

The banks and financial institutions listed in Schedule 1	(3)
(the Mandated Lead Arrangers)

The banks and financial institutions listed in Schedule 1	(4)
(the Lenders)

Fifth Amendment and Restatement Agreement

in connection with the Credit Agreement in respect of

"HARMONY OF THE SEAS " (ex Hull A34)

Contents

Clause		Page

1	Interpretation and definitions	1

2	Amendment of the Existing Credit Agreement	2

3	Conditions of effectiveness of Amended Credit Agreement	2

4	Representations and Warranties	4

5	Incorporation of Terms	5

6	Fees, Costs and Expenses	5

7	Counterparts	6

8	Governing Law	6

Schedule 1 Finance Parties		1

Schedule 2 Form of Amendment Effective Date confirmation – Hull A34		2

Schedule 3 Amended and Restated Credit Agreement		3

Schedule 4 Form of Guarantor Confirmation Certificate		4

Annex A Repayment Schedule		6

Annex B Debt Deferral Extension Regular Monitoring Requirements		7

Annex C Replacement covenants with effect from the Guarantee Release Date		11

THIS FIFTH AMENDMENT AND RESTATEMENT AGREEMENT (this Amendment) is dated 19 February 2021 and made BETWEEN:

(1)	Royal Caribbean Cruises Ltd. (a corporation organised and existing under the laws of the Republic of Liberia) (the Borrower);

(2)	Société Générale as facility agent (the Facility Agent);

(3)	Société Générale as BpiFAE agent;

(4)	The banks and financial institutions listed in Schedule 1 as mandated lead arrangers (the Mandated Lead Arrangers); and

(5)	The banks and financial institutions listed in Schedule 1 as lenders (the Lenders).

WHEREAS:

(A)	The Borrower, the Facility Agent, the BpiFAE Agent, the Mandated Lead Arrangers and the Lenders are parties to a credit agreement, dated as of 15 April 2014 (as amended and restated from time to time prior to the date of this Amendment, the Existing Credit Agreement), in respect of the vessel named “HARMONY OF THE SEAS” (formerly Hull no. A34) (the Vessel) whereby it was agreed that, subject to the terms and conditions therein, the Lenders would advance (and have advanced) their respective Commitment of an aggregate amount not exceeding the Maximum Loan Amount (as each such term is defined in the Existing Credit Agreement).

(B)	The Borrower has requested that the Existing Credit Agreement be amended and restated on the basis set out in this Amendment in order to reflect the Debt Deferral Extension Framework published by certain Export Credit Agencies (including BpiFAE) (the Framework).

(C)	Pursuant to the Framework, the Lenders have agreed to (i) the further deferral of any scheduled repayments of principal of the Loan (including the first Deferred Tranche) arising during the Second Deferral Period and (ii) certain amendments to the financial covenants set out in Clause 9.4 of the Existing Credit Agreement, in each case on the basis set out in the Promesse de Garantie dated 22 January 2021.

(D)	In connection with the arrangements referred to in Recitals (B) and (C) above, the Parties wish to amend and restate the Existing Credit Agreement to the extent set out in this Amendment.

NOW IT IS AGREED as follows:

1	Interpretation and definitions

1.1	Definitions in the Existing Credit Agreement

(a)	Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.

(b)	The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.

1.2	Definitions

In this Amendment:

Amended Credit Agreement means the Existing Credit Agreement as amended and restated in accordance with this Amendment.

Amendment Effective Date has the meaning set forth in clause 3.

Fee Letter means any letter between any Finance Party and the Borrower setting out the fees payable in connection with this Amendment.

Finance Documents has the meaning given to such term in the form of the Amended Credit Agreement set out in Schedule 3.

Finance Parties means the Facility Agent, the Mandated Lead Arrangers and the Lenders.

Funding Agreement Amendment No.3 has the meaning given to such term in the form of the Amended Credit Agreement set out in Schedule 3.

Framework Information Package means the general test scheme/information package in connection with the "Debt Deferral Extension" application submitted by the Borrower in order to obtain the benefit of the measures provided for in the Framework for the purpose of this Amendment and certain of the Borrower’s obligations under the Existing Credit Agreement.

Party means each of the parties to this Amendment.

Second Deferral Period means the period from and including 1 April 2021 to and including 31 March 2022.

Second Deferred Tranche has the meaning given to such term in the form of the Amended Credit Agreement set out in Schedule 3.

1.3	Third party rights

Other than BpiFAE in respect of the rights of BpiFAE under the Finance Documents, unless expressly provided to the contrary in a Finance Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.

1.4	Designation

Each of the Parties designates this Amendment as a Finance Document.

2	Amendment of the Existing Credit Agreement

In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, subject to the satisfaction of the conditions precedent set forth in clause 3:

(a)	the Existing Credit Agreement (but without all its Exhibits which, unless otherwise replaced pursuant to paragraph (b) below, shall remain in the same form and continue to form part of the Existing Credit Agreement) is hereby amended on the Amendment Effective Date so as to read in accordance with the form of the amended and restated credit agreement set out in Schedule 3, which will, together with the Exhibits to the Existing Credit Agreement, continue to be binding upon each of the Parties hereto in accordance with its terms as so amended and restated; and

(b)	Exhibits B to Exhibit D hereto shall be attached to the Amended Credit Agreement as new Exhibit P to Schedule R thereto, and Exhibit A hereto shall replace the repayment schedule set out in Schedule B thereto.

3	Conditions of effectiveness of Amended Credit Agreement

3.1	The Amended Credit Agreement shall become effective in accordance with the terms of this Amendment on the date (the Amendment Effective Date) upon which each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent:

(a)	the Facility Agent shall have received from the Borrower:

(i)	a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

(ii)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;

(b)	the Facility Agent shall have received from each Guarantor a certificate (substantially in the form set out in Schedule 4), signed by a duly authorised officer of that Guarantor:

(i)	confirming that:

(A)	the relevant Guarantor acknowledges the amendments to the Existing Credit Agreement contained in this Amendment;

(B)	the relevant Guarantee and each other Finance Document to which that Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment and restatement of the Existing Credit Agreement;

(C)	the relevant Guarantee shall extend to any new obligations assumed by the Borrower under the Amended Credit Agreement (including pursuant to the Second Deferred Tranche and the increased Floating Rate Margin applicable to such Second Deferred Tranche); and

(D)	continuing to guarantee the amended obligations of the Borrower does not cause any borrowing, guaranteeing or similar limit binding on the relevant Guarantor to be exceeded; and

(ii)	evidencing the authority of the relevant officer to execute that certificate and to provide the confirmations referred to in paragraph (i) above,

together with such evidence from legal counsel to the Facility Agent as the Lenders may require as to the continued effectiveness of the Guarantees relative to the further deferral arrangements;

(c)	the Facility Agent shall have received a duly executed copy of each Fee Letter

(d)	the Facility Agent shall have received evidence that all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent) required to be paid by the Borrower pursuant to clause 6 below, and all other documented fees and expenses that the Borrower has otherwise agreed in writing to pay to the Facility Agent, have been paid or will be paid promptly upon being demanded;

(e)	the Facility Agent shall have received opinions, addressed to the Facility Agent (and capable of being relied upon by each Lender) from:

(i)	Watson Farley & Williams LLP, counsel to the Borrower, as to matters of Liberian law (and being issued in substantially the same form as the corresponding Liberian legal opinion issued in respect of Amendment and Restatement No.3); and

(ii)	Norton Rose Fulbright LLP, counsel to the Facility Agent as to matters of English law (and being issued in substantially the same form as the corresponding English legal opinion issued in respect of Amendment and Restatement No.3), or, where applicable, a written approval in principle (which can be given by email) by either of the above counsel of the arrangements contemplated by this Amendment and a confirmation that a formal opinion will follow promptly after the Amendment Effective Date;

(f)	evidence that the Borrower has submitted the Framework Information Package to BpiFAE (including information related to crisis-related liquidity measures) as a basis for BpiFAE to assess the adequacy of the Borrower’s crisis-related liquidity measures with regard to utilisation of the Second Deferred Tranche;

(g)	the representations and warranties set out in clause 4 are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or non-existence of a Material Adverse Effect (which shall be accurate in all respects)) as of the Amendment Effective Date;

(h)	no Event of Default or Mandatory Prepayment Event shall have occurred and be continuing or would result from the amendment of the Existing Credit Agreement pursuant to this Amendment;

(i)	the Borrower shall, as required pursuant to clause 5, have provided a letter to the Facility Agent which confirms that RCL Cruises Ltd has accepted its appointment as process agent in respect of this Amendment;

(j)	the Facility Agent shall have received a letter from the Borrower, signed by its Chief Financial Officer, containing a commitment to publish on an annual basis until the repayment of the Second Deferred Tranche in full, a publicly available environmental plan that includes (i) an annual measure (in accordance with other public methodology, including IMO methodology) of the greenhouse gas emissions of the Borrower and its Subsidiaries (including the emissions of their respective vessels) for the two years preceding the date of the relevant publication and (ii) the Borrower’s strategy to reduce the group’s greenhouse emissions, including details of specific measures implemented (or to be implemented) in order to achieve such reduction; and

(k)	the Facility Agent shall have received from the Borrower such documentation and information as any Finance Party may reasonably request through the Facility Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party, it being acknowledged and agreed by the Facility Agent that the conditions referred to in paragraphs (c), (f), (i), (j) and (k) above have, at the date of this Amendment, been satisfied.

3.2	The Facility Agent shall notify the Lenders and the Borrower of the Amendment Effective Date by way of a confirmation in the form set out in Schedule 2 and such confirmation shall be conclusive and binding.

4	Representations and Warranties

(a)	Each of the representations and warranties in:

(i)	clause 7 of the Amended Credit Agreement (excluding clause 7.11 of the Amended Credit Agreement); and

(ii)	clause 3(b) of Amendment and Restatement No.4,

are deemed to be made by the Borrower on the date of this Amendment and the Amendment Effective Date, in each case as if reference to the Finance Documents in each such representation and warranty was a reference to this Amendment, each officer certificate referred in clause 3(b), and as if the Amended Credit Agreement was effective at the time of each such repetition.

(b)	In addition to the representations and warranties referred to in paragraph (a) above, the Borrower:

(i)	represents and warrants to the Facility Agent and each Lender that it is the Borrower’s intention for the terms of this Amendment and the amendments to be incorporated into the Existing Credit Agreement pursuant to this Amendment to be substantially the same terms and amendments as those set out or to be set out in an amendment agreement in respect of each other ECA Financing in existence as at the date of this Amendment; and

(ii)	covenants and undertakes with the Facility Agent that it shall, on or before the Amendment Effective Date, or as soon as reasonably practicable thereafter enter into an amendment agreement (with such amendments being on substantially the same terms as those set out in this Amendment and the Amended Credit Agreement (as applicable)) to the finance documents in respect of each other ECA Financing in existence as at the date of this Amendment in order to substantially reflect the amendments set out in the Amended Credit Agreement provided, however, that this clause(b)(ii) shall not apply in respect of any other ECA Financing where the lenders under that ECA Financing do not provide their consent to such amendment agreement where the arrangements contemplated by that amendment were proposed to be on substantially the same basis as set out in this Amendment (subject to logical and factual changes), save that such other amendments shall in each case incorporate changes to reflect (A) any factual differences and (B) any particular requirements of an ECA Guarantor, in each case under that relevant ECA Financing.

5	Incorporation of Terms

The provisions of clause 13.4 (Notices), clause 13.8 (Severability) and clause 13.14 (Law and Jurisdiction) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those clauses to “this Agreement” were references to this Amendment and references to each Party are references to each Party to this Amendment.

6	Fees, Costs and Expenses

6.1	The Borrower shall pay to the Facility Agent (for its own account and for the account of the Lenders (as applicable)) the fees in the amounts and at the times agreed in the Fee Letters.

6.2	The payment of the above fees shall be made free and clear of any deduction, restriction or withholding and in immediately available freely transferable cleared funds to such account(s) as the Facility Agent shall notify the Borrower of in advance or, where applicable, in the relevant Fee Letter.

6.3	The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of:

(a)	the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the documents to be delivered hereunder or thereunder; and

(b)	any Lender in connection with the preparation, execution, delivery and administration, modification and amendment of any security or other documents executed or to be executed and delivered as a consequence of the parties entering into this Amendment and any other documents to be delivered under this Amendment,

(including the reasonable and documented fees and expenses of counsel for the Facility Agent with respect hereto and thereto as agreed with the Facility Agent) in accordance with the terms of clause 13.5 (Payment of Costs and Expenses) of the Existing Credit Agreement.

6.4	The Borrower shall pay any additional premium payable to BpiFAE in respect of the matters contemplated by this Amendment and the Framework in the agreed amount prior to the first deemed advance of the Second Deferred in accordance clause 4.8(c) of the Amended Credit Agreement.

6.5	The Borrower also agrees to pay to the Facility Agent for the account of each Lender and for distribution to each such Lender in proportion to their respective Commitments under the Second Deferred Tranche, on and from the date of this Amendment until the earlier of (a) the date of the second deemed advance of the Second Deferred Tranche, (b) the last day of the Second Deferral Period and (c) the date of cancellation of the Second Deferred Tranche (or such part of the Second Deferred Tranche that has not at that point been advanced), a commitment fee in dollars equal to the sum of 0.25% per annum on each Lender’s daily Commitment in respect of the Second Deferred Tranche that has not at that point been deemed to be advanced. The commitment fee shall be payable in arrears on the day of each deemed advance of the Second Deferred Tranche or, if cancelled, on the date of cancellation of the Second Deferred Tranche.

7	Counterparts

This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument. The Parties acknowledge and agree that they may execute this Amendment and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Amendment shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Amendment, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to conduct the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

8	Governing Law

This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.

The Parties have executed this Amendment the day and year first before written.

Schedule 1

Finance Parties

Facility Agent

Société Générale

BpiFAE Agent

Société Générale

Mandated Lead Arrangers

Banco Santander S.A.

KfW IPEX Bank GmbH

Lender	Commitments of each Lender
Société Générale	Total Commitments: $ 52,836,180.20 First Deferred Tranche: $ 7,045,090.69 Second Deferred Tranche: $ 8,806,363.25
Banco Santander S.A.	Total Commitments: $ 52,836,646.13 First Deferred Tranche: $ 7,045,090.69 Second Deferred Tranche: $ 8,806,363.25
KfW IPEX Bank GmbH	Total Commitments: $ 35,635,878.96 First Deferred Tranche: $ 4,751,450.54 Second Deferred Tranche: $ 5,939,311.52

Schedule 2

Form of Amendment Effective Date confirmation – Hull A34

To:	Royal Caribbean Cruises Ltd.

"HARMONY OF THE SEAS" (Hull A34)

We, Société Générale, refer to the fifth amendment and restatement agreement dated [●] 2021 (the Amendment) relating to a credit agreement dated as of 15 April 2014 (as previously amended, supplemented and/or restated from time to time) (the Credit Agreement) made between (among others) the above named Royal Caribbean Cruises Ltd. as the Borrower, the financial institutions listed in it as the Lenders and ourselves as the Facility Agent in respect of a loan to the Borrower from the Lenders of up to the Maximum Loan Amount (as defined in the Credit Agreement).

We hereby confirm that all conditions precedent referred to in clause 3.1 of the Amendment have been satisfied. In accordance with clause (a) of the Amendment, the Amendment Effective Date is the date of this confirmation and the amendment and restatement of the Credit Agreement in accordance with the Amendment is now effective.

Dated                                                     2021

Signed:

For and on behalf of

Société Générale

(as Facility Agent)

Schedule 3

Amended and Restated Credit Agreement

Dated 15 April 2014

as amended and restated by Amendment and Restatement n°1 dated 15 January 2016 as amended by Amendment Agreement n° 1 dated 27 June 2016

as amended and restated by Amendment and Restatement n°2 dated 15 August 2019 as amended and restated by Amendment and Restatement n°3 dated 5 May 2020 as supplemented by a Supplemental Agreement dated 3 August 2020 as amended and restated by Amendment and Restatement n°4 dated 30 October 2020 and as further amended and restated by Amendment and Restatement n° 5 dated 19 February 2021

ROYAL CARIBBEAN CRUISES LTD.

as Borrower

SOCIÉTÉ GÉNÉRALE

as Facility Agent

SOCIÉTÉ GÉNÉRALE

as BpiFAE Agent

BANCO SANTANDER, S.A.

and

KfW IPEX-BANK GmbH

as Mandated Lead Arrangers

and

THE BANKS AND FINANCIAL INSTITUTIONS

from time to time party hereto

as Lenders

FACILITY AGREEMENT

in respect of

one (1) Passenger Cruise Vessel

“Harmony of the Seas”

(ex Hull No. A34)

	2.10	Independence of Borrower’s Obligations	60

	2.11	Finance Parties’ Rights and Obligations	61

3.	DISBURSEMENT PROCEDURES; BORROWER’S PAYMENT INSTRUCTIONS		61

	3.1	Availability of Facility	61

	3.2	Hedging; Preliminary Mechanics	61

	3.3	Delivery of a Drawing Request	62

	3.4	Completion of a Drawing Request	62

	3.5	Currency and Amount of Disbursement	62

	3.6	Drawing Request Amendment Request	63

	3.7	Disbursement; Hedging Arrangements	64

	3.8	Borrower’s Payment Instructions	65

	3.9	Deemed Advance of Deferred Tranche	65

4.	CONDITIONS PRECEDENT		65

	4.1	Conditions Precedent to Effectiveness	65

	4.2	Conditions Precedent to Disbursement	67

	4.3	Conditions Precedent to Release of Funds from the Funding Accounts	69

	4.4	Form of Conditions Precedent	70

	4.5	Facility Agent’s Responsibility	71

	4.6	Waiver	72

	4.7	Deferred Tranche Conditions Precedent	72

5.	REPAYMENTS, PREPAYMENTS, INTEREST AND FEES		74

	5.1	Repayments	74

	5.2	Prepayment	76

	5.3	Interest Provisions	79

	5.4	Pre-Disbursement Delay Fee	81

	5.5	Commitment Fee	81

	5.6	Other Fees	82

	5.7	Calculation Basis	82

	5.8	Currency	82

6.	LIBOR-RELATED PROVISIONS; FUNDING LOSSES; INCREASED CAPITAL COSTS; TAXES; RESERVE COSTS; PAYMENTS; ETC.		83

	6.1	LIBOR Determination; Replacement Reference Banks	83

	6.2	LIBOR Lending Unlawful	83

	6.3	Market Disruption	83

	6.4	Increased Loan Costs, etc.	85

	6.5	Funding Losses	86

	6.6	Increased Capital Costs	89

	6.7	Taxes	89

	6.8	Reserve Costs	93

	6.9	Payments	93

	6.10	No Double Counting	95

	6.11	Cancellation of Commitment or Prepayment of Affected Lender	95

	6.12	Sharing of Payments	95

	6.13	No Borrower Set-off	97

	6.14	Finance Party Set-off	97

	6.15	Use of Proceeds	97

	6.16	Deferred Costs	97

	6.17	Unavailability of Screen Rate	98

7.	REPRESENTATIONS AND WARRANTIES		99

	7.1	Organisation, etc.	100

	7.2	Due Authorisation, Non-Contravention, etc.	100

	7.3	Government Approval, Regulation, etc.	100

	7.4	Compliance with Laws	101

	7.5	Sanctions	101

	7.6	Validity, etc.	102

	7.7	No Default, Event of Default or Mandatory Prepayment Event	102

	7.8	Litigation	102

	7.9	The Purchased Vessel	102

	7.10	Obligations rank pari passu; Liens	103

	7.11	Withholding, etc.	103

	7.12	No Filing, etc. Required	103

	7.13	No Immunity	103

	7.14	Investment Company Act	103

	7.15	Regulation U	104

	7.16	Accuracy of Information	104

	7.17	Construction Contract	104

	7.18	No Winding-up	105

	7.19	Repetition	105

	7.20	Sanctions and KfW	105

8.	AFFIRMATIVE COVENANTS		105

	8.1	Financial Information, Reports, Notices, etc.	106

	8.2	Government Approvals and Other Consents	109

	8.3	Compliance with Laws, etc.	109

	8.4	The Purchased Vessel	110

	8.5	Insurance	111

	8.6	Books and Records	111

	8.7	Cessation of Business	112

	8.8	BpiFAE Insurance Policy Requirements	112

	8.9	Starting Date of Repayment	112

9.	NEGATIVE COVENANTS		114

	9.1	Business Activities	114

	9.2	Indebtedness	114

	9.3	Liens	115

	9.4	Financial Condition	118

	9.5	Additional Undertakings	119

	9.6	Consolidation, Merger, etc.	126

	9.7	Asset Dispositions, etc.	127

	9.8	Use of Proceeds	127

	9.9	Construction Contract	127

10.	EVENTS OF DEFAULT		130

	10.1	Listing of Events of Default	130

	10.2	Action if Bankruptcy	133

	10.3	Action if Other Event of Default	134

11.	MANDATORY PREPAYMENT EVENTS		134

	11.1	Listing of Mandatory Prepayment Events	134

	11.2	Mandatory Prepayment	139

12.	THE FACILITY AGENT, MANDATED LEAD ARRANGERS AND DOCUMENTATION BANK		140

	12.1	Appointment and Duties	140

	12.2	Indemnity	141

	12.3	Funding Reliance, etc.	141

	12.4	Exculpation	141

	12.5	Successor/Replacement	143

	12.6	Loans by the Facility Agent	144

	12.7	Credit Decisions	144

	12.8	Copies, etc.	144

	12.9	The Facility Agent’s Rights	145

	12.10	The Facility Agent’s Duties	145

	12.11	Employment of Agents	145

	12.12	Distribution of Payments	146

	12.13	Reimbursement	146

	12.14	Instructions	146

	12.15	Payments	147

	12.16	“Know your customer” Checks	147

	12.17	No Fiduciary Relationship	147

	12.18	The Mandated Lead Arrangers and the Documentation Bank	147

13.	MISCELLANEOUS PROVISIONS		147

	13.1	Waivers and Amendments	147

	13.2	Exercise of Remedies	150

	13.3	Mitigation, Borrower Challenges, etc.	150

	13.4	Notices	150

	13.5	Payment of Costs and Expenses	154

	13.6	Indemnification	154

	13.7	Survival	157

	13.8	Severability	157

13.9	Execution in Counterparts	157

13.10	Successors and Assigns	157

13.11	Lender Transfers, Assignments and Participations	158

13.12	Other Transactions	164

13.13	BpiFAE Premium	164

13.14	Law and Jurisdiction	166

13.15	Confidentiality	167

THIS FACILITY AGREEMENT (this “Agreement”) is dated 15 April 2014, as amended and restated on 15 January 2016, as further amended on 27 June 2016, as further amended and restated on 15 August 2019, as further amended and restated on 5 May 2020, as supplemented by a supplemental agreement on 3 August 2020, and as further amended and restated on 30 October 2020 and as further amended and restated on 19 February 2021 and made between:

(1)	ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation registered with the Ministry of Foreign Affairs of the Republic of Liberia under number C-38863, whose registered office is at 80 Broad Street, Monrovia, Republic of Liberia, and whose principal office is at 1050 Caribbean Way, Miami, Florida 33132, United States of America (the “Borrower”);

(2)	SOCIÉTÉ GÉNÉRALE, a French société anonyme with its registered office at 29 Boulevard Haussmann, 75009 Paris, France, registered with the Paris trade and companies register under number 552 120 222, acting in its capacity as facility agent for and on behalf of the Finance Parties (the “Facility Agent”);

(3)	SOCIÉTÉ GÉNÉRALE, a French société anonyme with its registered office at 29 Boulevard Haussmann, 75009 Paris, France, registered with the Paris trade and companies register under number 552 120 222, acting in its capacity as BpiFAE agent for and on behalf of the Finance Parties (the “BpiFAE Agent”), as such role has been transferred to it by Banco Santander S.A.;

(4)	BANCO SANTANDER, S.A., a bank incorporated in Spain with its registered office at Paseo de Pareda, 9-12. 39004 Santander, Registro Mercantil de Santander: Hoja 286, Folio 64, Libro 5[o] de Sociedades, Inscripción 1[a]. C.I.F.A.-39000013; and

(5)	KfW IPEX-BANK GmbH, a bank incorporated in Germany with its registered office at Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany,

(each a “Mandated Lead Arranger” and collectively, the “Mandated Lead Arrangers”); and

(6)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule A (The Original Lenders and Commitments) as lenders (the “Original Lenders”).

WHEREAS,

(A)	The Borrower and the Builder have entered into the Construction Contract pursuant to which the Builder has agreed to design, construct, equip, complete, sell and deliver to the Borrower the Purchased Vessel.

(B)	The Lenders have agreed to make available to the Borrower, upon the terms and subject to the conditions set out herein, a USD term loan facility in an amount equal to the Dollar Equivalent of up to sixteen per cent. (16%) of the Eligible Portion of the Cash Contract Price of the Purchased Vessel (as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, Change Orders, utilisation of the NYC Allowance and the applicability of the Non-Exercise Premium) and up to one hundred per cent. (100%) of the BpiFAE Premium, in an aggregate amount not to exceed the Maximum Loan Amount.

14

(C)	Subject to the terms and conditions set out herein, the Loan proceeds (but for this purpose, excluding any deemed advance of the Deferred Tranches) will be provided to (i) the Builder for the purpose of paying a portion of the Cash Contract Price in connection with the Borrower’s purchase of the Purchased Vessel, (ii) the Borrower for the purpose of reimbursing it for Borrower-Paid Change Orders and the amounts expended by it in respect of the Non-Yard Costs and (iii) BpiFAE for the purpose of paying the BpiFAE Premium.

(D)	The Lenders have also (but without increasing the Maximum Loan Amount and/or the Commitment of each Lender) agreed to make available to the Borrower, upon the terms and conditions contained herein:

(i)	a USD loan facility in the amount equal to the aggregate of the principal portion of the repayment installments of the Loan payable on the Repayment Dates (as defined below) falling during the First Deferral Period (as defined below) (the “First Deferred Tranche Maximum Loan Amount”). An advance under the First Deferred Tranche (as defined below) will be available for the purpose of paying the principal portion of the repayment installment due on each Repayment Date falling during such First Deferral Period; and

(ii)	a USD loan facility in the amount equal to the aggregate of the principal portion of the repayment installments of the Loan payable on the Repayment Dates falling during the Second Deferral Period (as defined below) (the “Second Deferred Tranche Maximum Loan Amount” and together with the First Deferred Tranche Maximum Loan Amount, the “Deferred Tranches Maximum Loan Amount”). An advance under the Second Deferred Tranche (as defined below) will be available for the purpose of paying the principal portion of the repayment installment due on each Repayment Date falling during such Second Deferral Period, with each advance under the Deferred Tranches (as defined below) being automatic and notional only, effected by means of a book entry to finance the repayment installment then due.

(E)	The Parties have previously amended this Agreement pursuant to Amendment and Restatement No.4 (as defined below) pursuant to which the Borrower agreed to procure (and did procure) the execution of the Guarantees (as defined below) and to make certain amendments to this Agreement to reflect the existence of such Guarantees.

(F)	Pursuant to Amendment and Restatement No.5 (as defined below), and upon satisfaction of the conditions set forth therein, this Agreement is being amended and restated in the form of this Agreement.

15

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

The following terms (whether or not in bold type) when used in this Agreement, including its recitals and Schedules, shall, when capitalised, except where the context otherwise requires, have the following meanings:

“Account Bank” means MUFG Bank, Ltd. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd. London Branch.), and which role shall, from the First Deferred Tranche Effective Date, no longer be relevant for the purposes of this Agreement.

“Accumulated Other Comprehensive Income (Loss)” means at any date the Borrower’s accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

“Additional Guarantee” means a guarantee of the Obligations provided by a New Guarantor in a form and substance substantially the same as the other Guarantees (reflecting any necessary logical and factual changes), with such changes, or otherwise in a form and substance, reasonably acceptable to the Facility Agent and acceptable to BpiFAE.

“Additional Subordination Agreement” means any subordination agreement with respect to the Second Priority Guarantee or the Third Priority Guarantee, as applicable, in a form and substance substantially the same as the other Subordination Agreements (reflecting any necessary logical and factual changes), with such changes, or otherwise in a form and substance, reasonably acceptable to the Facility Agent and the beneficiaries of any Indebtedness incurred by the relevant Guarantor, as applicable, and acceptable to BpiFAE.

“Adjustable Amount” means, as of any time of determination, $500,000,000; provided if the aggregate amount of New Capital is equal to or greater than $500,000,000, then the Adjustable Amount shall be $350,000,000.

“Adjusted Cash Balance” means, as of any date (the “Measurement Date”), the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as determined in accordance with GAAP plus (a) any amounts available to be drawn by the Borrower and/or any of its Subsidiaries under committed but undrawn term loan or revolving credit facility agreements (excluding any amounts available under agreements where the proceeds are only intended to be used to fund the purchase of new Vessels) and less (b) the sum of (i) any scheduled payments of principal or interest (but for the purposes of anticipating any interest liabilities, the interest rate of any floating rate debt shall be determined based on reference rates then in effect at the Measurement Date) in respect of debt during the period commencing on the Measurement Date and ending on the date that is six months thereafter, (ii) any customer deposits held by the Borrower or its Subsidiaries for cruises that are scheduled to commence within three months of the Measurement Date and (iii) any planned Non-Financed Capex during the period commencing on the Measurement Date and ending on the date that is six months thereafter

16

“Adjusted EBITDA After Principal and Interest” means, for any Last Reported Fiscal Quarter, the Borrower’s EBITDA After Principal and Interest for such period, excluding those items, if any, that the Borrower has excluded in determining “Adjusted Net Income” for such period as disclosed in the Borrower’s annual report on 10-K or quarterly report on 10-Q, as applicable, for such Last Reported Fiscal Quarter, as evidenced pursuant to the relevant certificate to be submitted by the Borrower pursuant to Clause 8.1(q).

“Advanced Loan Deferral Period” means the period between 1 April 2020 and 31 March 2021 (inclusive).

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is controlling, controlled by or is under common control with such Person, including such Person’s Subsidiaries.

“Amendment Agreement No.1” means the amendment agreement in respect of this Agreement dated 27 June 2016 between the Borrower, the Facility Agent, the BpiFAE Agent, the Documentation Bank, the Mandated Lead Arrangers and the Lenders.

“Amendment and Restatement No.1” means the amendment and restatement agreement in respect of this Agreement dated 15 January 2016 between the Borrower, the Facility Agent, the BpiFAE Agent, the Documentation Bank, the Mandated Lead Arrangers and the Lenders.

“Amendment and Restatement No.2” means the amendment and restatement agreement in respect of this Agreement dated 15 August 2019 between the Borrower, the Facility Agent, the BpiFAE Agent, the Documentation Bank, the Mandated Lead Arrangers and the Lenders.

“Amendment and Restatement No.3” means the amendment and restatement agreement in respect of this Agreement dated 5 May 2020 between the Borrower, the Facility Agent, the BpiFAE Agent, the Documentation Bank, the Mandated Lead Arrangers and the Lenders pursuant to which this Agreement was amended in connection with, amongst other things, the Principles.

17

“Amendment and Restatement No.4” means the amendment and restatement agreement in respect of this Agreement dated 30 October 2020 between the Borrower, the Facility Agent, the BpiFAE Agent, the Mandated Lead Arrangers and the Lenders pursuant to which this Agreement was amended in connection with, amongst other things, the Principles.

“Amendment and Restatement No.5” means the amendment and restatement agreement in respect of this Agreement dated 19 February 2021 between the Borrower, the Facility Agent, the BpiFAE Agent, the Mandated Lead Arrangers and the Lenders.

“Annex VI” means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Jurisdiction” means the jurisdiction or jurisdictions under which the Borrower is organised, domiciled or resident or from which any of its business activities is conducted or in which any of its properties is located and which has jurisdiction over the subject matter being addressed.

“Applicable Spot Rate” means, as applicable:

(a)	the spot rate for any Euros due in respect of the Cash Contract Price that have not been hedged by the Borrower under the Hedging Agreements, as calculated by the Borrower and delivered pursuant to Clause 3.2(a)(i); or

(b)	the spot rate for any Euros, as calculated by the Borrower and delivered pursuant to Clause 5.1(c),

in each case by referencing the last available Euros to Dollars exchange rate quoted on Bloomberg page “€ Currency HP” or its successor page.

“Applicable Spot Rate Euros Purchase” has the meaning ascribed to such term in Clause 3.7(c).

18

“Approved Appraiser” means any of the following: Barry Rogliano Salles, Paris, H Clarkson & Co. Ltd., London, R.S. Platou Shipbrokers, Norway, or Fearnley AS, Norway.

“Authorised Officer” means those officers of the Borrower authorised to act with respect to the Finance Documents (including any Drawing Request and any Drawing Request Amendment Request) and whose signatures and incumbency shall have been certified to the Facility Agent by the Secretary or an Assistant Secretary of the Borrower.

“Available Commitment” means in relation to any Lender, at any time and save as otherwise provided in this Agreement, the Commitment of such Lender (but for this purpose, excluding any Commitment of a Lender in respect of the Deferred Tranches) at such time as reduced by any cancellation, reduction or transfer of such Commitment pursuant to the terms of this Agreement, provided that such amount shall not be less than zero (0).

“B34 Facility Amendment Date” means 20 March 2018, being the effective date of the third supplemental amendment dated 16 March 2018 to (among other things) a credit facility supported by BpiFAE (pertaining to Hull No. B34) reflecting the alignment of certain provisions and covenants with Borrower’s revolving credit facility refinanced on 12 October 2017.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and (b) in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bank Indebtedness” means the Borrower’s Indebtedness up to a maximum aggregate principal amount of $5,300,000,000 under the following agreements (as amended, restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time): (a) the USD1,550,000,000 revolving credit facility maturing in 2022 with Nordea Bank AB (publ), New York Branch as agent, (b) the USD1,925,000,000 revolving credit facility maturing in 2024 with The Bank of Nova Scotia as agent, (c) the USD1,000,000,000 term loan maturing on 5 April 2022 with Bank of America, N.A. as agent, (d) the USD300,000,000 term loan maturing on 7 June 2028 with Nordea Bank ABP, New York Branch as agent, (e) the USD55,827,065 term loan maturing on 5 December 2022 with Sumitomo Mitsui Banking Corporation as agent, (f) the €80,000,000 term loan maturing in November 2024 with Skandinaviska Enskilda Banken AB (publ) as agent, (g) the USD130,000,000 term loan maturing on 2 February 2023 with Industrial and Commercial Bank of China Limited, New York Branch as agent, (h) that certain guarantee dated 18 July 2016 with SMBC Leasing and Finance, Inc. as agent in connection with liabilities relating to the “Lease”, the “Construction Agency Agreement”, the “Participation Agreement” and any other “Operative Document” (as each term is defined in such guarantee) and (i) any other agreement (other than in connection with Credit Card Obligations) as to which the Second Priority Guarantors provide a first priority guarantee package.

19

“Borrower-Paid Change Orders” means any Change Orders to the extent paid for by the Borrower to the Builder prior to the Disbursement Date in accordance with the second sentence of article V(6) of the Construction Contract.

“BpiFAE” means BpiFrance Assurance Export, the French export credit agency, a French société par action simplifiée à associé unique with its registered office at 27-31, avenue du Général Leclerc, 94710 Maisons-Alfort Cedex, France, registered at the trade and companies registry of Créteil under number 815 276 308 and includes its successors in title or any other person succeeding to BpiFrance Assurance Export in the role as export credit agency of the Republic of France to manage and provide under its control, on its behalf and in its name the public export guarantees as provided by article L 432-1 of the French insurance code.

“BpiFAE Insurance Policy” means the insurance policy in respect of the Facility (including the Loan) issued by BpiFAE on 15 May 2014 for the benefit of the Lenders as approved and executed by the Facility Agent and the Lenders as at the date of the policy's issuance as amended by the BpiFAE Insurance Policy Amendment No.1, the BpiFAE Insurance Policy Amendment No.2, the BpiFAE Insurance Policy Amendment No.3 and the BpiFAE Insurance Policy Amendment No.4.

“BpiFAE Insurance Policy Amendment No.1” means the amendment to the BpiFAE Insurance Policy, made in connection with the transfer of the agency role from MUFG Bank, Ltd. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd. London Branch.) to the Facility Agent, to be issued by BpiFAE on or prior to the first deemed drawdown of the First Deferred Tranche in accordance with Clause 4.7 (Deferred Tranche Conditions Precedent).

“BpiFAE Insurance Policy Amendment No.2” means the amendment to the BpiFAE Insurance Policy, made in connection with the First Deferred Tranche arrangements and certain other matters related to the Amendment and Restatement No.3, to be issued by BpiFAE on or prior to the first deemed drawdown of the First Deferred Tranche in accordance with Clause 4.7 (First Deferred Tranche Conditions Precedent).

20

“BpiFAE Insurance Policy Amendment No.3” means the amendment to the BpiFAE Insurance Policy that was issued by BpiFAE to correct certain aspects of BpiFAE Insurance Policy Amendment No.2.

“BpiFAE Insurance Policy Amendment No.4” means the amendment to the BpiFAE Insurance Policy to be issued by BpiFAE on or prior to the first deemed drawdown of the Second Deferred Tranche in accordance with Clause 4.8 (Second Deferred Tranche Conditions Precedent).

“BpiFAE Premium” means the premium due to BpiFAE pursuant to the BpiFAE Insurance Policy in the USD amount set forth in Clause 2.2(a)(ii), payable by the Borrower to the Facility Agent (for the account of BpiFAE).

“Builder” means Chantiers de l’Atlantique S.A. (formerly STX France S.A.), a French société anonyme with its registered office at Avenue Bourdelle, 44600 Saint-Nazaire, France, registered with the Saint-Nazaire trade and companies register under number 439 067 612.

“Business Day” means (a) in relation to any date for the payment or purchase of Dollars and/or Euros, any day (other than a Saturday or Sunday) on which banks are open for general business in New York City, London and Paris and which is also a TARGET Day and (b) for all other purposes, any day (other than a Saturday or Sunday) on which banks are open for general business in New York City, London and Paris.

“Capital Lease Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as a capitalised lease.

“Capitalisation” means, at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders’ Equity on such date.

“Capitalised Lease Liabilities” means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as a capitalised lease, and, for purposes of this Agreement, the amount of such obligations shall be the capitalised amount thereof, determined in accordance with GAAP.

21

“Cash Contract Price” has the meaning ascribed to such term in the Construction Contract.

“Cash Equivalents” means all amounts other than cash that are included in the “cash and cash equivalents” shown on the Borrower’s balance sheet prepared in accordance with GAAP.

“Change of Control” means an event or series of events by which:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 as in effect on the execution date of this Agreement, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the execution date of this Agreement, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)	during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change Order” has the meaning ascribed to such term in article V(1) of the Construction Contract.

“CIRR” means the OECD Commercial Interest Reference Rate applicable to the Facility of two point zero eight per cent. (2.08%) per annum.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

22

“Commitment” means:

(a)	in relation to any Lender as at the First Deferred Tranche Effective Date, the amount set forth opposite its name in the relevant column of Schedule A (The Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement;

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement; and

(c)	in relation to each Lender, the amount of its Commitment in respect of the Deferred Tranches (as set out in Schedule 1 to Amendment and Restatement No.3 and in Schedule 1 to Amendment and Restatement No.5), but the liability of each Lender in respect of which shall not, on the basis of the arrangements set out in this Agreement, increase the total commitments of such Lender.

“Commitment Fee” has the meaning ascribed to such term in Clause 5.5 (Commitment Fee).

“Commitments Termination Date” means:

(a)	in respect of the Loan other than the Deferred Tranches, the earliest of:

(i)	the Disbursement Date (after the Loan as requested in the Drawing Request has been disbursed in accordance with this Agreement);
(ii)	the Effective Delivery Date;
(iii)	the date on which all Commitments are cancelled in accordance with the terms of this Agreement;
(iv)	the date on which the Construction Contract is cancelled or terminated in accordance with its terms; and
(v)	the Longstop Date;

(b)	in respect of the First Deferred Tranche, 31 March 2021; and

(c)	in respect of the Second Deferred Tranche, 31 March 2022.

“Construction Contract” means the Contract for Construction and Sale of m.v. ‘Harmony of the Seas’ (ex Hull No. A34) dated 27 December 2012 between the Builder and the Borrower as buyer with respect to the Purchased Vessel, as amended by Addendum No. 1 dated 31 July 2013 between the Builder and the Borrower.

“Construction Financing” means the financing provided or to be provided to the Builder with respect to the construction of the Purchased Vessel, as arranged by HSBC Continental Europe (previously HSBC France) and Société Générale as mandated lead arrangers with Société Générale as facility agent and as refinanced by the EUR Funding Entity.

23

“Covenant Modification Date” means the later to occur of (a) the expiry of the Financial Covenant Waiver Period and (b) the date upon which the financial covenants set out in Clause 9.4(a) have been modified in this Agreement in a form and substance satisfactory to BpiFAE, the Borrower and the Lenders.

“Covered Taxes” means any Taxes other than (a) franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, in each case by the jurisdiction under the laws of which such Lender is organised or any political subdivision thereof or the jurisdiction of such Lender’s Lending Office or any political subdivision thereof or any other jurisdiction, except in each case to the extent that such taxes are imposed solely as a result of the applicable Obligor’s activities in any such jurisdiction, and (b) any taxes imposed under FATCA.

“Credit Card Obligations” means any obligations of the Borrower under credit card processing arrangements or other similar payment processing arrangements entered into in the ordinary course of business of the Borrower.

“DDTL Indebtedness” means the Borrower’s Indebtedness (or, if such Indebtedness has not yet been incurred, the commitments by lenders to provide Indebtedness to the Borrower as of the effectiveness of the Amendment and Restatement No.4) in connection with that certain Commitment Letter, dated as of August 12, 2020, between the Borrower and MORGAN STANLEY SENIOR FUNDING INC. (as amended, restated, extended, supplemented, refinanced, replaced or otherwise modified from time to time).

“Debt Deferral Extension Regular Monitoring Requirements” means the general test scheme/reporting package in the form set out in Schedule P to this Agreement submitted or to be submitted (as the case may be) by the Borrower in accordance with Clause 8.1(n).

“Debt Incurrence” means any incurrence of Indebtedness for borrowed money by any Group Member, whether pursuant to a public offering or a Rule 144A or other private placement of debt securities (including any secured debt securities (but excluding any unsecured debt securities) convertible into equity securities) or an incurrence of loans under any loan or credit facility, or any issuance of bonds, other than:

(a)	any Indebtedness (but having regard, in respect of any secured and/or guaranteed Indebtedness, to the restrictions set out in Clause 9.11(b)) incurred by a Group Member between 1 April 2020 and the earlier of (i) the end of the Early Warning Monitoring Period and (ii) 31 December 2023 (or such later date as may, with the prior consent of BpiFAE, be agreed between the Borrower and the Lenders) (the “Debt Incurrence Trigger Date”);

24

(b)	Indebtedness incurred by a Group Member pursuant to an intra-Group loan from another Group Member, provided that no Group Member shall be permitted to incur any such Indebtedness at any time where an Event of Default or a Mandatory Prepayment Event has occurred and is continuing;

(c)	Indebtedness incurred to refinance (and for this purpose having regard to the applicable provisions of Clause 9.11) a maturity payment under any existing loan or credit facility (including any crisis and/or recovery-related Indebtedness incurred by a Group Member prior to the Debt Incurrence Trigger Date) or issued bonds of a Group Member, provided that;

(i)	in the case of any such refinancing, the amount of such Indebtedness being used in connection with that refinancing does not increase the aggregate principal amount of such Indebtedness or the commitments outstanding at the time of that refinancing and is otherwise incurred on a basis permitted pursuant to this Agreement (including, without limitation, in relation to the provision of any Liens or guarantees that may be provided to support the relevant refinancing arrangement); and

(ii)	in the case of the refinancing of crisis and/or recovery-related Indebtedness of the type referred to above, that refinancing shall either (A) reduce the interest burden of the Borrower (and for such purposes the interest rate of any floating rate debt shall be determined based on reference rates then in effect at the time of the new debt incurrence) or (B) replace the existing secured and/or guaranteed Indebtedness with unsecured and unguaranteed debt;

(d)	Indebtedness provided by banks or other financial institutions under the Borrower’s senior unsecured revolving credit facilities in an aggregate amount not greater than the commitments thereunder as in effect on the Second Deferred Tranche Effective Date plus the amount of any existing uncommitted incremental facilities (i.e. any unused accordion) on such facilities;

(e)	Indebtedness provided by banks or other financial institutions which, as at the Second Deferred Tranche Effective Date, is committed but yet to be incurred in respect of the DDTL Indebtedness (but, in respect of that DDTL Indebtedness, up to a maximum amount of $700,000,000);

25

(f)	any of the following types of Indebtedness in each case incurred in the ordinary course of business of any Group Member and with the prior written consent of BpiFAE:

(i)	the issuances of commercial paper;
(ii)	Capitalized Lease Liabilities;
(iii)	purchase money Indebtedness;
(iv)	Indebtedness under overdraft facilities; and
(v)	financial obligations in connection with repurchase agreements and/or securities lending arrangements; and

(g)	vessel financings (including the financing of pre-delivery contract instalments, change orders, owner furnished equipment costs or other such similar arrangements) in respect of vessels for which shipbuilding contracts have been executed on or prior to the First Deferred Tranche Effective Date (provided, however, that a refinancing of a vessel financing shall not be included in this carve-out (g)).

“Default” means any Event of Default or circumstance which would, with the expiry of a grace period, the giving of notice or both, become an Event of Default.

“Deferred Costs Percentage” means, in respect of the First Deferred Tranche, 0.43% per annum.

“Deferred Tranches” means together, the First Deferred Tranche and the Second Deferred Tranche, and being in an aggregate amount not to exceed the Deferred Tranches Maximum Loan Amount and “Deferred Tranche” means either of them.

“Deferred Tranches Maximum Loan Amount” has the meaning given to it in Recital (D).

“Delivery Installment” means the final Installment described in article II(3)(e) of the Construction Contract.

“Disbursement Date” means the date on which the Loan (but for this purpose excluding the Deferred Tranche) is made under this Agreement.

“Dispose” means to sell, transfer, license, lease, distribute or otherwise transfer, and “Disposition” shall have a correlative meaning.

26

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party preventing that, or any other, party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties or in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Documentation Bank” means from the date of this Agreement until 30 January 2020, MUFG Bank, Ltd. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd. London Branch.), and which shall from such date, no longer be relevant for the purposes of, or included in, the definition of Finance Parties.

“Dollar Equivalent” means any EUR amount converted into a corresponding USD amount by using the weighted average rate of currency hedges entered into by the Borrower pursuant to the Hedging Arrangements, including in such weighted average calculation the Applicable Spot Rate.

“Dollars”, “USD” and the sign “$” mean the lawful currency of the United States.

“Drawing Request” means the loan drawing request duly executed by an Authorised Officer, substantially in the form of Schedule C (Form of Drawing Request).

“Drawing Request Amendment Request” means a request to amend the Drawing Request duly executed by an Authorised Officer, substantially in the form of Schedule D (Form of Drawing Request Amendment Request).

“Early Warning Monitoring Period” means the period beginning on the Second Deferred Tranche Effective Date and ending on the last day of two consecutive Fiscal Quarters in which the Borrower has achieved a higher Adjusted EBITDA after Principal and Interest for such Fiscal Quarters when compared with the same calculation for the corresponding Fiscal Quarters of the 2019 Fiscal Year, as evidenced pursuant to the certificate to be submitted by the Borrower pursuant to Clause 8.1(q) (and such date shall be notified to the Borrower by the Facility Agent).

27

“EBITDA After Principal and Interest” means, for any Last Reported Fiscal Quarter, the Borrower’s consolidated operating income for such period plus any depreciation and amortization expenses that were deducted in calculating consolidated operating income for such period and minus (a) any scheduled amortization or maturity payments made during such period and (b) consolidated interest expense of the Borrower for such period (net of any capitalized interest and interest income), in each relevant case as determined in accordance with GAAP.

“ECA Financed Vessel” means any Vessel subject to any ECA Financing.

“ECA Financing” means any financing arrangement pursuant to which one or more ECA Guarantor provides guarantees or other credit support (including but not limited to a sale and leaseback transaction or bareboat charter or lease or an arrangement whereby a Vessel under construction is pledged as collateral to secure the Indebtedness of a shipbuilder, and, for the avoidance of doubt, committed but undrawn export credit agency facilities), entered into by the Borrower or a Subsidiary for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction of a Vessel or Vessels or the acquisition of Equity Interests of entities owning, or to own, Vessels.

“ECA Guarantor” means BpiFrance Assurance Export, Finnvera plc or Euler Hermes Aktiengesellschaft (or, in each case, any successor thereof).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of a Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Delivery Date” means the date on which the Purchased Vessel is delivered to, and accepted by, the Borrower under the Construction Contract.

“Eligible Portion” means the portion of the Cash Contract Price (or any portion thereof, as applicable) to be paid to the Builder under the Construction Contract that is attributable to goods and services purchased by the Borrower which are of:

(a)	French origin; or

28

(b)	foreign origin (i.e., originating from countries other than France and Liberia and including transport and insurances of any nature),

in either case which are eligible for financing under the limits and under the conditions determined by the French Authorities and which have been approved for financing by the French Authorities.

“Environmental Approval” means any permit, licence, approval, ruling, certification, exemption or other authorisation required under applicable Environmental Laws.

“Environmental Laws” means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding any debt securities convertible into such Equity Interests.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUR Facility” means the EUR facility under the EUR Facility Agreement.

“EUR Facility Agent” means Société Générale in its capacity as facility agent for the EUR Facility Finance Parties.

“EUR Facility Agreement” means the Original EUR Facility Agreement as amended by the EUR Facility Amendment, the EUR Facility Amendment No. 2, the EUR Facility Amendment No. 3, the EUR Facility Amendment No. 4 and the EUR Facility Amendment No. 5.

“EUR Facility Amendment” means the amendment and restatement agreement in respect of the Original EUR Facility Agreement dated 15 April 2014 between the Borrower, the EUR Facility Agent, BNP Paribas, HSBC Continental Europe (previously HSBC France) and Société Générale as mandated lead arrangers and the EUR Facility Lenders.

“EUR Facility Amendment No. 2” means the amendment and restatement agreement in respect of the Original EUR Facility Agreement (as amended by the EUR Facility Amendment) dated 15 January 2016 between the Borrower, the EUR Facility Agent, BNP Paribas, HSBC Continental Europe (previously HSBC France) and Société Générale as mandated lead arrangers and the EUR Facility Lenders.

29

“EUR Facility Amendment No. 3” means the amendment agreement in respect of the Original EUR Facility Agreement (as amended by the EUR Facility Amendment and the EUR Facility Amendment No. 2) dated 27 June 2016 between the Borrower, the EUR Facility Agent, BNP Paribas, HSBC Continental Europe (previously HSBC France) and Société Générale as mandated lead arrangers and the EUR Facility Lenders.

“EUR Facility Amendment No. 4” means the amendment and restatement agreement in respect of the Original EUR Facility Agreement (as amended by the EUR Facility Amendment, EUR Facility Amendment No. 2 and the EUR Facility Amendment No. 3) dated 15 August 2019 between the Borrower, the EUR Facility Agent, BNP Paribas, HSBC Continental Europe (previously HSBC France) and Société Générale as mandated lead arrangers and the EUR Facility Lenders.

“EUR Facility Amendment No. 5” means the amendment and restatement agreement in respect of the Original EUR Facility Agreement (as amended by the EUR Facility Amendment, EUR Facility Amendment No. 2, the EUR Facility Amendment No. 3 and the EUR Facility Amendment No. 4) dated 6 May 2020 between the Borrower, the EUR Facility Agent, BNP Paribas, HSBC Continental Europe (previously HSBC France) and Société Générale as mandated lead arrangers and the EUR Facility Lenders.

“EUR Facility Amendment No. 6” means the amendment and restatement agreement in respect of the Original EUR Facility Agreement (as amended by the EUR Facility Amendment, EUR Facility Amendment No. 2, the EUR Facility Amendment No. 3, the EUR Facility Amendment No. 4 and the EUR Facility Amendment No.5) dated 19 February 2021 between the Borrower, the EUR Facility Agent, BNP Paribas, HSBC Continental Europe (previously HSBC France) and Société Générale as mandated lead arrangers and the EUR Facility Lenders.

“EUR Facility Finance Parties” means the parties to the EUR Facility Agreement (other than the Borrower).

“EUR Facility Lenders” means the Persons who are from time to time borrowers under the EUR Funding Agreement and lenders under the EUR Facility Agreement.

“EUR Funding Account” means a special segregated EUR account held in the Borrower's name at the Account Bank.

“EUR Funding Agents” means the EUR Funding Coordination Agent and the EUR Funding Paying Agent.

“EUR Funding Agreement” means the funding agreement dated 9 July 2013 (as amended by Funding Agreement Amendment No.1, Funding Agreement Amendment No.2 and the Funding Agreement Amendment No.3 (each as defined in the EUR Facility Agreement)) between the EUR Funding Entity, the EUR Funding Agents and the EUR Facility Lenders in their capacities as borrowers thereunder.

“EUR Funding Coordination Agent” means HSBC Continental Europe or any successor or assign of HSBC Continental Europe in such capacity as permitted under the EUR Funding Agreement.

30

“EUR Funding Entity” means the Caisse des Dépôts et Consignations, a special establishment created by French law dated 28 April 1816 and having its offices at 56, rue de Lille, 75007 Paris, France, or any successor or assign thereof as permitted under the EUR Funding Agreement.

“EUR Funding Paying Agent” means Société Générale or any successor or assign of Société Générale in such capacity as permitted under the EUR Funding Agreement.

“Euros”, “EUR” and the sign “€” mean the single currency of the Participating Member States.

“Event of Default” means any of the events or circumstances specified as such in Clause 10.1 (Listing of Events of Default).

“Existing Principal Subsidiaries” means each Subsidiary of the Borrower that is a Principal Subsidiary on the date of this Agreement.

“Facility” means the term loan facility granted to the Borrower by the Lenders pursuant to Clause 2.1 (The Facility).

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the U.S.), 1 January 2014; and

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

31

“FATCA Exempt Party” means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any fee letter entered into between the Borrower and the Facility Agent as referred to in Clause 5.6 (Other Fees), and including the fee letters entered into in connection with Amendment and Restatement No.3.

“Final Maturity Date” means (a) in respect of the Loan (other than the Deferred Tranche) the date that is twelve (12) years after the Starting Date of Repayment, namely 12 May 2028, (b) in respect of the First Deferred Tranche, 12 November 2024 and (c) in respect of the Second Deferred Tranche, 12 November 2026.

“Finance Documents” means this Agreement, Amendment Agreement No.1, the Amendment and Restatement No.1, the Amendment and Restatement No.2, the Amendment and Restatement No.3, the Amendment and Restatement No.4, the Amendment and Restatement No.5 the Supplemental Agreement, the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee, any Additional Guarantee, the Subordination Agreements, any Additional Subordination Agreement, any New Guarantor Subordination Agreement, each of the Fee Letters, the Drawing Request, any Drawing Request Amendment Request, the Funding Accounts Charge and any other document designated as such in writing by the Facility Agent and the Borrower.

“Finance Parties” means the Mandated Lead Arrangers, the Facility Agent, the BpiFAE Agent, the Lenders and from the date of this Agreement until 30 January 2020, the Documentation Bank.

“Financial Covenant Waiver Period” means the period from and including 1 April 2020 to and including 30 September 2022.

“First Deferral Period” means the period from and including the First Deferred Tranche Effective Date to and including 31 March 2021 (inclusive).

“First Deferred Tranche” means the aggregate of the advances deemed to be made by the Lenders under this Agreement from time to time during the First Deferral Period and in an aggregate amount not exceeding the First Deferred Tranche Maximum Amount or, as the case may be, the aggregate outstanding amount of such advances from time to time.

“First Deferred Tranche Effective Date” has the meaning given to it in Amendment and Restatement No.3.

32

“First Priority Assets” means the Vessels known on the date the Amendment and Restatement No.4 becomes effective as or that sailed under the name (i) Celebrity Constellation, (ii) Celebrity Equinox, (iii) Celebrity Millennium, (iv) Celebrity Silhouette, (v) Celebrity Summit, (vi) Celebrity Eclipse, (vii) Celebrity Infinity, (viii) Celebrity Reflection and (ix) Celebrity Solstice (it being understood that such Vessels shall remain “First Priority Assets” regardless of any change in name or ownership after such date).

“First Priority Guarantee” means the first priority guarantee granted by the First Priority Guarantor prior to the Amendment Effective Date (as defined in the Amendment and Restatement No.4) (and any other first priority guarantee granted by a First Priority Holdco Subsidiary in connection with becoming a First Priority Guarantor) in favor of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Schedule K.

“First Priority Guarantor” means Celebrity Cruise Lines Inc. (and any of its successors) and any other First Priority Holdco Subsidiary that has granted or, prior to that entity becoming a First Priority Holdco Subsidiary pursuant to a Disposal of a First Priority Asset in accordance with Section 9.5(a)(v)(A), will grant a First Priority Guarantee.

“First Priority Holdco Subsidiaries” means one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any First Priority Assets.

“First Priority Release Event” means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Amendment and Restatement No.4 (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Secured Note Indebtedness outstanding as of the effectiveness of the Amendment and Restatement No.4 (being $3,320,000,000):

(a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

(b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower.

Notwithstanding the foregoing, a First Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a First Priority Release Event would have occurred but for the continuance of the payment default described above, then a First Priority Release Event will occur immediately upon that payment default being remedied.

33

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any annual fiscal reporting period of the Borrower.

“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio computed for the period of four (4) consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)	net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower’s consolidated statement of cash flow for such period, to

(b)	the sum of:

(i)	dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

(ii)	scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalised Lease Liabilities) of the Borrower and its Subsidiaries for such period.

“Fixed Rate” means a rate per annum equal to the aggregate of (a) the CIRR and (b) the Fixed Rate Margin.

“Fixed Rate Margin” means zero point forty five per cent. (0.45%) per annum.

“Floating Rate” means a rate per annum equal to the aggregate of (a) LIBOR and (b) the applicable Floating Rate Margin.

“Floating Rate Margin” means, for each Interest Period:

(a)	one point two zero per cent. (1.20%) per annum in respect of the Loan (excluding the Deferred Tranches);

(b)	one point two zero per cent. (1.20%) per annum in respect of the drawn portion of the First Deferred Tranche; and

(c)	one point two zero per cent. (1.20%) per annum in respect of the drawn portion of the Second Deferred Tranche.

34

“Framework” means the document titled “Debt Deferral Extension Framework” in the form set out in Schedule O to this Agreement, and which sets out certain key principles and parameters relating to, amongst other things, the further temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to BpiFAE-covered loan agreements such as this Agreement and more particularly, the Second Deferred Tranche hereunder.

“French Authorities” means the Direction Générale du Trésor of the French Ministry of Economy and Finance, any successors thereto, or any other governmental authority in or of France involved in the provision, management or regulation of the terms, conditions and issuance of export credits including, among others, such entities to whom authority in respect of the extension or administration of export financing matters have been delegated, such as BpiFAE and Natixis DAI.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funding Accounts” means the EUR Funding Account and the USD Funding Account.

“Funding Accounts Charge” means the charge over the Funding Accounts to be entered into between the Borrower, the Finance Parties and the Account Bank.

“Funding Losses” means any amounts payable by the Borrower pursuant to Clause 6.5 (Funding Losses).

“Funds Flow Agreement” means the funds flow agreement (convention portant sur des flux des paiements) dated 31 July 2013 between the EUR Funding Entity, the EUR Facility Agent, the Borrower, the Builder, the facility agent under the Construction Financing and the funding entity under the refinancing of the Construction Financing as amended by the Funds Flow Amendment.

“Funds Flow Amendment” means the amendment to the Funds Flow Agreement dated 15 April 2014 entered into between the parties to the Funds Flow Agreement and the Facility Agent on behalf of the Finance Parties.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Government-related Obligations” means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.

35

“Hedging Agreements” means any agreements entered into by the Borrower from time to time in spot or forward currency markets for the purchase of Euros with Dollars in order to pay the Cash Contract Price.

“Hedging Arrangements” means the Borrower’s USD-to-EUR hedging arrangements under the Hedging Agreements.

“Hedging Euros Purchase” has the meaning ascribed to such term in Clause 3.7(c).

“Group” means the Borrower and its Subsidiaries from time to time.

“Group Member” means any entity that is a member of the Group.

“Group Member Guarantee” means any guarantee or other similar or analogous credit support arrangement granted by a Group Member (other than the Borrower) in support of the Indebtedness of another Group Member or any other Person.

“Guarantee” means the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee and (if applicable) any Additional Guarantee and “Guarantees” means any or all of them.

“Guarantee Release Date” means the date upon which the First Priority Release Event, the Second Priority Release Event and the Third Priority Release Event have all occurred and accordingly, subject to Clause 9.5(g) (and in particular proviso (2) to such Clause 9.5(g)), each of the Guarantees has been released by the Facility Agent, and also being the date upon which, in accordance with Clause 9.12, certain provisions of this Agreement shall be replaced by the provisions set out in Schedule R.

“Guarantor” means the provider of any Guarantee from time to time and “Guarantors” means any or all of them.

“Hedging Instruments” means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge interest, foreign currency and commodity exposures (including the Hedging Agreements).

36

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Indebtedness” means, for any Person:

(a)	obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(b)	obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within one hundred eighty (180) days of the date the respective goods are delivered or the respective services are rendered and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation);

(c)	Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(d)	obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(e)	Capitalised Lease Liabilities of such Person;

(f)	guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed;

(g)	obligations of such Person in respect of surety bonds and similar obligations; and

(h)	liabilities arising under Hedging Instruments.

“Initial Basic Cash Contract Price” has the meaning ascribed to such term in article II(2) of the Construction Contract.

“Installments” has the meaning ascribed to such term in the Construction Contract.

“Interest Period” means the period starting on (and including) the Disbursement Date (or, in the case of the Deferred Tranche, the date of the deemed advance of the relevant portion of the Deferred Tranche) and ending on (but not including) the first Repayment Date following such date (as the same may be adjusted pursuant to Clause 6.9(d)), and subsequently each succeeding period starting on (and including) the immediately preceding Repayment Date (as the same may be adjusted pursuant to Clause 6.9(d)) and ending on (but not including) the next Repayment Date (as the same may be adjusted pursuant to Clause 6.9(d)).“Investment Grade” means, with respect to Moody’s, a Senior Debt Rating of Baa3 or better and, with respect to S&P, a Senior Debt Rating of BBB- or better.

37

“Last Reported Fiscal Quarter(s)” means the most recently completed Fiscal Quarter(s) for which the Borrower has filed financial statements with the SEC as part of an annual report on 10-Q or a quarterly report on 10-Q.

“Lender” means:

(a)	any Original Lender; and

(b)	any New Lender which has become a party hereto in accordance with Clause 13.11 (Lender Transfers, Assignments and Participations),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Assignment Agreement” means any Lender Assignment Agreement substantially in the form of Schedule F (Form of Lender Assignment Agreement).

“Lender Transfer Certificate” means any Lender Transfer Certificate substantially in the form of Schedule E (Form of Lender Transfer Certificate).

“Lending Office” means, relative to any Lender, the office or offices notified by such Lender to the Facility Agent and the Borrower in writing on or before the date on which it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written) notice as the office or offices through which it will perform its obligations under this Agreement.

“Lien Basket Amount” is defined in Section 9.3(d).

“LIBOR” means, for any period:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the arithmetic mean (rounded upward to four (4) decimal places) of the rates as supplied to the Facility Agent at its request quoted by the References Banks to leading banks in the London interbank market, in each case as of 10:00 a.m. (London time) on the Quotation Date for the offering of deposits in Dollars for a period comparable to such period, provided that, if such period is:

(i)	shorter than one (1) month, the reference period shall be one (1) month; and

38

(ii)	longer than one (1) month and does not correspond to an exact number of months, the relevant rate shall be determined by using a linear interpolation of LIBOR according to usual practice in the international monetary market, and, if any such rate is below zero (0), LIBOR shall be deemed to be zero (0).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means at any time the aggregate principal amount of the Facility disbursed to the Borrower and/or another Person at the request of the Borrower under this Agreement in an aggregate amount not to exceed the Maximum Loan Amount (and including for this purpose, the Deferred Tranches Maximum Loan Amount) or, as the case may be, the aggregate principal amount of such disbursement outstanding.

“Loan Release Date” means the date on which the EUR proceeds of the Hedging Euros Purchase and the Applicable Spot Rate Euros Purchase and the USD Retained Portion are released from the Funding Accounts in accordance with Clause 3.7(e).

“Longstop Date” means the two hundred and seventieth (270th) day following the Original Scheduled Delivery Date, being 24 January 2017.

“Mandatory Prepayment Event” means any of the events or circumstances specified as such in Clause 11.1 (Listing of Mandatory Prepayment Events).

“Margin” means (a) if the interest rate applicable to the Loan is calculated by reference to the CIRR, the Fixed Rate Margin and (b) in respect of any drawn portion of a Deferred Tranche, or where the interest rate applicable to the Loan is otherwise calculated by reference to LIBOR, the applicable Floating Rate Margin.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Finance Party under this Agreement or (c) the ability of the Borrower to perform its payment Obligations under this Agreement or any of the other Finance Documents to which it is a party.

“Material Guarantor” means (i) each of Celebrity Cruise Lines Inc., RCI Holdings LLC, RCL Cruise Holdings LLC and RCL Cruises Ltd (and each of their respective successors) and (ii) any other entity that becomes a First Priority Guarantor, a Second Priority Guarantor or a Third Priority Guarantor after the effectiveness of Amendment and Restatement No.4.

39

“Material Litigation” has the meaning ascribed to such term in Clause 7.8 (Litigation).

“Maximum Loan Amount” means the aggregate of the Original Lenders’ Commitments, being the Dollar Equivalent of one hundred seventy eight million four hundred forty five thousand one hundred and seventy eight Euros (EUR 178,445,178), and which for this purpose shall include the Commitments in respect of the Deferred Tranches.

“Monthly Outflow” means, in respect of each monthly period, the quotient obtained by dividing:

(a)	the sum of (i) Total Cruise Operating Expenses (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter, (ii) Marketing, Selling and Administrative Expenses (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter and (iii) Interest Expense, net of Interest Capitalized (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter minus (x) Interest Income (as determined in accordance with GAAP) for the Last Reported Fiscal Quarter, (y) any non-cash charges or impairments included in the calculation of Total Cruise Operating Expenses or Marketing, Selling and Administrative Expenses pursuant to sub-clause (i) or (ii) of this definition and (z) any loss on extinguishment of debt included in Interest Expenses, net of Interest Capitalized (as each such capitalized expression is defined or referenced in the financial statements of the Borrower); by

(b)	three

as evidenced pursuant to the relevant certificate to be submitted by the Borrower pursuant to Clause 8.1(q).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the first priority ship mortgage to be granted by the Borrower in connection with the Construction Financing.

“Natixis DAI” means Natixis DAI Direction des Activités Institutionnelles.

“Net Debt” means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, Capitalised Lease Liabilities) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication);

40

(a)	all cash on hand of the Borrower and its Subsidiaries; plus

(b)	all Cash Equivalents.

“Net Debt to Capitalisation Ratio” means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalisation on such date.

“New Capital” means the aggregate gross amount of proceeds from any capital (whether in the form of debt, equity or otherwise) raised by the Borrower or any of its Subsidiaries in one or a series of financings after 1 January 2021 (including (a) amounts borrowed (that were previously undrawn) under committed term loan facilities existing as of such date and (b) Indebtedness borrowed in lieu of the committed term loan facilities described in the foregoing clause (a) if the incurrence of such Indebtedness results in a reduction or termination of such commitments); provided that proceeds of any capital raise which are used substantially concurrently for (i) the purchase price of a new Vessel or (ii) repayment of existing Indebtedness (other than Indebtedness (A) maturing no later than the end of the first full calendar year following the date of such repayment or (B) under any revolving credit agreement the repayment of which is not accompanied by a corresponding permanent reduction in the related revolving credit commitments), in each case, shall not constitute New Capital.

“New Financings” means proceeds from:

(a)	borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities of the Borrower, and

(b)	the issuance and sale of equity securities.

“New Guarantor” means, with respect to any Vessel delivered after the effectiveness of the Amendment and Restatement No.4, the Subsidiary of the Borrower that (a) directly owns the Equity Interests of the Principal Subsidiary that acquired such Vessel and (b) delivers an Additional Guarantee.

“New Guarantor Subordination Agreement” means a subordination agreement pursuant to which the Lenders’ rights under the applicable Additional Guarantee will be fully subordinated in right of payment to the rights of the beneficiaries of the applicable Senior Guarantee, which subordination agreement shall be in a form and substance substantially the same as the other Subordination Agreements (reflecting any necessary logical and factual changes), with such changes, or otherwise in a form and substance, reasonably acceptable to the Facility Agent and the agent, trustee or other representative for such Senior Guarantee.

“New Lender” has the meaning ascribed to such term in Clause 13.11 (Lender Transfers, Assignments and Participations).

41

“Non-Financed Capex” means, with respect to any period, (a) the aggregate amount of purchases of property (including Vessels) and equipment by the Borrower and its Subsidiaries during such period as determined in good faith by the Borrower minus (b) the aggregate amount of committed financing available to be drawn during such period to fund any such purchases of property and equipment.

“Non-Exercise Premium” has the meaning ascribed to such term in article II(2) of the Construction Contract.

“Non-Yard Costs” has the meaning ascribed to such term in the Construction Contract.

“NYC Allowance” has the meaning ascribed to such term in the Construction Contract.

“NYC Applicable Rate” means, in relation to any portion of the NYC Allowance utilised by the Borrower to pay any Non-Yard Costs, the USD-to-EUR rate used by the Borrower to convert the relevant USD amount into EUR for the purpose of the Builder invoicing the same to the Borrower in EUR in accordance with the Construction Contract.

“Obligations” means all obligations (payment or otherwise) of the Borrower arising under or in connection with this Agreement and the other Finance Documents.

“Obligors” means the Borrower and the Guarantors.

“Organic Document” means, relative to the Borrower, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.

“Original EUR Facility Agreement” means the facility agreement dated 9 July 2013 between the Borrower, the EUR Facility Agent, BNP Paribas as documentation bank, BNP Paribas, HSBC Continental Europe (previously HSBC France) and Société Générale as mandated lead arrangers and the EUR Facility Lenders.

“Original Scheduled Delivery Date” means 29 April 2016.

“Other ECA Parties” means the facility agents acting on behalf of the creditors under any ECA Financing, whether existing on or after the effectiveness of the Amendment and Restatement No.4 (excluding the Facility Agent acting in any representative capacity in connection with this Agreement).

42

“Other Guarantees” means the guarantees issued, or to be issued, by any of the First Priority Guarantor, the Second Priority Guarantors, the Third Priority Guarantor or any New Guarantor in favor of any Other ECA Party; provided that any Other Guarantee issued by (a) the First Priority Guarantor shall be pari passu in right of payment with the First Priority Guarantee, (b) any Second Priority Guarantor shall be pari passu (or junior) in right of payment with the Second Priority Guarantee, (c) the Third Priority Guarantor shall be pari passu (or junior) in right of payment with the Third Priority Guarantee and (d) any New Guarantor shall be pari passu in right of payment with each Additional Guarantee issued by such New Guarantor.

“Other Senior Parties” means each agent, trustee or other representative in respect of Bank Indebtedness or Credit Card Obligations.

“Other Vessel” means a passenger cruise vessel (other than the Purchased Vessel) owned by a Group Member.

“Pari Passu Creditor” means with respect to any Group Member, any creditor under or in respect of any Indebtedness incurred by such Group Member (including in respect of any ECA Financing) which is not, as at 31 December 2020, secured by a Lien over a Vessel or which, at any time (whether pursuant to the operation of Clause 8.12(d) or otherwise), shares in the same security and/or guarantee package as the Lenders.

“Participating Member State” means any member of the European Community that at the relevant time has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Permitted Refinancing” means, in respect of any Indebtedness or commitments, any amendment, restatement, extension, renewal, refinancing or replacement that does not increase the aggregate principal amount of such Indebtedness or commitments outstanding at the time of such Permitted Refinancing other than by the amount of unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses associated with such amendment, restatement, supplement, refinancing or other modification.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time.

43

“Post-Disbursement Delay” means a delay of the delivery of the Purchased Vessel beyond the date contemplated in a Drawing Request which occurs after the Disbursement Date and prior to the Loan Release Date.

“Pre-Disbursement Delay” means a delay of the delivery of the Purchased Vessel beyond the date contemplated in a Drawing Request which occurs prior to the Disbursement Date.

“Pre-Disbursement Delay Fee” has the meaning ascribed to such term in Clause 5.4 (Pre-Disbursement Delay Fee).

“Principal Subsidiary” means any Subsidiary of the Borrower that owns a Vessel.

“Principles” means the document titled "Cruise Debt Holiday Principles" and dated 6 April 2020 in the form of Schedule H (The Principles), which document sets out certain key principles and parameters relating to, amongst other things, the temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to BpiFAE-covered loan agreements such as this Agreement.

“Purchase Price” means, with respect to any Vessel, the book value of such Vessel at the time initially acquired by a Principal Subsidiary.

“Purchased Vessel” means the passenger cruise vessel, “Harmony of the Seas”, bearing Builder’s hull number A34 constructed or to be constructed pursuant to the Construction Contract.

“Quotation Date” means, in relation to any period for which an interest rate is to be determined, two (2) TARGET Days before the first day of that period.

“Reference Banks” means Banco Santander, S.A. and Citibank or such other banks as may be appointed by the Facility Agent with the consent of the Borrower (such consent not being unreasonably withheld).

“Repayment Date” means each of the dates specified in the relevant part of Schedule B (Repayment Schedule), as such Schedule B (Repayment Schedule) was substituted on the Second Deferred Tranche Effective Date.

“Required Lenders” means, at any time, Lenders that in the aggregate, hold more than sixty two point six per cent. (62.6%) of the aggregate unpaid principal amount of the Loan or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than sixty two point six per cent. (62.6%) of the Commitments.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

44

“Restricted Loan Arrangement” means any loan or credit (including any seller’s credit granted in connection with the sale of a Vessel or other assets (and provided that any such sale complies with the provisions of Clause 11.1(m)(iii))) made available by a Group Member to any Person but excluding any such loan or credit that is provided:

(a)	to another Group Member;

(b)	to a Person in respect of which the Borrower or any Subsidiary holds Equity Interests;

(c)	in circumstances where the relevant credit is a seller’s credit granted by that Group Member in the ordinary course of industry business and consistent with past practice; or

(d)	in circumstances where the relevant credit is otherwise in the ordinary course of business and/or consistent with past practice (it being agreed that any loans provided by the Group to its travel agents, vendors or customers to assist the Group during the crisis and/or recovery will be considered in the ordinary course of business) and where the aggregate amount of such credit referred to in this paragraph (d) does not exceed $100,000,000 (or its equivalent in any other currency) at any relevant time, provided that no Group Member shall be permitted to make or grant any new loan or other credit (or make any further advances in respect of any existing loan or other credit) of any kind to any Person at any time where an Event of Default or a Mandatory Prepayment Event has occurred and is continuing. It is agreed that for the purpose of this definition “credit” shall not include any short term trade and/or operational receivables owing to a Group Member by a Person who is not a Group Member and which are created or arise in the ordinary course of business.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Equity Interests), with respect to any Equity Interests in the Borrower, or any share buy-back program or other payment (whether in cash, securities or other property (other than Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.

45

“Restricted Voluntary Prepayment” means, in respect of any Indebtedness for borrowed money of any Group Member (other than any such Indebtedness incurred pursuant to an ECA Financing), the relevant Group Member elects to prepay, repay or redeem that Indebtedness prior to its scheduled maturity date other than:

(a)	any Indebtedness which is scheduled to mature on or prior to the end of the following calendar year (and whether pursuant to an amendment and extension of the agreements evidencing such Indebtedness and/or using proceeds raised by any Group Member in connection with any issuance of capital (whether in the form of Indebtedness for borrowed money, equity or otherwise but, in the case of any Indebtedness, subject to that Indebtedness being incurred in compliance with the carve-out provision set out in paragraph (c) of the definition of Debt Incurrence) or pursuant to the exercise of the equity claw feature in the Secured Note Indenture) provided, however, that the Borrower may, with the prior written consent of BpiFAE, prepay, repay or redeem any notes issued under indentures which are callable in accordance with their terms, including any call date through the use of the equity claw feature;;

(b)	pursuant to a voluntary repayment under a revolving credit facility that does not result in the permanent reduction of the relevant revolving credit commitments under that revolving credit facility; and/or

(c)	where such prepayment, repayment or redemption is made solely for the purpose of avoiding an event of default or acceleration under the terms of the facility agreement in respect of the relevant Indebtedness, and provided that in the case of each of paragraph (a) to (c) above, in no circumstances shall a Group Member apply excess cash in prepayment, repayment or redemption of any such Indebtedness under any ‘cash sweep’ mechanism or similar prepayment provision (and if excess cash is used in this manner in connection with any such prepayment, repayment or redemption the carve out above shall not apply).

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Financial Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

46

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or any person owned or controlled by any such Person or Persons, or (b) any Person operating, organized or resident in a Sanctioned Country.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom.

“Scheduled Delivery Date” means, at any time, the Original Scheduled Delivery Date or such other date which, at such time, is the date specified for delivery of the Purchased Vessel under the Construction Contract, as the same may be modified from time to time in accordance with the terms of the Construction Contract.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for the relevant period displayed on the Reuters Libor01 screen (or any successor screen which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Deferral Period” means the period between and, in each case, including the Second Deferred Tranche Effective Date and 31 March 2022.

“Second Deferred Tranche Effective Date” has the meaning given to the term “Amendment Effective Date” in the Amendment and Restatement No.5.

“Second Deferred Tranche” means the aggregate of the advances deemed to be made by the Lenders under this Agreement from time to time during the Second Deferral Period (and corresponding to each repayment installment of the Loan (including the First Deferred Tranche) falling due during such period) and in an aggregate amount not exceeding the Second Deferred Tranche Maximum Loan Amount or, as the case may be, the aggregate outstanding amount of such advances from time to time.

“Second Priority Assets” means the Vessels known on the date the Amendment and Restatement No.4 becomes effective as or that sailed under the name (i) Azamara Quest, (ii) Azamara Pursuit, (iii) Azamara Journey, (iv) Celebrity Edge, (v) Celebrity Apex, (vi) Celebrity Flora, (vii) Celebrity Xpedition, (viii) Celebrity Xperience, (ix) Celebrity Xploration, (x) Monarch, (xi) Horizon and (xii) Sovereign (it being understood that such Vessels shall remain “Second Priority Assets” regardless of any change in name or ownership after such date).

47

“Second Priority Guarantee” means the second priority guarantee granted by the Second Priority Guarantors prior to the Amendment Effective Date (as defined in the Amendment and Restatement No.4) (and any other second priority guarantee granted by a Second Priority Holdco Subsidiary in connection with becoming a Second Priority Guarantor) in favor of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Schedule L.

“Second Priority Guarantors” means RCL Cruise Holdings LLC, Torcatt Enterprises S.A., RCL Holdings Cooperatief UA, RCL Cruises Ltd and RCL Investments Ltd (and any of their respective successors) and any other Second Priority Holdco Subsidiary that has granted or, prior to that entity becoming a Second Priority Holdco Subsidiary pursuant to a Disposal of a Second Priority Asset in accordance with Section 9.5(b)(iii)(A), will grant a Second Priority Guarantee.

“Second Priority Holdco Subsidiaries” means (a) RCL Cruises Ltd. or any other Subsidiaries of the Borrower that directly own all of the equity interests in (i) RCL TUI Cruises German Verwaltungs GmbH and (ii) RCL TUI Cruises German Holding GmbH & Co. KG and (b) one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any Second Priority Asset. For the avoidance of doubt, Second Priority Holdco Subsidiaries shall not include any Principal Subsidiary.

“Second Priority Release Event” means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Amendment and Restatement No.4 (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Secured Note Indebtedness outstanding as of the effectiveness of the Amendment and Restatement No.4 (being $3,320,000,000):

(a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

(b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower, and which, in the case of (y) above, has resulted in the release of (or will result in the substantially simultaneous release of) each guarantee granted by the Second Priority Guarantors in respect of the Bank Indebtedness.

48

Notwithstanding the foregoing, a Second Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a Second Priority Release Event would have occurred but for the continuance of the payment default described above, then a Second Priority Release Event will occur immediately upon that payment default being remedied.

“Secured Note Indebtedness” means the Borrower’s Indebtedness under the Secured Note Indenture.

“Secured Note Indenture” means that certain Indenture, dated as of May 19, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time) in respect of the $1,000,000,000 10.875% senior secured notes due 2023 and $2,320,000,000 11.50% senior secured notes due 2025, by and among the Borrower, as issuer, the guarantors party thereto from time to time, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee and as security agent.

“Senior Guarantee” means any guarantee by a New Guarantor of Indebtedness incurred by the Borrower or any of its Subsidiaries after the effectiveness of the Amendment and Restatement No.4; provided that the aggregate principal amount of Indebtedness guaranteed under any Senior Guarantee shall in no case exceed 10.0% of the Purchase Price of the relevant Vessel owned by the Principal Subsidiary of such New Guarantor that acquired such Vessel.

“Senior Parties” means each agent, trustee or other representative in respect of Unsecured Note Indebtedness or DDTL Indebtedness.

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

“Starting Date of Repayment” means (a) in respect of the Loan (but for this purpose excluding the Deferred Tranches) the date notified to the Facility Agent by the EUR Facility Agent in writing pursuant to a notice substantially in the form of Schedule G (Form of Notice of Starting Date of Repayment) and (b) in respect of the relevant portion of either Deferred Tranche, the date upon which such portion of the relevant Deferred Tranche was deemed to be advanced pursuant to Clause 3.9 (and being the date of the relevant Repayment Date falling during the First Deferral Period (in the case of the First Deferred Tranche) and the date of the relevant Repayment Date falling during the Second Deferral Period (in the case of the Second Deferred Tranche)).

49

“Stockholders’ Equity” means, as at any date, the Borrower’s stockholders’ equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders’ Equity resulting (directly or indirectly) from a change after the date hereof in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders’ Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders’ Equity.

“Subordination Agreement” means any subordination agreement with respect to the Second Priority Guarantee or the Third Priority Guarantee executed by the Facility Agent and any of the Senior Parties or Other Senior Parties.

“Subsidiary” means, with respect to any Person, any entity of which more than fifty per cent. (50%) of the outstanding voting capital or similar right of ownership is, directly or indirectly, owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

“Supplemental Agreement” means the supplemental agreement in respect of this Agreement dated 3 August 2020 between the Borrower and the Facility Agent, pursuant to which certain modifications were made to this Agreement.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“Tax” and “tax” means all present or future taxes (of any nature and however termed), levies, fiscal charges, imposts, duties, fees, assessments, surcharges or other charges of whatever nature and however arising which are now or at any time hereafter imposed, assessed, charged, levied, collected, demanded, withheld or claimed by any government or taxing authority, together with all interest thereon and penalties or similar liabilities with respect thereto, and “Taxes”, “taxes”, “taxing” and “taxation” shall be construed accordingly.

50

“Third Priority Assets” means the Vessels known on the date the Amendment and Restatement No.4 becomes effective as (i) Symphony of the Seas, (ii) Oasis of the Seas, (iii) Harmony of the Seas, (iv) Spectrum of the Seas, (v) Quantum of the Seas, (vi) Ovation of the Seas and (vii) Anthem of the Seas (it being understood that such Vessels shall remain “Third Priority Assets” regardless of any change in name or ownership after the such date).

“Third Priority Guarantee” means the third priority guarantee granted by RCI Holdings LLC prior to the Amendment Effective Date (as defined in the Amendment and Restatement No.4) (and any other third priority guarantee granted by a Third Priority Holdco Subsidiary in connection with becoming a Third Priority Guarantor) in favor of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Schedule M.

“Third Priority Guarantor” means RCI Holdings LLC (and any of its successors) and any other Third Priority Holdco Subsidiary that has granted or, prior to that entity becoming a Third Priority Holdco Subsidiary pursuant to a Disposal of a Third Priority Asset in accordance with Section 9.5(c)(iii)(A), will grant a Third Priority Guarantee.

“Third Priority Holdco Subsidiaries” means one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any Third Priority Asset.

“Third Priority Release Event” means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Amendment and Restatement No.4 (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Unsecured Note Indebtedness and the DDTL Indebtedness outstanding as of the effectiveness of the Amendment and Restatement No.4 (being, in aggregate, $1,700,000,000):

(a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

(b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower, and which, in the case of (y) above, has resulted in the release of (or will result in the substantially simultaneous release of) each guarantee granted by the Third Priority Guarantor in respect of the Unsecured Note Indebtedness, the DDTL Indebtedness and the Bank Indebtedness.

Notwithstanding the foregoing, a Third Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a Third Priority Release Event would have occurred but for the continuance of the payment default described above, then a Third Priority Release Event will occur immediately upon that payment default being remedied.

51

“Transaction Documents” means, collectively, the Finance Documents, the Funds Flow Agreement, the Funds Flow Amendment and the Construction Contract.

“Transfer Date” means, in relation to a valid transfer or a valid assignment by a Lender pursuant to Clause 13.11 (Lender Transfers, Assignments and Participations), the later of:

(a)	the proposed “Transfer Date” specified in the relevant Lender Transfer Certificate or Lender Assignment Agreement, as applicable; and

(b)	the date on which the Facility Agent executes the relevant Lender Transfer Certificate or Lender Assignment Agreement, as applicable.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 of Directive 2014/59/EU) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unsecured Note Indebtedness” means the Borrower’s Indebtedness under the Unsecured Note Indenture.

“Unsecured Note Indenture” means that certain Indenture, dated as of June 9, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time) in respect of the $1,000,000,000 9.125% senior notes due 2023, by and among the Borrower, as issuer, the guarantor party thereto, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee.

“USD Funding Account” means a special segregated USD account held in the Borrower's name at the Account Bank.

52

“USD Retained Portion” means the portion of the Loan to be used to pay (i) any portion of the NYC Allowance that the Builder invoices to the Borrower in accordance with the Construction Contract in EUR, converted into USD at the relevant NYC Applicable Rate and (ii) the BpiFAE Premium.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vessel” means the Purchased Vessel and any Other Vessel.

“Write-Down and Conversion Powers” means (a) with respect to any Resolution Authority, the write-down and conversion powers of such Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) in relation to any UK Bail-In Legislation: (i) any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that UK Bail-In Legislation.

1.2	Interpretation

(a)	Unless a contrary indication appears, any references in this Agreement to:

(i)	(or to any specified provision of) this Agreement or any other agreement or document shall be construed as references to this Agreement or that other agreement or document or that provision as in force for the time being and as amended, supplemented, modified, varied or novated from time to time;

(ii)	Clauses, paragraphs and Schedules are to be construed as references to the clauses and paragraphs of, and schedules to, this Agreement and references to this Agreement include its Schedules;

53

(iii)	any Person (including any party hereto or to any other agreement) shall, where the context permits, include such Person’s successors, permitted transferees and permitted assigns;

(iv)	any law, enactment or other statutory provision shall be deemed to include references to such law, enactment or other statutory provision as re-enacted, amended, extended, consolidated or replaced and any orders, decrees, proclamations, regulations, instruments or other subordinate legislation made thereunder;

(v)	“assets” include present and future properties, revenues and rights of every description;

(vi)	“continuing” and “continuation” mean, in relation to a Default, an Event of Default or a Mandatory Prepayment Event, where such event has not been remedied or waived or the circumstances giving rise to such event have not ceased to exist;

(vii)	“control” mean the possession by one Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting shares, by contract or otherwise, and references to “controlling” and “controlled by” shall be construed accordingly;

(viii)	“day” or “days” (rather than “Business Day” or “Business Days”) mean calendar day(s);

(ix)	“hereof”, “herein”, “hereto” and “hereunder” and other words of similar import mean this Agreement as a whole and not any particular part hereof; and

(x)	“include”, “includes”, “including” and other words of similar import mean without limitation.

(b)	Unless a contrary indication appears therein, a term used in any other Finance Document or in any notice given under or in connection with this Agreement or any other Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	Unless a contrary indication appears herein or in any other Finance Document:

(i)	words (including terms used to refer to any of the relevant parties) importing the plural shall include the singular and vice versa; and

(ii)	words importing any gender shall be construed as including every gender.

(d)	Clause, paragraph and Schedule headings herein are for ease of reference only.

54

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in this Agreement or any other Finance Document, a Person who is not a party hereto or thereto (as the case may be) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term hereof or thereof (as the case may be).

(b)	Unless expressly provided to the contrary in this Agreement or any other Finance Document, the consent of any person who is not a party hereto or thereto (as the case may be) is not required to rescind or vary this Agreement or such other Finance Document (as the case may be) at any time.

1.4	Accounting and Financial Determinations

Unless otherwise specified, all accounting terms used herein shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Clause 9.4 (Financial Condition)) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply IFRS accounting principles in lieu of GAAP, upon any such election and notice to the Facility Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (a) any change in GAAP or IFRS or in the interpretation thereof or (b) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of any financial statements referred to in Clause 8.1 (Financial Information, Reports, Notices, etc.), there is a change in the manner of determining any of the items referred to herein or thereunder that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Facility Agent) be such as to affect the basis or efficacy of the financial covenants contained in Clause 9.4 (Financial Condition) in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of Clause 9.4 (Financial Condition) continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP on the B34 Facility Amendment Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations for the purposes of this Agreement regardless of any change in GAAP following the B34 Facility Amendment Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capital leases.

55

2.	THE FACILITY AND COMMITMENTS

2.1	The Facility

Subject to the terms and conditions of this Agreement, the Lenders make available to the Borrower a term loan credit facility in Dollars in a maximum aggregate amount equal to the Maximum Loan Amount.

2.2	Purpose

(a)	Subject to paragraph (c) below and Clause 3.7 (Disbursement; Hedging Arrangements), the Facility shall be used by the Borrower as follows:

(i)	to partially finance (or, in the case of those portions of the Loan to be disbursed directly to the Borrower in accordance with the terms hereof, refinance) the purchase of the Purchased Vessel by paying an aggregate maximum of the Dollar Equivalent of sixteen per cent. (16%) of the Eligible Portion of the Cash Contract Price of the Purchased Vessel, limited to the aggregate of up to:

(A)	sixteen per cent. (16%) of the Eligible Portion of the Initial Basic Cash Contract Price of the Purchased Vessel (which price is, for purposes of this Clause, capped at the Dollar Equivalent of nine hundred twenty three million five hundred thousand Euros (EUR 923,500,000)), to the Builder;

(B)	sixteen per cent. (16%) of the Eligible Portion of the Non-Exercise Premium, if any (which premium (if any) is, for purposes of this Clause, capped at the Dollar Equivalent of twenty million Euros (EUR 20,000,000)), to the Builder;

(C)	sixteen per cent (16%) of the Eligible Portion of the aggregate cost of Change Orders effected in accordance with the terms of the Construction Contract (which aggregate cost is, for purposes of this Clause, capped at the Dollar Equivalent of forty six million one hundred and seventy five thousand Euros (EUR 46,175,000)), to (and in such order of priority):

(I)	first, with respect to all Change Orders other than Borrower-Paid Change Orders, the Builder; and

(II)	secondly, with respect to any Borrower-Paid Change Orders, the Borrower; and

(D)	sixteen per cent. (16%) of the Eligible Portion of the NYC Allowance which has been utilised in accordance with the terms of the Construction Contract (which allowance is, for purposes of this Clause, capped at the Dollar Equivalent of one hundred million Euros (EUR 100,000,000)), to the Borrower; provided that any portion of the NYC Allowance attributable to Non-Yard Costs that the Builder has invoiced to the Borrower in accordance with the Construction Contract in EUR shall be converted into USD at the relevant NYC Applicable Rate; and

56

(ii)	to pay one hundred per cent. (100%) of the BpiFAE Premium to the Facility Agent for the account of BpiFAE in accordance with Clause 13.13 (BpiFAE Premium) in an amount of up to the Dollar Equivalent of four million ninety seven thousand one hundred and seventy eight Euros (EUR 4,097,178).

(b)	No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

(c)	The Deferred Tranches shall be deemed to be made available for the purpose set out in Recital (D) and, accordingly, the other provisions of this Clause 2.2 (Purpose) shall not apply to the proceeds of either Deferred Tranche.

2.3	Commitments of the Lenders

(a)	On the terms and subject to the conditions of this Agreement (including Clause 4 (Conditions Precedent)), each Lender severally agrees to make its participation in the Loan (other than in respect of the Deferred Tranches) available to the Facility Agent in USD, without any set-off, counterclaim or deduction, on the Disbursement Date through such Lender’s Lending Office.

(b)	The amount of each Lender’s participation in the Loan (excluding the Deferred Tranches) will be equal to the proportion borne by its Available Commitment to the available Facility, but in no case shall a Lender be obliged to lend more than its Commitment.

(c)	The Facility Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan not later than 12:00 p.m. (London time) at least three (3) Business Days (which shall also be business days in Frankfurt am Main) prior to the proposed Disbursement Date.

(d)	The Facility Agent shall, upon the Borrower’s reasonable request, confirm to the Borrower that it has received the Lenders’ participations in accordance with this Clause 2.3 (Commitments of the Lenders).

(e)	Subject to the satisfaction of the conditions set out in Clause 4.7 (First Deferred Tranche Conditions Precedent), each Lender shall be deemed to have made available its Commitment in respect of the relevant portion of the First Deferred Tranche (as set out in Schedule 1 of Amendment and Restatement No.3) on the relevant Repayment Date falling during the First Deferral Period and, accordingly, the remaining provisions of this Clause 2.3, and of Clauses 2.4 to 2.8 (inclusive), shall not apply in respect of the deemed advances of the First Deferred Tranche. The Commitments in respect of the First Deferred Tranche shall automatically terminate on the date referred to in sub-paragraph (b) of the Commitments Termination Date.

57

(f)	Subject to the satisfaction of the conditions set out in Clause 4.8 (Second Deferred Tranche Conditions Precedent), each Lender shall be deemed to have made available its Commitment in respect of the relevant portion of the Second Deferred Tranche (as set out in Schedule 1 of Amendment and Restatement No.5) on the relevant Repayment Date falling during the Second Deferral Period and, accordingly, the remaining provisions of this clause 2.3, and of Clauses 2.4 to 2.8 (inclusive), shall not apply in respect of the deemed advances of the Second Deferred Tranche. The Commitments in respect of the Second Deferred Tranche shall automatically terminate on the date referred to in sub-paragraph (c) of the Commitments Termination Date.

2.4	Voluntary Cancellation

(a)	At any time prior to the tenth (10th) Business Day before the Scheduled Delivery Date, subject to the Borrower paying any due and unpaid fees (including, for the avoidance of doubt, the Finance Parties’ legal fees required hereunder, the Commitment Fee, any Pre-Disbursement Delay Fee and any fees under the Fee Letters), and provided that the Borrower provides evidence satisfactory to the Facility Agent that it has the adequate financial resources available to it to pay all sums contractually due to the Builder at the delivery of the Purchased Vessel, the Borrower may, without liability for any Funding Losses, premium or penalties, provide written notice to the Facility Agent (of which the Facility Agent shall notify BpiFAE) that the Borrower elects to cancel all or part of the available Facility, and such cancellation shall become effective on the earlier of the tenth (10th) Business Day after such notice has been provided to the Facility Agent and the Scheduled Delivery Date.

(b)	Any cancellation under this Clause 2.4 (Voluntary Cancellation) shall (i) reduce the Commitments of the Lenders ratably and (ii) be irrevocable.

(c)	The Borrower shall notify the Facility Agent in writing of any cancellation of the available EUR Facility and shall not cancel all or part of the available EUR Facility without providing evidence satisfactory to the Facility Agent that it has the adequate financial resources available to it to pay all sums contractually due to the Builder at the delivery of the Purchased Vessel.

2.5	Cancellation due to Lender Illegality

(a)	If, prior to the Disbursement Date, it becomes unlawful in any applicable jurisdiction for any Lender to perform any of its obligations as contemplated by this Agreement and/or any other Finance Document, then such Lender shall promptly notify the Facility Agent upon becoming aware of such event and the Facility Agent shall then notify the Borrower.

58

(b)	Upon the Borrower being so notified, the Commitments of such affected Lender shall be cancelled, subject to Clause 13.11(g) (Borrower's Lender Replacement Rights).

2.6	Delayed Delivery

(a)	The Borrower shall provide prompt written notice to the Facility Agent of any Pre-Disbursement Delay and any Post-Disbursement Delay.

(b)	If a Pre-Disbursement Delay occurs, the relevant Drawing Request shall remain valid for five (5) Business Days after the date thereof. At 2:00 p.m. (London time) on the (5th) such Business Day (the “Request Withdrawal Time”), if the Loan has not been made (and therefore the Disbursement Date has not occurred), the Drawing Request shall be deemed withdrawn. After the Request Withdrawal Time, the Borrower shall be permitted to submit another Drawing Request upon ascertaining the revised delivery schedule for the Purchased Vessel, and the Borrower shall be permitted to repeat the process described in this paragraph (b) as necessary (provided that, for the avoidance of doubt, in no event shall the disbursement of the Loan be made after the Commitments Termination Date (excluding, for the purposes of the entirety of this Clause 2.6 (Delayed Delivery), paragraph (a) of the definition thereof)).

(c)	If a Post-Disbursement Delay occurs, subject to the full repayment of the Loan and the payment of all Funding Losses in accordance with Clause 5.2(a)(ii) (and, if applicable, Clause 5.2(c)), the Borrower shall be permitted to submit another Drawing Request upon ascertaining the revised delivery schedule for the Purchased Vessel, and the Borrower shall be permitted to repeat the process described in this paragraph (c) as necessary (provided that, for the avoidance of doubt, in no event shall the disbursement of the new Loan be made after the Commitments Termination Date). In the case of a Post-Disbursement Delay, the Borrower shall provide written notice to the Facility Agent as to whether the funds standing to the credit of the Funding Accounts are to be (i) retained in the Funding Accounts pending the Effective Delivery Date or (ii) utilised in making a prepayment pursuant to Clause 5.2(a)(ii) in the event that the Borrower should make such a prepayment. Such notice shall be provided within fifteen (15) days of the Disbursement Date and in any event at least three (3) Business Days prior to any such prepayment.

(d)	During any such delays, the Borrower shall diligently keep the Facility Agent informed as to the progress of the Purchased Vessel’s construction and finalisation and the expected timing of its delivery.

59

2.7	Automatic Cancellation

Notwithstanding anything to the contrary herein, all Available Commitments shall be automatically cancelled and terminated on the Commitments Termination Date. So long as the Borrower has either not served a Drawing Request or has borrowed the full amount requested in its Drawing Request, any such cancellation and termination of the Available Commitments shall not itself result in liability for the Borrower for any Funding Losses, premium or penalties.

2.8	Cancellation for Non–Exercise Premium

(a)	The Commitments shall be automatically reduced by the Dollar Equivalent of an amount equal to sixteen per cent. (16%) of the Non-Exercise Premium (as such premium is capped pursuant to Clause 2.2(a)(i)(B)) if the Non-Exercise Premium does not become payable in accordance with the terms of the Construction Contract. Any reduction shall take effect on the date on which the Non-Exercise Premium ceases to be payable in accordance with the terms of the Construction Contract.

(b)	Any cancellation under this Clause 2.8 (Cancellation for Non-Exercise Premium) shall (i) reduce the Commitments of the Lenders ratably and (ii) be irrevocable.

2.9	Construction Contract

The parties to this Agreement acknowledge that, except as otherwise expressly provided in the Finance Documents or any other documents executed in connection herewith or therewith, none of the Finance Parties shall have any responsibility or liability whatsoever regarding any performance or non-performance by any party to the Construction Contract and no Finance Party shall have any right or obligation to intervene in any dispute in connection with or arising out of such performance or non-performance and any such dispute shall not entitle the Borrower or any of its Affiliates to any claim towards any Finance Party.

2.10	Independence of Borrower’s Obligations

The Borrower acknowledges that its obligations under this Agreement, including its obligation to repay the Loan, are independent of the Construction Contract, and this Agreement and the performance by the Borrower of its obligations hereunder shall not be invalidated, suspended or limited in any way by any termination, rescission, cancellation, invalidation, non-performance or non-completion of the Construction Contract or any other contract, agreement or arrangement relating thereto (other than the Finance Documents) or any dispute or claim between the Borrower and/or the Builder and/or any suppliers and/or any other third parties under or in connection with the Construction Contract, or any defence thereto, or any insolvency proceedings relating to the Builder or any other Person.

60

2.11	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	DISBURSEMENT PROCEDURES; BORROWER’S PAYMENT INSTRUCTIONS

3.1	Availability of Facility

(a)	Subject to Clause 3.9, the Facility shall be made available to the Borrower as set out in Clause 3.7 (Disbursement; Hedging Arrangements).

(b)	Upon the terms and subject to the conditions of this Agreement, the Facility shall be available for drawing by the Borrower on any Business Day on or prior to the Commitments Termination Date.

3.2	Hedging; Preliminary Mechanics

(a)	The Borrower shall deliver to the Facility Agent (who shall promptly forward the same to the Lenders and BpiFAE):

(i)	within three (3) days of entering into or terminating a Hedging Agreement or agreeing any material amendment to the amount thereof or the applicable exchange rate thereunder or fixing any NYC Applicable Rate:

(A)	written notice of the date, counterparty, relevant USD and EUR amounts, maturity date and exchange rate in respect of any such Hedging Agreement, termination or material amendment;

(B)	an Excel spreadsheet with the details of the then current Hedging Arrangements and NYC Applicable Rates and the financing to be provided under the Facility, substantially in the form agreed between the Borrower and the Finance Parties in consultation with BpiFAE; and

(C)	a copy of the Borrower's email exchange with the relevant counterparty evidencing such counterparty's initial confirmation of such trade; and

61

(ii)	within seven (7) Business Days of any such execution or fixing, the official confirmation of such trade or fixing or a screen shot evidencing such trade or fixing and the resulting rate.

(b)	Notwithstanding paragraph (a) above, on or between the tenth (10th) and second (2nd) Business Days prior to the date on which the Borrower delivers a Drawing Request to the Facility Agent, the Borrower shall deliver to the Facility Agent (who shall promptly forward the same to the Lenders and BpiFAE):

(i)	a screen shot evidencing the Applicable Spot Rate; and

(ii)	the Borrower's preliminary written calculation in reasonable detail of the weighted average rate of currency hedges entered into by the Borrower under the Hedging Arrangements (including in such weighted average calculation the Applicable Spot Rate and any NYC Applicable Rate) together with copies or other evidence of such currency hedges as the Facility Agent may reasonably require.

3.3	Delivery of a Drawing Request

The Borrower may utilise the Facility by delivery of a duly completed Drawing Request to the Facility Agent at or before 9:00 a.m. (London time), not less than seven (7) Business Days in advance of the Scheduled Delivery Date of the Purchased Vessel. The Facility Agent shall promptly notify each Lender of any Drawing Request by forwarding a copy thereof to each Lender, together with its attachments.

3.4	Completion of a Drawing Request

(a)	Subject to Clause 2.6 (Delayed Delivery) and the terms of Clause 3.6 (Drawing Request Amendment Request), a Drawing Request is irrevocable.

(b)	A Drawing Request will not be regarded as having been duly completed unless:

(i)	it is signed and delivered by an Authorised Officer;

(ii)	the currency and amount of the requested disbursement comply with Clause 3.5 (Currency and Amount of Disbursement); and

(iii)	all supporting documentation described therein is provided to the Facility Agent together with such Drawing Request.

3.5	Currency and Amount of Disbursement

(a)	The currency of the disbursement requested in the Drawing Request shall be Dollars.

(b)	The amount of the Loan shall be the amount specified in the Drawing Request.

(c)	The Drawing Request shall not request a disbursement for more than the aggregate of the Available Commitments.

62

3.6	Drawing Request Amendment Request

(a)	If, after the Borrower has provided the Drawing Request, one of the Borrower's counterparties under the Hedging Agreements identified in paragraph 3(a) (Hedging Euros Purchase) of the Drawing Request becomes insolvent or breaches, repudiates or terminates its Hedging Agreement or the Borrower otherwise has a good-faith basis for believing that such counterparty will not or cannot perform its obligations under the relevant Hedging Agreement, then the Borrower shall be entitled to deliver a duly completed Drawing Request Amendment Request to the Facility Agent requesting that the USD proceeds of the Loan be re-allocated so that such proceeds which would have been disbursed to such counterparty as part of the Hedging Euros Purchase be instead disbursed to (i) one or more other counterparties under the Hedging Agreements identified in paragraph 3(a) (Hedging Euros Purchase) of the Drawing Request, (ii) one or more counterparties under new Hedging Agreements who are Finance Parties or EUR Facility Finance Parties and/or (iii) the Borrower for use in the Applicable Spot Rate Euros Purchase (the “Requested Drawing Amendments”).

(b)	The Facility Agent shall promptly notify each Lender of any Drawing Request Amendment Request by forwarding a copy thereof to each Lender, together with its attachments.

(c)	Upon receipt of a Drawing Request Amendment Request, the Facility Agent shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions and the terms of the BpiFAE Insurance Policy and (if the Fixed Rate is to apply) the arrangements with Natixis DAI relating to the CIRR) to implement the Requested Drawing Amendments.

(d)	The Borrower acknowledges the limitations on the Facility Agent's obligations under paragraph (c) above and accepts that the Facility Agent may not be able to implement the Requested Drawing Amendments. For the avoidance of doubt, if the Facility Agent is not able to implement the Requested Drawing Amendments and the Loan is made in accordance with the unamended Drawing Request, the Borrower shall be responsible for the Loan as so made and the other Obligations to the full extent as set forth in this Agreement and the other Finance Documents.

(e)	A Drawing Request Amendment Request will not be regarded as having been duly completed unless:

(i)	it contains reasonable details justifying the Requested Drawing Amendments;

(ii)	it is signed and delivered by an Authorised Officer; and

(iii)	all supporting documentation described therein is provided to the Facility Agent together with such Drawing Request Amendment Request.

63

(f)	Without prejudice to Clause 2.6 (Delayed Delivery), a Drawing Request Amendment Request is irrevocable.

3.7	Disbursement; Hedging Arrangements

(a)	Without prejudice to the Lenders’ obligations under Clause 2.3 (Commitments of the Lenders), the Loan shall, on the terms and subject to the conditions of this Agreement, be made on the Business Day specified in the Drawing Request. To the extent that funds are received by the Facility Agent from the Lenders pursuant to Clause 2.3 (Commitments of the Lenders), the Facility Agent shall, without any set-off, counterclaim or deduction and subject to Clause 3.6 (Drawing Request Amendment Request) and Clause 12.3 (Funding Reliance, etc.), make such funds available to the Borrower on the Business Day specified in the Drawing Request by wire transfer of same day funds to the account or accounts the Borrower shall have specified in its Drawing Request.

(b)	Without prejudice to paragraph (a) above, the Business Day specified by the Borrower in the Drawing Request for disbursement of the Loan may be up to two (2) Business Days prior to the then Scheduled Delivery Date in order for the Borrower to execute and settle the Hedging Arrangements and purchase Euros at the Applicable Spot Rate. For the avoidance of doubt, such disbursement shall constitute the making of the Loan to the Borrower for all purposes hereunder.

(c)	The Borrower shall, subject to Clause 3.6 (Drawing Request Amendment Request), upon the disbursement of the Loan and in any event no later than the Business Day immediately preceding the then Scheduled Delivery Date, in consultation with the Facility Agent, use the USD proceeds of the Loan (other than the USD Retained Portion) to (i) complete the purchase of Euros from the Borrower's counterparties in accordance with the terms of the Hedging Arrangements (the “Hedging Euros Purchase”) and (ii) purchase Euros at the Applicable Spot Rate with any such USD proceeds of the Loan not used for the Hedging Euros Purchase (the “Applicable Spot Rate Euros Purchase”). The Borrower shall procure that the EUR proceeds received from the Hedging Euros Purchase and the Applicable Spot Rate Euros Purchase are paid directly into the EUR Funding Account no later than the Business Day immediately preceding the then Scheduled Delivery Date.

(d)	Upon the disbursement of the Loan, the Facility Agent shall deposit the USD Retained Portion into the USD Funding Account and hold it in such account until it is obliged to release such portion to the Borrower and BpiFAE in the relevant apportionments set out in Clause 2.2 (Purpose) and in the Drawing Request and in accordance with the Borrower's payment instructions set forth in Clause 3.8 (Borrower's Payment Instructions).

(e)	Upon the receipt of the EUR proceeds of the Hedging Euros Purchase and the Applicable Spot Rate Euros Purchase into the EUR Funding Account, the Facility Agent shall, on the terms and subject to the conditions of this Agreement, procure that such proceeds and the USD Retained Portion are disbursed from the Funding Accounts on the Effective Delivery Date in the apportionment set out in Clause 2.2 (Purpose).

64

3.8	Borrower’s Payment Instructions

The Lenders shall not be obliged to make the Facility available except in accordance with Clause 3.7 (Disbursement; Hedging Arrangements) and in the apportionments set out in Clause 2.2 (Purpose). Accordingly, the Borrower hereby irrevocably instructs the Facility Agent, upon the satisfaction of the conditions set forth in Clause 4 (Conditions Precedent) and subject to the other terms and conditions of this Agreement and the other Finance Documents, to disburse the proceeds of the Loan (other than the USD Retained Portion) in accordance with Clause 3.7 (Disbursement; Hedging Arrangements) and, upon the receipt of the EUR proceeds of the Hedging Euros Purchase and the Applicable Spot Rate Euros Purchase into the EUR Funding Account, to disburse such proceeds and the USD Retained Portion from the Funding Accounts in the apportionment set out in Clause 2.2 (Purpose).

3.9	Deemed Advance of Deferred Tranches

Any advance under a Deferred Tranche shall be automatically made available in the manner contemplated by Recital (D) and, accordingly, other than this Clause 3.9, the other provisions of Clause 3 shall not apply to a deemed advance of any part of either Deferred Tranche, and all references to Loan and/or the Facility in the remainder of this Clause 3 shall be deemed to exclude the Deferred Tranches.

4.	CONDITIONS PRECEDENT

4.1	Conditions Precedent to Effectiveness

The entry into force of this Agreement is subject to the condition that, on or prior to the date hereof, the Facility Agent shall have confirmed in writing to the Borrower and the other Finance Parties that it has received (or waived in writing) the following documents and evidence, each in form and substance satisfactory to the Facility Agent:

(a)	Resolutions, etc.

(i)	a certificate of the Borrower’s Secretary or Assistant Secretary as to the incumbency of the Borrower’s Authorised Officers (including a specimen of each such Authorised Officer’s signature) and as to the truth and completeness and continuing force and effect of the attached:

(A)	resolutions of the Borrower’s Board of Directors authorising the execution, delivery and performance of this Agreement and each other Finance Document (including for the avoidance of doubt any Drawing Request); and

65

(B)	Organic Documents of the Borrower,

upon which certificate the Lenders may conclusively rely until they shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending such prior certificate; and

(ii)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;

(b)	Finance Documents

this Agreement, the Funding Accounts Charge and each Fee Letter, in each case duly executed by each of the parties hereto and thereto;

(c)	Opinions of Counsel

opinions, addressed to the Facility Agent, each Original Lender, the BpiFAE Agent, each Mandated Lead Arranger and the Documentation Bank, from:

(i)	Watson Farley & Williams LLP, counsel to the Borrower, as to Liberian law; and

(ii)	White & Case LLP, counsel to the Lenders, as to English law,

each of which shall also be in form and substance satisfactory to the Mandated Lead Arrangers;

(d)	Process Agent Appointment

evidence that the Borrower’s process agent described in Clause 13.14(d) has accepted its appointment;

(e)	EUR Facility Amendment

the EUR Facility Amendment duly executed by each of the parties thereto; and

(f)	Funds Flow Amendment

the Funds Flow Amendment duly executed by each of the parties thereto.

66

4.2	Conditions Precedent to Disbursement

The obligations of the Lenders to fund the Loan (excluding the Deferred Tranches) and of the Facility Agent to disburse the Loan on the Disbursement Date are subject to the Facility Agent’s receipt (or waiver in writing), prior to or concurrently with the disbursement of the Loan, of the following documents, information, evidence and confirmations, each in form and substance satisfactory to the Facility Agent:

(a)	Resolutions, etc.

(i)	a certificate of the Borrower’s Secretary or Assistant Secretary as to the continuing truth, completeness, force and effect of the documents described in Clause 4.1(a)(i), upon which certificate the Lenders may conclusively rely until they shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower canceling or amending such prior certificates; and

(ii)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower;

(b)	Hedging Agreements

each Hedging Agreement in respect of which the Borrower's hedging counterparty has been identified in paragraph 3(a) (Hedging Euros Purchase) of the Drawing Request and each Hedging Agreement entered into with a Finance Party or EUR Facility Finance Party (as applicable) as contemplated by Clause 3.6(a)(ii), in each case duly executed by each of the parties thereto;

(c)	Drawing Requests

(i)	a Drawing Request satisfying the requirements of Clause 3.4 (Completion of a Drawing Request); and

(ii)	the then-effective drawing request under the EUR Facility Agreement;

(d)	Opinions of Counsel

opinions, addressed to the Facility Agent, each Lender, the BpiFAE Agent, each Mandated Lead Arranger and the Documentation Bank, from:

(i)	Watson Farley & Williams LLP, counsel to the Borrower, updating the opinion as to Liberian law provided under Clause 4.1(c)(i);

(ii)	White & Case LLP, counsel to the Lenders, as to English law (if required); and

(iii)	any other counsel the opinion of which the Lenders’ external legal counsel reasonably advises,

each of which shall also be in form and substance satisfactory to the Mandated Lead Arrangers;

67

(e)	Fees, Expenses, etc.

evidence that the Facility Agent shall have received all duly invoiced fees that the Borrower shall have agreed in writing to pay to the Facility Agent (whether for its own account or for the account of any of the other Finance Parties, including under any Fee Letter) that are due and payable as of the Disbursement Date and all invoiced and documented expenses of the Finance Parties (including the agreed fees and expenses of counsel to the Finance Parties) required to be paid by the Borrower pursuant to Clause 13.5 (Payment of Costs and Expenses) or that the Borrower has otherwise agreed in writing to pay to the Finance Parties, in each case on or prior to the Disbursement Date;

(f)	Representations and Warranties, no Default, no Mandatory Prepayment Event, etc.

confirmation that, both before and after giving effect to the disbursement of the Loan, the following statements shall be true and correct:

(i)	the representations and warranties set forth in Clause 7 (Representations and Warranties) (other than Clause 7.10(b) (Obligations rank pari passu; Liens), Clause 7.11 (Withholding, etc.) and Clause 7.17 (Construction Contract) are true and correct in all material respects (except for any such representations and warranties that are qualified by materiality or the non-existence of a Material Adverse Effect, which are true and correct in all respects), in each case by reference to the facts and circumstances then existing; and

(ii)	no Default, Event of Default or Mandatory Prepayment Event, and no event which (with the expiry of a grace period, the giving of notice or both) will become a Mandatory Prepayment Event, has occurred and is continuing or is reasonably likely to occur upon the disbursement of the Loan;

(g)	Construction Contract

originals of:

(i)	a certificate signed by an Authorised Officer, certifying as true and complete an attached copy of the Construction Contract duly signed by the Borrower and the Builder;

(ii)	a certificate of an Authorised Officer and an authorised officer of the Builder, specifying the date on which the Construction Contract entered into force and confirming that it remains in full force and effect in accordance with its terms and has not been suspended, repudiated, invalidated, terminated or cancelled (in whole or in part);

68

(iii)	a written confirmation by the Builder, countersigned by the Borrower, of the aggregate amount of the Non-Yard Costs accounted by the Builder;

(iv)	a written confirmation by the Builder, countersigned by the Borrower, of the aggregate amount of the signed Change Orders; and

(v)	a power of attorney or other signing authorities for the Builder’s authorised officers who are signing any documentation on its behalf; and

(h)	Commercial Invoice and Proof of Past Payments

(i)	an original duly executed invoice from the Builder containing a breakdown of the Delivery Installment, with details of the payments already made to the Builder under, or of the financed portion of:

(A)	the Basic Cash Contract Price;

(B)	the Non-Exercise Premium (if any);

(C)	the aggregate amount of the Change Orders payable to the Builder, or reimbursable to the Borrower (Borrower-Paid Change Orders); and

(D)	the aggregate amount of the utilised NYC Allowance to be reimbursed to the Borrower; and

(ii)	copies of credit advices or bank statements from the Builder’s bank, duly certified as true by the Builder, evidencing that all Installments (other than the Delivery Installment) and all other amounts required to be paid under the Construction Contract have been paid by the Borrower to the Builder, and received by the Builder, in accordance with the terms of the Construction Contract; and

(i)	No Liens

evidence that no Lien, other than the Mortgage, is recorded over the Purchased Vessel.

4.3	Conditions Precedent to Release of Funds from the Funding Accounts

The obligations of the Facility Agent to procure that the EUR proceeds of the Hedging Euros Purchase and the Applicable Spot Rate Euros Purchase are disbursed from the EUR Funding Account and that the USD Retained Portion is disbursed from the USD Funding Account in the apportionment set out in Clause 2.2 (Purpose) on the Effective Delivery Date are subject to the Facility Agent's receipt (or waiver in writing), prior to or concurrently with the disbursement of such EUR proceeds and the USD Retained Portion, of the following documents, information, evidence and confirmations, each in form and substance satisfactory to the Facility Agent:

69

(a)	Protocol of Delivery

a copy of the protocol of delivery and acceptance under the Construction Contract, duly signed by the Borrower and the Builder and certified as true by the Borrower;

(b)	BpiFAE Insurance Policy

evidence that the BpiFAE Insurance Policy is in full force and effect (subject only to the full payment of the BpiFAE Premium) and has not been suspended, repudiated, terminated, invalidated or cancelled (in whole or in part), which shall also be in form and substance satisfactory to the Mandated Lead Arrangers;

(c)	Representations and Warranties, no Default, no Mandatory Prepayment Event, etc.

confirmation that, both before and after giving effect to the disbursement of such EUR proceeds and the USD Retained Portion, the statements set forth in Clause 4.2(f) (Representations and Warranties, no Default, no Mandatory Prepayment Event, etc.) continue to be true and correct, in each case by reference to the facts and circumstances then existing;

(d)	No Liens

evidence that there continues to be no Lien, other than the Mortgage, recorded over the Purchased Vessel;

(e)	Shortfall Satisfied

evidence that, if the Hedging Euros Purchase and the Applicable Spot Rate Euros Purchase have not resulted in sufficient EUR (when taken together with the EUR to be advanced under the EUR Facility Agreement as described in the then-effective drawing request under the EUR Facility Agreement) to pay the entire Delivery Installment to the Builder, the Borrower has paid such shortfall to the Builder with its own funds.

4.4	Form of Conditions Precedent

(a)	For purposes of the entry into force of this Agreement, each of the documents and evidence described in Clause 4.1 (Conditions Precedent to Effectiveness) shall be received by the Facility Agent in original, hard copy or electronic copy format; provided that the parties agree to use reasonable efforts to ensure that any such documents and/or evidence accepted by the Facility Agent in non-original format shall be replaced by originals thereof promptly following the date of this Agreement.

70

(b)	For purposes of the funding and disbursement of the Loan, each of the documents and evidence described in Clause 4.2 (Conditions Precedent to Disbursement) shall be received by the Facility Agent in original, hard copy or electronic copy format; provided that:

(i)	whereas a hard copy or electronic copy of the duly executed Drawing Request and all supporting documentation described therein and any Drawing Request Amendment Request and all supporting documentation described therein shall be acceptable to the Facility Agent for purposes of Clause 3.3 (Delivery of a Drawing Request) and Clause 3.6 (Drawing Request Amendment Request), the Borrower shall deliver originals thereof to the Facility Agent prior to the disbursement of the Loan;

(ii)	only originals of the certificates, confirmations and power of attorney described in Clause 4.2(g) (Construction Contract) and the invoice described in Clause 4.2(h)(i) (Commercial Invoice and Proof of Past Payments) shall be acceptable to the Facility Agent for purposes of satisfying such conditions; and

(iii)	the parties agree to use reasonable efforts to ensure that any other such documents and/or evidence accepted by the Facility Agent in non-original format shall be replaced by originals thereof promptly following the Disbursement Date.

(c)	For purposes of the release of the EUR proceeds of the Loan from the EUR Funding Account and the USD Retained Portion from the USD Funding Account, the documents and evidence described in Clause 4.3 (Conditions Precedent to Release of Funds from the Funding Accounts) shall be received by the Facility Agent in original, hard copy or electronic copy format; provided that the parties agree to use reasonable efforts to ensure that, if any such documents and/or evidence is accepted by the Facility Agent in non-original format, it shall be replaced by an original thereof promptly following the date of the release of such EUR proceeds and the USD Retained Portion.

4.5	Facility Agent’s Responsibility

(a)	The Facility Agent’s responsibility for examination of the documents presented pursuant to this Clause 4 (Conditions Precedent) shall be limited to establishing that they appear on their face to comply with the documents specified above within the meaning of article 14a of the Uniform Customs and Practice for Documentary Credits (2007 Revision) of the International Chamber of Commerce (Publication nr. 600). For the avoidance of doubt, documents which appear on their face to be inconsistent with one another shall not be considered to be in order.

71

(b)	The Facility Agent shall not be liable for any delay in the making of the Loan occasioned by any request which it may make for information or documentation referred to in this Clause 4 (Conditions Precedent) or by any reasonable request it may make for clarification in case of material discrepancies or material missing information in relation to the documents referred to in this Clause 4 (Conditions Precedent).

(c)	With respect to the conditions precedent set forth in Clause 4.2(f) (Representations and Warranties, no Default, no Mandatory Prepayment Event, etc.) to (i) (No Liens) and Clause 4.3(c) (Representations and Warranties, no Default, no Mandatory Prepayment Event, etc.) and (d) (No Liens), the Facility Agent may (but is not required to) rely on information provided by the Borrower, including the information set forth in the Drawing Request and any Drawing Request Amendment Request.

(d)	Paragraphs (a) and (c) above apply as between the Finance Parties only and do not affect or change in any way the rights and obligations of the Borrower under the Finance Documents and do not, directly or indirectly, result in any increased or additional cost or liability to the Borrower.

4.6	Waiver

The conditions specified in this Clause 4 (Conditions Precedent) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent (upon instructions from all Lenders in the case of Clause 4.1 (Conditions Precedent to Effectiveness) and instructions from the Required Lenders in all other cases) with, to the extent required as determined by the Facility Agent, the consent of BpiFAE, provided that any waiver of or in respect of the conditions specified in Clause 4.1(f) (Funds Flow Amendment) shall be subject to the prior written consent of the Borrower.

4.7	First Deferred Tranche Conditions Precedent

The First Deferred Tranche shall only be advanced pursuant to Clause 3.9 (Deemed Advance of Deferred Tranches) and Recital (D) if prior to the date of the first such advance, the Facility Agent shall have received (in a form and substance satisfactory to it):

(a)	the BpiFAE Insurance Policy Amendment No.1 and the BpiFAE Insurance Policy Amendment No.2, each duly signed and issued either (i) in an original with ‘wet-ink’ signature(s) or (ii) if the execution of an original of either amendment is not practicable at the relevant time (having regard to the logistical difficulties caused by COVID-19), electronically signed and initialled, together with written confirmation from BpiFAE confirming that (A) Bpifrance Assurance Export agrees that this manner of signature is acceptable and (B) by this signing process the parties shall be bound by the BpiFAE Insurance Policy Amendment No.1 and the BpiFAE Insurance Policy Amendment No.2 (as applicable), and in each case, BpiFAE shall not have, prior to any deemed advance of the First Deferred Tranche, delivered to the Facility Agent any notice seeking the cancellation, suspension or termination of the BpiFAE Insurance Policy Amendment No.1 or the BpiFAE Insurance Policy Amendment No.2 or the suspension of the deemed advance of the First Deferred Tranche under this Agreement;

72

(b)	an opinion from Norton Rose Fulbright LLP, counsel to the Facility Agent and the Lenders, on matters relating to the conformity of the BpiFAE Insurance Policy Amendment No.2 issued by BpiFAE in accordance with paragraph (a) above with the arrangements relating to the First Deferred Tranche set out in this Agreement;

(c)	written confirmation from BpiFAE that the Borrower has paid any additional BpiFAE Premium then due and payable in respect of the issuance of the BpiFAE Insurance Policy Amendment No.2 referred to in paragraph a) above (and as contemplated by Clause 5.3 of Amendment and Restatement No.3); and

(d)	written confirmation from the Borrower that no Mandatory Prepayment Event under Clauses 11.1(m) (Framework prohibited events) or 11.1(n) (Breach of Principles or Framework or Framework) has occurred and is continuing.

4.8	Second Deferred Tranche Conditions Precedent

The Second Deferred Tranche shall only be advanced pursuant to Clause 3.9 (Deemed Advance of Deferred Tranche) and Recital (D) if prior to the date of the first such advance, the Facility Agent shall have received (in a form and substance satisfactory to it):

(a)	the BpiFAE Insurance Policy Amendment No.4 duly signed and issued in respect of the Second Deferred Tranche either (i) in an original with ‘wet-ink’ signature(s) or (ii) if the execution of an original of the BpiFAE Insurance Policy Amendment No.4 is not practicable at the relevant time (having regard to the logistical difficulties caused by COVID-19), electronically signed and initialed, together with written confirmation from BpiFAE that (A) such electronic signature is binding upon BpiFAE, (B) BpiFAE will send an original executed ‘wet-ink’ version of the BpiFAE Insurance Policy Amendment No.4 to the Facility Agent as soon as practicable (again, having regard to the logistical difficulties caused by COVID-19) and (C) such electronically signed BpiFAE Insurance Policy Amendment No.4 is valid and enforceable irrespective of whether the signed and regularized ‘wet-ink’ policy has at that time been produced and circulated, and in each case, BpiFAE shall not have, prior to the Second Deferred Tranche Effective Date, delivered to the Facility Agent any notice seeking the cancellation, suspension or termination of the BpiFAE Insurance Policy Amendment No.4 or the suspension of an advance (deemed or otherwise) of the Second Deferred Tranche under this Agreement;

(b)	an opinion from Norton Rose Fulbright LLP, counsel to the Facility Agent and the Lenders, on matters relating to the conformity of the BpiFAE Insurance Policy Amendment No.4 issued by BpiFAE in accordance with paragraph a) above with the arrangements relating to the Second Deferred Tranche set out in this Agreement;

73

(c)	evidence that, as contemplated by Clause 6.4 of Amendment and Restatement No.5, the Borrower has paid any additional BpiFAE Premium then due and payable in respect of the issuance of BpiFAE Insurance Policy Amendment No.4 above;

(d)	an executed copy of each acknowledgement, consent or other agreement of the Borrower (in each case duly executed by an Authorised Officer or an attorney in fact or other authorised signatory of the Borrower) with respect to any delegation, pledge or assignment by the Lenders of their rights under the Finance Documents in favour of the Funding Entity in connection with the Funding Agreement Amendment No.3 (as defined in the EUR Facility Agreement), in each case in the form agreed with the Borrower prior to the execution of Amendment and Restatement No.5; and

(e)	written confirmation from the Borrower that no Mandatory Prepayment Event under Clauses 11.1(m) (Framework prohibited events) or 11.1(n) (Breach of Principles or Framework or Framework) has occurred and is continuing.

5.	REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

5.1	Repayments

(a)	Subject to paragraph (b) below (which it is acknowledged that as of the First Deferred Tranche Effective Date, did not apply), the Borrower shall repay (i) the Loan (but for this purpose excluding the Deferred Tranches) in the installments and on the dates set out in Part A of Schedule B (Repayment Schedule), (ii) the First Deferred Tranche, in the installments and on the dates set out in Part B of Schedule B (Repayment Schedule) and (iii) the Second Deferred Tranche, in the instalments and on the dates set out in Part C of Schedule B Repayment Schedule) in each case as such Schedule B was substituted on the Second Deferred Tranche Effective Date, it being acknowledged and agreed that that the repayment installments of the Loan falling during the Second Deferral Period (and for this purpose including the repayment installments of the First Deferred Tranche falling due during this period) shall be deemed to be repaid pursuant to a deemed advance of the Second Deferred Tranche to be made on each relevant Repayment Date falling during such Second Deferral Period and being, in each case, in an amount equal to the principal amount of the Loan (including the relevant part of the First Deferred Tranche falling due for payment on those Repayment Dates).

(b)	(i)Schedule B (Repayment Schedule) has been prepared as at the date of this Agreement on the assumptions that:

(A)	the Disbursement Date will be two (2) Business Days prior to the Original Scheduled Delivery Date;

74

(B)	the principal amount of the Loan advanced under this Agreement will be the Maximum Loan Amount and that the Maximum Loan Amount will be equal to two hundred forty four million four hundred sixty nine thousand eight hundred and ninety three and 86/100 Dollars (USD 244,469,893.86) (representing one hundred seventy eight million four hundred forty five thousand one hundred and seventy eight Euros (EUR 178,445,178) converted into Dollars at a rate of one (1) to one point three seven (1.37)); and

(C)	the Loan will not be prepaid in whole or in part.

(ii)	If any of these assumptions proves to be incorrect then, as soon as reasonably practicable, the Facility Agent shall, in consultation with the Borrower, prepare a substitute Schedule B (Repayment Schedule) on the same basis as the existing Schedule B (Repayment Schedule) but reflecting the correct Disbursement Date, amount of the Loan advanced in USD or, as the case may be, principal amount of the Loan outstanding after any such prepayment.

(iii)	The Facility Agent shall provide the Lenders and the Borrower with a copy of the substitute Schedule B (Repayment Schedule) promptly following its preparation and in any event at least ten (10) Business Days prior to the first or, as applicable, next Repayment Date.

(iv)	Upon the receipt by the Lenders and the Borrower of the substitute Schedule B (Repayment Schedule), subject to there being no manifest error therein, such substitute schedule will replace the existing Schedule B (Repayment Schedule) and all repayments of the Loan will, subject to the further application of clause (i) above, be made in accordance with the substitute Schedule B (Repayment Schedule).

(c)

(i)	If, with respect to any date on which an amount of principal and/or interest is due and payable by the Borrower under this Agreement (the “USD Amount”) and an amount of principal and/or interest is due and payable by the Borrower under the EUR Facility Agreement (the “EUR Amount”), the Borrower becomes aware that it will be making a payment that is not sufficient to pay in full both the USD Amount and the EUR Amount (a “Short Payment”), the Borrower shall inform the Facility Agent and the EUR Facility Agent thereof in advance in writing and shall share the Short Payment such that each of the Facility Agent and the EUR Facility Agent receives the payment to be made to it under each of this Agreement and the EUR Facility Agreement on a pro rata and pari-passu basis as provided in paragraph (ii) below.

(ii)	Such pro rata and pari-passu payment shall be made by reference to the then outstanding principal amount of the Loan (after converting the same into EUR at the Applicable Spot Rate on that date) and the then outstanding principal amount of the loan under the EUR Facility Agreement.

75

(iii)	The Borrower only (and, for the avoidance of doubt, not the Finance Parties or the EUR Facility Finance Parties) shall be responsible for the ongoing monitoring of the pro rata and pari-passu payment share so that any Short Payment is made on a pro rata and pari-passu basis between the Lenders and the EUR Facility Lenders. If the Borrower fails to comply with the provisions of this Clause 5.1(c), no Finance Party shall be required to repay to the Borrower or to any EUR Facility Finance Party any amount received from the Borrower as payment for the USD Amount or the EUR Amount, as the case may be.

(iv)	On the date on which the Borrower makes a Short Payment, it shall provide reasonable written details to each of the Facility Agent and the EUR Facility Agent of (A) the then outstanding principal amount of the Loan (converted into EUR at the Applicable Spot Rate on that date) and the then outstanding principal amount of the loan under the EUR Facility Agreement and (B) how it calculated the apportionment of the Short Payment, including a screen shot of the Applicable Spot Rate.

(v)	The provisions of this Clause 5.1(c) are not to be regarded as a waiver by any Finance Party of any failure by the Borrower to pay in full any USD Amount on the relevant due date, and the compliance by the Borrower with the provisions of this Clause 5.1(c) will not in any way preclude the application of the provisions of Clause 10.1(a) (Non-Payment of Obligations) if the full amount of the relevant payment is not made within the applicable remedy period.

(d)	Without prejudice to the availability of the Deferred Tranches, and subject to Clause 2.6(c), no amounts repaid by the Borrower under this Agreement may be reborrowed by the Borrower.

5.2	Prepayment

(a)	The Borrower:

(i)	may, from time to time on any Business Day following the Loan Release Date, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:

(A)	any such voluntary prepayment (except if made pursuant to subclause (a)(ii) below) shall require:

(I)        if the Loan is accruing interest at the Fixed Rate, at least forty five (45) days’ prior written notice to the Facility Agent; and

(II)       if the Loan is accruing interest at the Floating Rate, at least fifteen (15) days’ prior written notice to the Facility Agent,

76

(B)	each of which notice shall be irrevocable and shall be promptly forwarded by the Facility Agent to the Lenders and (if the Fixed Rate applies) Natixis DAI; and

(C)	any such voluntary partial prepayment shall be in a minimum amount of five million Dollars (USD 5,000,000) and a multiple of one million Dollars (USD 1,000,000) (or the remaining amount of the Loan ) and shall (except as provided in the BpiFAE Insurance Policy) be applied against the outstanding repayment installments of the Loan set out in Schedule B (Repayment Schedule), in the inverse order of the maturity thereof, save that where there is an outstanding amount of the Deferred Tranches, any such prepayment shall first be applied against the Deferred Tranches and either in inverse order of maturity or ratably across the remaining installments of the Deferred Tranches (as the Borrower shall designate in writing); and

(ii)	may, if a Post-Disbursement Delay has occurred and is continuing and the Borrower has provided at least three (3) Business Days’ prior written notice to the Facility Agent (which notice shall be irrevocable and shall be promptly forwarded by the Facility Agent to the Lenders), prepay (in whole and not part) on any Business Day prior to the Commitments Termination Date (excluding, for the purposes of the entirety of this Clause 5.2 (Prepayment), paragraph (a) of the definition thereof) the outstanding principal amount of the Loan, all accrued and unpaid interest on the Loan and all other Obligations payable to the Finance Parties;

(iii)	shall, on the Commitments Termination Date, if a Post-Disbursement Delay has occurred and is continuing, prepay (in whole and not part) the outstanding principal amount of the Loan, all accrued and unpaid interest on the Loan and all other Obligations payable to the Finance Parties to the extent that such amounts have not been paid pursuant to clause (ii) above; and

(iv)	shall, immediately upon any acceleration of the repayment of the installments of the Loan pursuant to Clause 10.2 (Action if Bankruptcy) or Clause 10.3 (Action if Other Event of Default) or the mandatory prepayment of the Loan pursuant to Clause 11.2 (Mandatory Prepayment), repay the Loan or, in the case of a Mandatory Prepayment Event arising pursuant to Clauses 11.1(m) (Framework Prohibited Events) or 11.1(n) (Breach of Principles or Framework), repay the Deferred Tranches, together with all accrued and unpaid deferred costs, interest on the Loan or the Deferred Tranches (as applicable) and, other than in the case of a Mandatory Prepayment Event arising pursuant to Clauses 11.1(m) (Framework Prohibited Events) or 11.1(n) (Breach of Principles or Framework), all other Obligations payable to the Finance Parties.

77

(b)	Each prepayment of the Loan (including any prepayment of a Deferred Tranche) made in accordance with this Clause 5.2 (Prepayment) shall be subject to the payment of any Funding Losses but otherwise without any premium or penalty, provided that no Funding Losses shall be payable in connection with any such prepayment if the Floating Rate applies and such prepayment is made on the last day of an Interest Period.

(c)	In making any prepayment described in paragraph (a)(ii) above, the Borrower may, at its option and only if it has provided notice to the Facility Agent under Clause 2.6(c)(ii), upon additional prior written notice to the Facility Agent (which notice shall be irrevocable, shall be promptly forwarded by the Facility Agent to the Lenders and shall be included in the prepayment notice provided under paragraph (a)(ii) above), instruct the Facility Agent to utilise the funds standing to the credit of the EUR Funding Account in accordance with the terms of the Funding Accounts Charge to purchase USD and to utilise the funds standing to the credit of the USD Funding Account, in each case to apply in or towards such prepayment, provided that the Borrower shall pay any shortfall in USD with its own funds. The Borrower shall be permitted to repeat the process described in this paragraph (c) as necessary in the event of any subsequent Loan made in accordance with Clause 2.6 (Delayed Delivery).

(d)	In making any prepayment described in paragraph (a)(ii) above, the funds standing to the credit of the EUR Funding Account shall be utilised in accordance with the terms of the Funding Accounts Charge to purchase USD and the funds standing to the credit of the USD Funding Account shall be utilised, in each case to apply in or towards such prepayment, provided that the Borrower shall pay any shortfall in USD with its own funds.

(e)	The Facility Agent shall procure that, following any such full prepayment of the Loan, all accrued and unpaid interest on the Loan and all other Obligations payable to the Finance Parties as contemplated by paragraphs (c) and (d) above, any surplus balance standing to the credit of the Funding Accounts together with any remaining interest which may have accrued on the Funding Accounts shall be returned to the Borrower.

(f)	If the Fixed Rate Applies and the Borrower wishes to make a voluntary prepayment in accordance with this Clause 5.2 (Prepayment) (a “Potential Prepayment”), then, if the Borrower so requests prior to providing a notice of prepayment, the Facility Agent shall use reasonable efforts to obtain from Natixis DAI and provide to the Borrower the reasonable details of Natixis DAI's calculations of its estimated Funding Losses which would be incurred if such Potential Prepayment were to occur. Solely if such estimate, details and/or calculations (as applicable) are provided by Natixis DAI shall they be provided to the Borrower. If the Borrower (acting reasonably) disagrees with Natixis DAI's estimate, details or calculations, then the Borrower shall promptly notify the Facility Agent thereof in writing with reasonable details of the Borrower's position and the Facility Agent shall use reasonable efforts to arrange a consultation between the Borrower, the Facility Agent, the Lenders and Natixis DAI to discuss and agree the amount of Funding Losses to be paid in connection with the Potential Prepayment.

78

(g)	Subject to Clause 2.6(c), no amounts prepaid by the Borrower pursuant to this Clause 5.2 (Prepayment) may be reborrowed by the Borrower.

5.3	Interest Provisions

Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Clause 5.3 (Interest Provisions).

(a)	Rates

(i)	The Loan (but for this purpose excluding any drawn portion of either Deferred Tranche) shall accrue interest, during the following periods, at the following rates:

(A)	during the period beginning on (and including) the Disbursement Date and ending on (but excluding) the Loan Release Date, at the Floating Rate; and

(B)	during the period beginning on (and including) the Loan Release Date and ending on (but excluding) the date of repayment or prepayment of the Loan in full to the Lenders, at the rate (which shall be the Fixed Rate or the Floating Rate) elected by the Borrower pursuant to paragraph (b) below, provided that:

(I)	if there is a Pre-Disbursement Delay and the Disbursement Date occurs (and therefore the Loan is made), then with respect to any period from (and including) the proposed Disbursement Date specified in the relevant Drawing Request until (and excluding) the actual Disbursement Date, the Loan shall accrue interest at a rate equal to the difference (if positive) between the Floating Rate and overnight LIBOR for such period; and
(II)	if there is a Post-Disbursement Delay, then with respect to any period from (and including) the Disbursement Date until (and excluding) the earlier of the Loan Release Date and the date of any prepayment under Clause 5.2(a)(ii) or (iii), as applicable, the Loan shall accrue interest at the Floating Rate.

(ii)	A Deferred Tranche shall accrue interest from the first Repayment Date to fall during the Advanced Loan Deferral Period applicable to that Deferred Tranche (or, in the case of a further advance in respect of a Deferred Tranche after the first advance and in respect of that further advance, from the relevant Repayment Date in respect of the Loan to which that further advance of that Deferred Tranche relates) to the date of repayment or prepayment of that Deferred Tranche in full to the Lenders at the Floating Rate. The first deemed advance and the second deemed advance in respect of a Deferred Tranche shall be consolidated at, and run concurrently from, the time of the making of the second advance and interest on the advances in respect of that Deferred Tranche shall be payable on each Repayment Date (it being acknowledged and agreed that repayment installments for the First Deferred Tranche which are deemed to be repaid by advances under the Second Deferred Tranche in accordance with Clause 5.3(a)) shall become subject to the Floating Rate for the Second Deferred Tranche as at the time of such deemed repayment)..

79

(iii)	Interest accrued on the Loan and the drawn portion of the Deferred Tranches shall, subject to paragraph (d) below, be payable semi-annually in arrears on the Repayment Dates set out in the relevant part of Schedule B (Repayment Schedule). The Loan (including any drawn portion of the Deferred Tranches) shall bear interest on a day-to-day basis during each Interest Period at the interest rate determined hereunder as being applicable to the Loan.

(b)	Election of Interest Rate

(i)	The Borrower shall elect to pay interest on the Loan at the Fixed Rate or the Floating Rate, after which (subject to paragraph (a) above) such elected interest rate shall apply to the Loan.

(ii)	The Borrower shall notify the Facility Agent of such election in writing at least fifteen (15) Business Days prior to providing the Disbursement Request and, regardless of the application of Clause 2.6 (Delayed Delivery) (if applicable), such election shall be irrevocable.

(iii)	It is agreed that this paragraph (b) shall not apply to a Deferred Tranche, and that any drawn portion of a Deferred Tranche shall accrue interest at the Floating Rate notwithstanding the absence of any election pursuant to this paragraph (b).

(c)	Post-Maturity Rates

After the date on which any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable (including, for the avoidance of doubt, the Commitment Fee, the Pre-Disbursement Delay Fee or any fee payable under any Fee Letter), the Borrower shall pay on first demand, but only to the extent permitted by relevant and applicable law, interest (after as well as before judgment) on such amounts for each day during the period of such default at a rate per annum equal to the sum of overnight LIBOR as quoted at 11:00 a.m. (London time) plus three point two zero per cent. (3.20%) per annum.

80

(d)	Interest Payment Dates

(i)	Without prejudice to paragraph (c) above or clause (ii) below, interest accrued on the Loan shall be payable, without duplication, on:

(A)	each Repayment Date;

(B)	the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid); and

(C)	with respect to any portion of the Loan the repayment of which is accelerated pursuant to Clause 10.2 (Action if Bankruptcy) or Clause 10.3 (Action if Other Event of Default), immediately upon such acceleration.

(ii)	Interest accrued on the Loan or any other monetary Obligation arising under or in connection with this Agreement after the date such amount is due and payable (whether upon acceleration or otherwise) shall be payable upon demand.

(e)	Fixed Rate Unavailable Before Delivery

For the avoidance of doubt, the Fixed Rate shall not be available during or with respect to any period prior the Effective Delivery Date.

5.4	Pre-Disbursement Delay Fee

(a)	If there is a Pre-Disbursement Delay and the Disbursement Date does not occur (and therefore the Loan is not made), then the Borrower shall pay to the Facility Agent for the account of each Lender for any period commencing on (and including) the proposed Disbursement Date specified in the relevant Drawing Request and ending on (and excluding) the date on which such Drawing Request is withdrawn in accordance with Clause 2.6(b) a fee (the “Pre-Disbursement Delay Fee”) equal to the product of (i) the amount of the Loan proposed in such Drawing Request multiplied by (ii) the difference (if positive) between the Floating Rate and overnight LIBOR for such period.

(b)	The Pre-Disbursement Delay Fee shall be payable by the Borrower to the Facility Agent for the account of each Lender within five (5) Business Days of the date on which the relevant Drawing Request is withdrawn in accordance with Clause 2.6(b).

5.5	Commitment Fee

(a)	Subject to paragraph (e) below, the Borrower agrees to pay, in Euros, to the Facility Agent for the account of each Lender for the period commencing on (and including) the date hereof and ending on (and including) the Commitments Termination Date a commitment fee (the “Commitment Fee”) equal to zero point twenty five per cent. (0.25%) per annum of the daily Available Commitment of each Lender.

81

(b)	In the event of a prepayment under and in accordance with Clause 5.2(a)(ii), the Commitment Fee shall re-commence accruing with respect to the period commencing on (and including) the date of such prepayment and ending on (and including) the next Commitments Termination Date.

(c)	The Commitment Fee shall be payable by the Borrower to the Facility Agent for the account of each Lender in arrear as from the date of this Agreement on (i) the date falling six (6) months after the date hereof, (ii) the last day of each six (6) month period thereafter ending prior to any Commitments Termination Date and (iii) each Commitments Termination Date.

(d)	Notwithstanding the foregoing, the Borrower shall not be required to pay the Commitment Fee with respect to any period and amount for which the Borrower is responsible for paying the Pre-Disbursement Delay Fee.

(e)	The other provisions of this Clause 5.5 shall not (but without prejudice to any Commitment Fee that has been paid by the Borrower to the Lenders prior to the First Deferred Tranche Effective Date) apply to any Lender’s Commitment in respect of the Deferred Tranches, in respect of which the Borrower agrees to pay to the Facility Agent for the account of each Lender a commitment fee on the basis, and at the times, set out in (i) the relevant Fee Letter to be entered into on or about the date of Amendment and Restatement No.3 (in respect of the First Deferred Tranche) and (ii) in Amendment and Restatement No.5 (in respect of the Second Deferred Tranche).

5.6	Other Fees

The Borrower agrees to pay to the Facility Agent the fees set forth in the Fee Letters on the dates and in the amounts set forth therein.

5.7	Calculation Basis

All interest and fees under the Finance Documents (including, for the avoidance of doubt, the Commitment Fee, the Pre-Disbursement Delay Fee and any fee payable under any Fee Letter, and excluding any “flat” fees) shall be calculated on the basis of the actual number of days elapsed over a year comprised of three hundred and sixty (360) days.

5.8	Currency

Except as otherwise agreed in this Agreement or in any of the other Finance Documents, all payments by the Borrower hereunder and under the other Finance Documents shall be made in Dollars. The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

82

6.	LIBOR-RELATED PROVISIONS; FUNDING LOSSES; INCREASED CAPITAL COSTS; TAXES; RESERVE COSTS; PAYMENTS; ETC.

6.1	LIBOR Determination; Replacement Reference Banks

The Facility Agent shall obtain from each Reference Bank timely information for the purpose of determining LIBOR in the event that LIBOR is to be determined pursuant to paragraph (b) of the definition thereof. If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Facility Agent, the Facility Agent shall determine LIBOR on the basis of the information furnished by the remaining Reference Banks. If a Reference Bank ceases for any reason to be able and willing to act as such, the Facility Agent shall, at the direction of the Required Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder. The Facility Agent shall furnish to the Borrower and to the Lenders each determination of LIBOR made by reference to quotations of interest rates furnished by Reference Banks.

6.2	LIBOR Lending Unlawful

If, after the date hereof, the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over any Lender asserts that it is unlawful for such Lender to make, continue or maintain the Loan (including the Deferred Tranches), its participation therein bearing interest at a rate based on LIBOR, then the obligation of such Lender to make, continue or maintain its participation in the Loan shall, upon notice thereof to the Borrower, the Facility Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender’s obligation to make, continue and maintain its participation in the Loan hereunder shall be automatically converted into an obligation to make, continue and maintain its participation in the Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of LIBOR for the relevant Interest Period plus the applicable Floating Rate Margin.

6.3	Market Disruption

(a)	The provisions of paragraph (b) below shall apply at any time interest on the Loan (including in respect of any drawn portion of the Deferred Tranches) is payable at the Floating Rate.

(b)	If:

(i)	at or about 11:00 a.m. (London time) on the Quotation Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR (for the purposes of paragraph (b) of such definition) for Dollars for the relevant Interest Period; or

83

(ii)	before close of business in London on the Quotation Date for the relevant Interest Period, the Facility Agent receives a duly evidenced notification from one or more Lenders whose aggregate participations in the Loan exceed forty two point five per cent. (42.5%) of the Loan that the cost to them of obtaining matching deposits in the London interbank market for the relevant Interest Period would be in excess of LIBOR, then in any such case the Facility Agent shall promptly give notice thereof to the Borrower and each of the Lenders together with copies of each of the notices and evidence provided to the Facility Agent pursuant to clause 6.3(b)(i) and/or 6.3(b)(ii) above (hereinafter called a “Market Disruption Notice”).

(c)	Upon the issuance of a Market Disruption Notice pursuant to paragraph (b)(i) above, the rate of interest on any affected Lender’s participation in the Loan for the relevant Interest Period shall (after consultation with the Facility Agent and the other Lenders) be the percentage rate per annum which is the sum of the applicable Floating Rate Margin and the rate notified to the Facility Agent and the Borrower by such Lender as soon as practicable and in any event before the close of business in France on the second (2nd) Business Day after the Quotation Date, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan for the relevant Interest Period from whatever source it may reasonably select, the details of which shall be stated in that Lender’s notice; and

(d)	Upon the issuance of a Market Disruption Notice pursuant to paragraph (b)(ii) above, the rate of interest on each affected Lender’s participation in the Loan for the relevant Interest Period shall (after consultation with the Facility Agent and the other Lenders) be the percentage rate per annum which is the sum of the applicable Floating Rate Margin and a rate that is the weighted average (in proportion to each affected Lender’s participation in the Loan) of the rates notified to the Facility Agent and the Borrower by each of the affected Lenders as soon as practicable and in any event before the close of business in France on the second (2nd) Business Day after the Quotation Date to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan for the relevant Interest Period from whatever source it may reasonably select, the details of which shall be stated in that Lender’s notice.

(e)	If a Market Disruption Notice has been issued and the Borrower so requires, the Facility Agent, the Lenders and the Borrower shall negotiate in good faith for a period of not more than fifteen (15) Business Days with a view to agreeing upon a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. Any such agreed and approved interest rate and interest period (or interest periods) shall, with the prior consent of the Lenders and the Borrower, be binding on all parties hereto. For the avoidance of doubt, in the event that no substitute basis is agreed upon pursuant to this paragraph (e) by the end of the fifteen (15) Business Day period, then the rate of interest for the Loan shall continue to be the rate otherwise determined in accordance with the terms of this Agreement.

84

(f)	In the event that the circumstances described in paragraph (a) above shall extend beyond the end of the relevant Interest Period or any other interest period agreed pursuant to paragraph (d) above or shall occur in respect of any other Interest Period or other interest period, as the case may be, the procedures described in paragraphs (b), (c) and/or (e) above, as applicable, shall apply and shall be repeated as often as may be necessary and in respect of each Interest Period or other interest period affected by such circumstances.

6.4	Increased Loan Costs, etc.

(a)	If, after the date hereof, a change in any applicable treaty, law, regulation or regulatory requirement or in the interpretation thereof or in its application to the Borrower, or the compliance by any Lender with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority, including any agency of the European Union or similar monetary or multinational authority, insofar as it may be changed or imposed after the date hereof, shall:

(i)	subject any Lender to any tax with respect to its participation in the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than taxation on overall net income and, to the extent such taxes are described in Clause 6.7 (Taxes), withholding taxes); or

(ii)	change the basis of taxation to any Lender (other than a change in taxation on the overall net income of such Lender) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement and/or the other Finance Documents, as applicable; or

(iii)	impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Clause 6.6 (Increased Capital Costs) and the reserve costs described in Clause 6.8 (Reserve Costs)) or other banking or monetary controls or requirements which affect the manner in which a Lender shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, such Lender (provided that such Lender shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(iv)	impose on any Lender any other condition affecting its participation in the Loan or any part thereof,

85

and the result of any of the foregoing is either (A) to increase the cost to such Lender of making or maintaining its participation in the Loan or any part thereof (including the Deferred Tranches), (B) to reduce the amount of any payment received by such Lender or its effective return hereunder or on its capital or (C) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then, in any such case, if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender:

(I)	such Lender shall notify the Facility Agent who shall then notify the Borrower of the occurrence of such event; and

(II)	the Borrower shall forthwith upon such demand pay to the Facility Agent for the account of such Lender such amount as is necessary to compensate such Lender for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment.

(b)	Any notice provided pursuant to paragraph (a)(I) above shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof and (ii) set forth the amount of such additional cost.

(c)	Failure or delay on the part of any Lender to demand compensation pursuant to this Clause 6.4 (Increased Loan Costs, etc.) shall not constitute a waiver of such Lender’s right to demand such compensation.

6.5	Funding Losses

(a)	The Borrower shall pay:

(i)	all losses or expenses incurred by each Lender in respect of the Loan which are incurred directly by reason of the liquidation or redeployment (at not less than a market rate determined reasonably by reference to the facts and circumstances then existing) of deposits or other funds acquired or contracted to be acquired by such Lender or in un-winding, breaking, terminating, closing out, cancelling, substituting or replacing or modifying any such deposits; and

(ii)	where the Fixed Rate applies, all losses and expenses pursuant to any hedging agreement or other swap or similar arrangements entered into for the purposes of or in connection with making, continuing to make or maintaining any portion of the principal amount of the Loan or pursuant to or in connection with the CIRR, in any such case in the maximum amount specified in paragraph (c) below (“Funding Losses”) and in each case which are incurred by any Lender as a direct result of any of the following events (each a “Funding Losses Event”):

(A)	any total or partial cancellation of the Commitments by or attributable to the Borrower if such cancellation is made or occurs later than the date on which the Borrower issues the Drawing Request (which has not been withdrawn pursuant to Clause 2.6 (Delayed Delivery));

86

(B)	after the date on which the Borrower issues a Drawing Request, any failure of the Loan to be made in accordance with such Drawing Request, other than (I) where a Pre-Disbursement Delay has occurred, if the Loan is made within five (5) Business Days of the proposed Disbursement Date as specified in such Drawing Request or (II) to the extent attributable to the relevant Lender’s gross negligence or wilful misconduct;

(C)	any prepayment by the Borrower of all or any part of the Loan for any reason whatsoever (whether voluntary, involuntary or mandatory, including following the acceleration of the Loan), except for:

(I)	where the Floating Rate applies, any prepayment made on an Interest Payment Date; and

(II)	irrespective of whether the Floating Rate or the Fixed Rate applies, any mandatory prepayment attributable solely to the fact that the BpiFAE Insurance Policy is no longer in full force and effect, is terminated or cancelled or is no longer valid, or it is suspended for more than six (6) months, in each case where the same is due to the gross negligence or wilful misconduct of the relevant Lender;

(D)	any payment not being made on its due date, including following acceleration of the Loan; or

(E)	any prepayment not being made after a notice of prepayment has been provided to the Facility Agent pursuant to Clause 5.2 (Prepayment) or any other clause of this Agreement.

(b)	The Borrower shall make payment of all Funding Losses, on the later of the seventh (7th) Business Day after its receipt of a written notice of a Funding Losses Event from the Facility Agent (a “Funding Losses Notice”) and the effective date of the relevant Funding Losses Event, to the Facility Agent for the account of the relevant Lender.

(c)	The amount of the Funding Losses payable by the Borrower shall be:

(i)	the amount by which:

(A)	interest calculated by applying the Floating Rate (whether the Borrower has elected the Floating Rate or the Fixed Rate) to the amount of such Lender’s participation in the Loan received or recovered by it (or which such Lender was entitled to have received or recovered under this Agreement, as the case may be) as a result of a Funding Losses Event which would be payable by the Borrower under this Agreement if (I) such Funding Losses Event had not occurred and (II) where the Fixed Rate applies, the Borrower had elected the Floating Rate, for the period starting on the date of such Lender’s receipt or recovery of such amount (or the date on which such Lender was entitled to receive or recover such amount, as the case may be) and ending on the last day of the applicable Interest Period (the “Relevant Period”)

87

exceeds

(B)	the amount which such Lender would be able to obtain by placing an amount equal to the amount received or recovered by it (or which it was entitled to have received or recovered, as the case may be) on deposit with a leading bank in the London interbank market for the Relevant Period; and

(ii)	where the Fixed Rate applies, since the Lenders commit themselves irrevocably to the French Authorities in charge of monitoring the CIRR mechanism, any prepayment (whether voluntary, involuntary or mandatory, including following the acceleration of the Loan) will be subject to the mandatory payment by the Borrower of the amount calculated in liaison with the French Authorities two (2) Business Days prior to the prepayment date by taking into account the differential (the “Rate Differential”) between the CIRR and the prevailing market yield (currently ISDAFIX) for each installment to be prepaid and applying such Rate Differential to the remaining residual period of such installment and discounting to the net present value as described below. Each of these Rate Differentials will be applied to the corresponding installment to be prepaid during the period starting on the date on which such prepayment is required to be made and ending on the original Repayment Date (as adjusted following any previous prepayments) for such installment and

(A)	the net present value of each corresponding amount resulting from the above calculation will be determined at the corresponding market yield; and

(B)	if the cumulated amount of such present values is negative, no amount shall be due to the Borrower or from the Borrower.

(d)	Any Funding Losses Notice with respect to Funding Losses suffered by a Finance Party shall include calculations in reasonable detail of the relevant amounts and set forth the relevant loss and expense.

(e)	The Facility Agent shall notify the Borrower, in writing, of the amount of the Funding Losses due from the Borrower by sending a Funding Losses Notice to the Borrower as soon as is reasonably practicable after the occurrence of the relevant Funding Losses Event and after it has received notice of the amount of Funding Losses calculated by the relevant Lender or the French Authorities, as applicable.

88

6.6	Increased Capital Costs

(a)	If, after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority increases the amount of capital required to be maintained by any Lender or any Person controlling such and the rate of return on its or such controlling Person’s capital as a consequence of its Commitment or the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance, then, in any such case upon notice from time to time by the Facility Agent to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person, as applicable, for such reduction in rate of return.

(b)	Any notice pursuant to paragraph (a) above shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof and (ii) set forth the amount of such lowered return.

(c)	In determining such amount, such Lender may use any method of averaging and attribution that it shall, subject to paragraph (b) above, deem applicable.

(d)	Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(e)	Failure or delay on the part of any Lender to demand compensation pursuant to this Clause 6.6 (Increased Capital Costs) shall not constitute a waiver of such Lender’s right to demand such compensation.

6.7	Taxes

(a)	All payments by any Obligor of principal of, and interest on, the Loan and all other amounts payable under any Finance Document (including, for the avoidance of doubt, under any Fee Letters) shall be made free and clear of and without deduction for any Covered Taxes.

(b)	In the event that any withholding or deduction from any payment to be made by an Obligor under any Finance Document is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(i)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(ii)	promptly (and in any event within thirty (30) days) forward to the Facility Agent an official receipt or other documentation satisfactory to the Facility Agent evidencing such payment to such authority; and

89

(iii)	pay to the Facility Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

(c)	If any Covered Taxes are directly asserted against the Facility Agent or any Lender with respect to any payment received or paid by the Facility Agent or such Lender hereunder or under any other Finance Document, the Facility Agent or such Lender (as applicable) may pay such Covered Taxes and the Borrower will, promptly after (and in any event within five (5) Business Days of) demand, pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such Person would have received had no such Covered Taxes been asserted.

(d)	If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower (directly or through the Facility Agent) of the assertion of a liability related to the payment of Covered Taxes). For purposes of this Clause 6.7 (Taxes), a distribution hereunder by the Facility Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(e)	If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any Covered Tax under this Clause 6.7 (Taxes) or by reason of any payment made on account of Tax by the Borrower pursuant to Clause 6.4 (Increased Loan Costs, etc.), such Lender shall in its absolute discretion use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.

(f)	Each Lender agrees with the Borrower and the Facility Agent that it will:

90

(i)	in the case of a Lender organised under the laws of a jurisdiction other than the United States:

(A)	provide to the Facility Agent and the Borrower an appropriately executed copy of Internal Revenue Service Form W-8ECI certifying that any payments made to or for the benefit of such Lender are effectively connected with a trade or business in the United States (or alternatively, an Internal Revenue Service Form W-8BEN claiming the benefits of a tax treaty, but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any New Lender, on or prior to the date of the relevant assignment), in each case attached to an Internal Revenue Service Form W-8IMY, if appropriate;

(B)	notify the Facility Agent and the Borrower if the certifications made on any form provided pursuant to clause (A) above are no longer accurate and true in all material respects; and

(C)	provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, that payments to such Lender hereunder and under the other Finance Documents are exempt from withholding under FATCA; and

(ii)	in all cases, provide such forms, certificates or other documents, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Covered Taxes or any payments made to or for benefit of such Lender, provided that the Lender is legally able to deliver such forms, certificates or other documents.

(g)	For any period with respect to which a Lender (or New Lender) has failed to provide the Borrower with the applicable forms described in paragraph (f) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an New Lender, would be the date on which the original assignor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or New Lender) shall not be entitled to the benefits of this Clause 6.7 (Taxes) with respect to Covered Taxes imposed by reason of such failure.

(h)	Without prejudice to the foregoing, all consideration expressed to be payable under a Finance Document by any party thereto to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to another party in connection with a Finance Document, that party shall pay to such Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (subject to such Finance Party having provided an appropriate VAT invoice to such party) or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by article 56 of the European Directive 2006/112/EC and any relevant Tax provision of the jurisdiction in which such party receives such supply.

91

(i)	Where a Finance Document requires any party to reimburse a Finance Party for any costs or expenses, that party shall also at the same time pay and indemnify such Finance Party against all VAT incurred by such Finance Party in respect of the costs or expenses to the extent that such Finance Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment of full VAT incurred. In case such Finance Party is entitled to benefit from partial recovery of VAT incurred, it shall be indemnified and held harmless by the reimbursing party against the portion of VAT that it or any other member of the group of which it is a member for VAT purposes has not recovered or for which it has not benefited from a credit.

(j)	Each party to this Agreement shall, within ten (10) Business Days of a reasonable request by another party hereto:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	with effect from 2014, supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the U.S. Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA.

(k)	If any party to this Agreement confirms to another party hereto pursuant to paragraph (j)(i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be, a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(l)	If a party to this Agreement fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (j) above, then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that party failed to confirm its applicable “passthru payment percentage” then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is one hundred per cent. (100%), until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

92

6.8	Reserve Costs

(a)	Without in any way limiting the Borrower’s obligations under Clause 6.5 (Increased Loan Costs, etc.), the Borrower shall, on and after the First Deferred Tranche Effective Date, if applicable, pay to the Facility Agent for the account of each Lender on the last day of each Interest Period in which there remains an amount of the First Deferred Tranche, or as the case may be, the Second Deferred Tranche, outstanding, and so long as the relevant Lending Office of such Lender is required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the F.R.S. Board, upon notice from such Lender, an additional amount equal to the product of the following for the First Deferred Tranche, or as the case may be, the Second Deferred Tranche, for each day during such Interest Period:

(i)	the principal amount of the First Deferred Tranche, or as the case may be, the Second Deferred Tranche, outstanding on such day; and

(ii)	the remainder of (i) a fraction, the numerator of which is the rate (expressed as a decimal) at which interest accrues on the relevant Deferred Tranche for such Interest Period as provided in this Agreement (less, if applicable, the applicable Floating Rate Margin) and the denominator of which is one (1) minus any increase after the First Deferred Tranche Effective Date, or as the case may be, the Second Deferred Tranche Effective Date, in the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Lender minus (ii) such numerator; and

(iii)	1/360.

(b)	Such notice shall (i) describe in reasonable detail the reserve requirement that has been imposed, together with the approximate date of the effectiveness thereof and (ii) set forth the applicable reserve percentage.

6.9	Payments

(a)	Unless otherwise expressly provided, all payments by an Obligor pursuant to any Finance Document shall be made by such Obligor to the Facility Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Facility Agent shall be made not later than 4:00 p.m. (London time) on the date due, in same day or immediately available funds, to such account as the Facility Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.

(b)	The Facility Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in paragraph (a) above, deemed received) remit in same day funds to each Lender or such Lender’s designee its share, if any, of such payments received by the Facility Agent for the account of such Lender without any set-off, deduction or counterclaim.

93

(c)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the Borrower’s obligations under the Finance Documents in the following order:

(i)	first, in or towards payment of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata among the relevant Finance Parties of any fees, costs, expenses or commission due but unpaid under this Agreement or the other Finance Documents;

(iii)	thirdly, in or towards payment pro rata among the relevant Finance Parties of any accrued interest due but unpaid under Clause 5.3(c) (Post-Maturity Rates);

(iv)	fourthly, in or towards payment pro rata among the relevant Finance Parties of any other accrued interest and deferred costs due but unpaid under this Agreement;

(v)	fifthly, in or towards payment pro rata among the Lenders of any principal due but unpaid under this Agreement; and

(vi)	sixthly, in or towards payment pro rata among the relevant Finance Parties and to the Account Bank of any other sum due to the Finance Parties and/or the Account Bank, as applicable, but unpaid under the Finance Documents, in each case in the inverse order of the maturity thereof, provided that the Facility Agent shall, if so directed by the Required Lenders, vary the order set out in clauses (ii) to (iv) above and, provided further that any such appropriation will override any appropriation made by the Borrower.

(d)	Whenever any payment to be made under any Finance Document shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (except that, if such next succeeding Business Day does not fall in the same calendar month as the original payment due date, then the relevant payment shall be made on the last Business Day in the calendar month of the original payment due date) and any such extension of time shall be included in computing interest and fees, if any, in connection with such payment. If any payment date under a Finance Document is altered by the application of this paragraph (d), the subsequent payment date shall not be altered unless that subsequent payment date also requires alteration pursuant to the preceding sentence.

94

(e)	For any payment of principal or interest to be made by the Borrower under this Agreement, the Borrower shall procure that the Facility Agent receives (i) a SWIFT advice in the form of an MT 199 of such payment from the Borrower’s payment bank on or before the second (2nd) Business Day prior to the payment date and (ii) a written confirmation in the form of an MT 103 that such payment has been made from the Borrower’s payment bank by no later than 3:00 p.m. (London time) on the payment date.

6.10	No Double Counting

Any payment required to be made by the Borrower pursuant to any of Clauses 6.4 (Increased Loan Costs, etc.), 6.5 (Funding Losses), 6.6 (Increased Capital Costs), 6.7(c), (d), (h) or (i) (Taxes) or 6.8 (Reserve Costs) shall be calculated without double-counting under any other such Clauses or payment under any other provision of this Agreement, and on the basis that the Borrower shall not be liable to make any payment pursuant to any such Clause to the extent that such amount has been compensated under Clause 6.7 (Taxes) or would have been so compensated but for any exclusions applicable thereunder, is attributable to a Lender’s failure to satisfy its obligations under Clause 6.7(f) (Taxes) or is attributable to a Lender’s breach by its gross negligence or wilful misconduct of any applicable treaty, law, regulation or regulatory requirement.

6.11	Cancellation of Commitment or Prepayment of Affected Lender

If the Borrower shall be required to make any payment to any Lender pursuant to Clauses 6.3 (Market Disruption), 6.4 (Increased Loan Costs, etc.), 6.5 (Funding Losses), 6.6 (Increased Capital Costs), 6.7 (Taxes) or 6.8 (Reserve Costs), the Borrower shall be entitled at any time (so long as no Default and/or Mandatory Prepayment Event shall have occurred and be continuing) within one hundred and eighty (180) days after receipt of notice from such Lender of such required payment to cancel or prepay the affected portion of such Lender’s Commitment or participation in the Loan (as applicable), together with (in the case of prepayment) any accrued interest thereon through the date of such prepayment. Any such prepayment shall include a prepayment of principal and interest in respect of the relevant Lender’s Commitment in relation to the Deferred Tranches.

6.12	Sharing of Payments

(a)	If a Lender (a “Recovering Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 6.9(a)(a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(ii)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 6.9 (Payments), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

95

(iii)	the Recovering Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Party as its share of any payment to be made, in accordance with Clause 6.9 (Payments).

(b)	The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Lenders (other than the Recovering Party) (the “Sharing Parties”) in accordance with Clause 6.9(Payments) towards the obligations of the Borrower to the Sharing Parties.

(c)	On a distribution by the Facility Agent under paragraph (b) above of a payment received by a Recovering Party from the relevant Obligor, as between that Obligor and the Recovering Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the relevant Obligor.

(d)	If any part of the Sharing Payment received or recovered by a Recovering Party becomes repayable and is repaid by that Recovering Party to the Borrower, then:

(i)	each Sharing Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Party for its proportion of any interest on the Sharing Payment which that Recovering Party is required to pay) (the “Redistributed Amount”); and

(ii)	as between the relevant Obligor and each relevant Sharing Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the relevant Obligor.

(e)	This Clause 6.12 (Sharing of Payments) shall not apply to the extent that the Recovering Party would not, after making any payment pursuant to this Clause 6.12 (Sharing of Payments), have a valid and enforceable claim against the relevant Obligor.

(f)	A Recovering Party is not obliged to share with any other Lenders any amount which the Recovering Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Lender of the legal or arbitration proceedings; and

(ii)	that other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable after having received notice and did not take separate legal or arbitration proceedings.

96

6.13	No Borrower Set-off

All payments required to be made by the Borrower under this Agreement and the other Finance Documents shall be made without set-off, deduction or counterclaim.

6.14	Finance Party Set-off

Upon the occurrence of an Event of Default or Mandatory Prepayment Event and while it is continuing, each Finance Party shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or monies of any Obligor then or thereafter maintained with such Finance Party (collectively, the “Borrower Amounts”); provided that any such appropriation and application shall be subject to the provisions of Clause 6.12 (Sharing of Payments). If any Borrower Amount is in a different currency than the Obligations, the relevant Finance Party may convert such Borrower Amount at a market rate of exchange in its usual course of business for the purpose of the set-off. Each Finance Party agrees promptly to notify the applicable Obligor and the Facility Agent (unless such Finance Party is the Facility Agent) after any such set-off and application made by such Finance Party; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Finance Party under this Clause 6.14 (Finance Party Set-off) are in addition to other rights and remedies (including other rights of set-off under applicable law or otherwise) which such Finance Party may have.

6.15	Use of Proceeds

(a)	The proceeds of the Loan shall be applied in accordance with Clause 2.2 (Purpose) and Clause 3.7 (Disbursement; Hedging Arrangements).

(b)	Without prejudice to paragraph (a) above, no proceeds of the Loan will be used to acquire any equity security of a class which is registered pursuant to section 12 of the Securities Exchange Act of 1934 or any “margin stock”, as defined in F.R.S. Board Regulation U.

6.16	Deferred Costs

Independently of any other obligation to pay costs, expenses or interest under or in connection with this Agreement, the Borrower shall as a separate obligation, also pay to the Facility Agent (for distribution to each Lender) deferred costs in respect of any drawn portion of the First Deferred Tranche at the Deferred Costs Percentage for each Interest Period during which any part of the First Deferred Tranche remains outstanding. Whilst not an interest liability, such deferred costs shall be charged from and including the first day of the applicable Interest Period in which an amount of the First Deferred Tranche is outstanding to (but not including) the last day of such Interest Period, and will be payable semi-annually in arrears on each Repayment Date. Any deferred costs payable in accordance with this Clause 6.16 shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.

97

6.17	Unavailability of Screen Rate

Notwithstanding anything to the contrary in this Agreement or any other Finance Document, if the Facility Agent determines (which determination shall, in the absence of manifest error, be conclusive) or the Borrower or the Required Lenders notify the Facility Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined that:

(a)	adequate and reasonable means would not exist for ascertaining (should the Floating Rate apply) the Screen Rate for the relevant Interest Period including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)	the administrator of the Screen Rate or a governmental authority having jurisdiction over the Facility Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be made available or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(c)	syndicated loans currently being executed, or existing syndicated loans that include language similar to that contained in this Clause 6.17, are being executed and/or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Screen Rate, then, reasonably promptly after such determination by the Facility Agent or receipt by the Facility Agent of such notice, as applicable, or if the Borrower otherwise requests, the Facility Agent and the Borrower may amend this Agreement to replace the Screen Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Dollars denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “Dollar Successor Rate”), and also together with any proposed Dollar Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 P.M. (London time) on the fifth (5) Business Day after the Facility Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Facility Agent written notice that such Required Lenders do not accept such amendment. Such Dollar Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Facility Agent, such Dollar Successor Rate shall be applied in a manner as otherwise reasonably determined by the Facility Agent.

98

If no Dollar Successor Rate has been determined and the circumstances under paragraph (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Facility Agent will promptly notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to fund or maintain the relevant portion of the Loan (including a Deferred Tranche) at the Screen Rate (to the extent of the affected part of the Loan, the Deferred Tranches or Interest Periods) shall be suspended and the Borrower shall pay interest on such part of the Loan at a rate equal to the sum of the applicable Floating Rate Margin and the weighted average of the cost to the Lenders of funding the respective portions of the affected part of the Loan (as notified to the Facility Agent and the Borrower no later than five (5) Business Days prior to the start of the relevant Interest Period). Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any part of the Loan (to the extent of the affected part of the Loan, a Deferred Tranche or Interest Periods).

The Facility Agent (acting on the instructions of the Required Lenders) and the Borrower shall, during the period between 1 April 2021 and 30 June 2021, enter into negotiations in good faith with a view to agreeing a basis upon which a Dollar Successor Rate can be used in replacement of the Screen Rate, together with any associated Dollar Successor Rate Conforming Changes, and a timetable for the implementation of these changes so that the appropriate changes can be made prior to the Scheduled Unavailability Date.

Notwithstanding anything else herein, any definition of Dollar Successor Rate shall provide that in no event shall such Dollar Successor Rate be less than zero for purposes of this Agreement.

For the purposes of this Agreement, “Dollar Successor Rate Conforming Changes” means, with respect to any proposed Dollar Successor Rate, any conforming changes to the definition of Floating Rate, Screen Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Facility Agent in consultation with the Borrower, to reflect the adoption of such Dollar Successor Rate and to permit the administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Dollar Successor Rate exists, in such other manner of administration as the Facility Agent determines is reasonably necessary in connection with the administration of this Agreement).

7.	REPRESENTATIONS AND WARRANTIES

To induce the Finance Parties to enter into this Agreement and to make the Loan hereunder, the Borrower hereby represents and warrants to the Finance Parties as set forth in this Clause 7 (Representations and Warranties).

99

7.1	Organisation, etc.

The Borrower:

(a)	is a corporation validly organised and existing and in good standing under the laws of its jurisdiction of incorporation;

(b)	is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and

(c)	has full power and authority, has taken all corporate action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Finance Document to which it is a party and to perform the Obligations.

7.2	Due Authorisation, Non-Contravention, etc.

The execution, delivery and performance by the Borrower of this Agreement and each other Finance Document are within the Borrower’s corporate powers, have been duly authorised by all necessary corporate action and do not:

(a)	contravene the Borrower’s Organic Documents;

(b)	contravene any law or governmental regulation of any Applicable Jurisdiction, except as would not reasonably be expected to have a Material Adverse Effect;

(c)	contravene any court decree or order binding on the Borrower or any of its property, except as would not reasonably be expected to have a Material Adverse Effect;

(d)	contravene any contractual restriction binding on the Borrower or any of its property, except as would not reasonably be expected to have a Material Adverse Effect; or

(e)	result in, or require the creation or imposition of, any Lien on any of the Borrower’s properties, except as would not reasonably be expected to have a Material Adverse Effect.

7.3	Government Approval, Regulation, etc.

(a)	No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Finance Document (except for authorisations or approvals not required to be obtained on or prior to the Disbursement Date or that have been obtained or actions not required to be taken on or prior to the Disbursement Date or that have been taken).

100

(b)	The Borrower holds all governmental licenses, permits and other approvals (including Environmental Approvals) required to conduct its business as conducted by it on the date of this Agreement and on the Disbursement Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

7.4	Compliance with Laws

The Borrower is in compliance with all applicable laws, rules, regulations and orders, except (other than as described in paragraph (a) or (b) below) to the extent that the failure to so comply does not and could not reasonably be expected to have a Material Adverse Effect, which compliance includes:

(a)	the maintenance and preservation of the Borrower’s corporate existence (subject to the provisions of Clause 9.6 (Consolidation, Merger, etc.));

(b)	the maintenance of its qualification as a foreign corporation in the State of Florida, United States;

(c)	the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

(d)	compliance with all anti-money laundering and anti-corrupt practices laws and regulations applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the award or execution of this Agreement, the Hedging Agreements, the Construction Contract or any of the other Transaction Documents to which the Borrower is a party or the performance of any of the transactions contemplated hereby and/or thereby to the extent the same would be in contravention of such applicable laws and regulations; and

(e)	compliance with all applicable Environmental Laws.

7.5	Sanctions

The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

101

7.6	Validity, etc.

Each Transaction Document and Hedging Agreement to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability hereof or thereof (as the case may be) may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

7.7	No Default, Event of Default or Mandatory Prepayment Event

No Default, Event of Default or Mandatory Prepayment Event has occurred and is continuing.

7.8	Litigation

There is no action, suit, litigation, investigation or proceeding (including arbitration and administrative proceedings) pending or, to the knowledge of the Borrower, threatened against the Borrower that (a) except as set forth in filings made by the Borrower with the SEC, in the Borrower’s reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, “Material Litigation”) or (b) purports to affect the legality, validity or enforceability of the Finance Documents or the consummation of the transactions contemplated hereby.

7.9	The Purchased Vessel

Immediately following the delivery of the Purchased Vessel to the Borrower or one of the Borrower’s wholly-owned Subsidiaries as assignee, transferee or novatee under the Construction Contract, the Purchased Vessel will be:

(a)	legally and beneficially owned by the Borrower or one of the Borrower’s wholly-owned Subsidiaries;

(b)	registered in the name of the Borrower or one of the Borrower’s wholly-owned Subsidiaries under the Bahamian flag or such other flag reasonably acceptable to the Lenders and BpiFAE;

(c)	classed as required by Clause 8.4(b);

(d)	free of all recorded Liens;

(e)	insured against loss or damage in compliance with Clause 8.5 (Insurance); and

102

(f)	exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly-owned Subsidiaries.

7.10	Obligations rank pari passu; Liens

(a)	The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured and unsubordinated Indebtedness of the Borrower, other than Indebtedness mandatorily preferred as a matter of law.

(b)	As at the date of this Agreement, the provisions of this Agreement which permit or restrict the granting of Liens are not less favorable than the provisions permitting or restricting the granting of Liens in any other agreement entered into by the Borrower with any other person providing financing or credit to the Borrower.

7.11	Withholding, etc.

As at the date of this Agreement, no payment to be made by the Borrower under this Agreement or any other Finance Document is subject to any withholding or similar tax imposed by any Applicable Jurisdiction.

7.12	No Filing, etc. Required

No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Finance Documents (except for filings, recordings, registrations or payments not required to be made prior to the Disbursement Date or that have been made).

7.13	No Immunity

The Borrower is subject to civil and commercial law with respect to the Obligations. Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

7.14	Investment Company Act

The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

103

7.15	Regulation U

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Clause 7.15 (Regulation U) with such meanings.

7.16	Accuracy of Information

(a)	The financial and other information (other than financial projections or other forward looking information) furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement and the other Finance Documents is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature.

(b)	All financial projections, if any, that have been furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement and the other Finance Documents have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realised).

(c)	All financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.

7.17	Construction Contract

The Construction Contract is not suspended, repudiated, invalidated, terminated or cancelled (in whole or in part) and is otherwise in full force and effect and there are (to the best knowledge and belief of the Borrower) no circumstances which entitle any party to the Construction Contract to terminate the Construction Contract and there is no action, suit, litigation, investigation or proceeding (including arbitration and administrative proceedings) pending or, to the knowledge of the Borrower, threatened in connection with the Construction Contract.

104

7.18	No Winding-up

The Borrower has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against it, for its bankruptcy, postponement of bankruptcy, financial restructuring, suspension of payments, a moratorium of any of its Indebtedness, winding-up, dissolution, administration, re-organisation (by way of voluntary arrangement, scheme of arrangement or otherwise), a composition, compromise, assignment or arrangement with any of its creditors or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, conservator, custodian, trustee or similar officer of it or all or a material part of its assets or revenues, except, in respect of any such action, steps or proceedings started or threatened against the Borrower, to the extent that the same would not have a Material Adverse Effect.

7.19	Repetition

The representations and warranties set forth in this Clause 7 (Representations and Warranties) are made by the Borrower on the date of this Agreement, and each such representation and warranty (other than as set forth in Clause 7.10(b) (Obligations rank pari passu; Liens), Clause 7.11 (Withholding, etc.) and Clause 7.17 (Construction Contract)) is deemed to be made and given again by the Borrower on the date of the Drawing Request, on the date of any Drawing Request Amendment Request, on the Disbursement Date, on the Loan Release Date, on the date of each deemed advance of a Deferred Tranche and on the Guarantee Release Date by reference to the facts and circumstances then existing.

7.20	Sanctions and KfW

The representations and warranties set out in Clause 7.5 (Sanctions) (except to the extent that any such representations and warranties relate to sanctions imposed by the United Nations Security Council or the European Union) shall not be made (or deemed to be made) to or for the benefit of KfW IPEX-Bank GmbH (“KfW”) and KfW shall have no right or remedy to enforce any such representation or warranty. KfW will not instruct, and will not be involved in any decision to be taken by the Required Lenders to instruct, the Facility Agent to exercise its rights under Clause 10.3 (Action if Other Event of Default) if such rights result from an Event of Default under Clause 10.1(b) (Breach of Warranty) insofar as that Event of Default relates to a misrepresentation under Clause 7.5 (Sanctions) (but except where such misrepresentation also relates to sanctions imposed by the United Nations or the European Union). Nothing in this Clause 7.20 (Sanctions and KfW) shall affect any other right of KfW under any other provision of any Finance Document.

8.	AFFIRMATIVE COVENANTS

The Borrower agrees with the Facility Agent and each Lender that, from the date hereof (or, in the case of Clauses 8.2(b) (Government Approvals and Other Consents), 8.4 (The Purchased Vessel) and 8.5 (Insurance), from the Disbursement Date) until all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Clause 8 (Affirmative Covenants).

105

8.1	Financial Information, Reports, Notices, etc.

The Borrower will furnish, or will cause to be furnished, to the Facility Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

(a)	as soon as available and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower’s report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b)	as soon as available and in any event within one hundred and twenty (120) days after the end of each Fiscal Year of the Borrower, a copy of the Borrower’s annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

(c)	together with each of the statements delivered pursuant to the foregoing paragraph (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year, compliance with the covenants set forth in Clause 9.4 (Financial Condition) (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);

(d)	as soon as possible after the occurrence of a Default or Mandatory Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Mandatory Prepayment Event (as the case may be) and, if it is continuing, the actions which the Borrower has taken and/or proposes to take with respect thereto;

(e)	as soon as practicable after the occurrence thereof, notice of any written amendment to or written modification of the Construction Contract that relates to (i) the amount of the Initial Basic Cash Contract Price, (ii) the date on which the Purchased Vessel is to be delivered or (iii) a decrease in the dimensions or capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by two per cent. (2%) or more;

(f)	as soon as available and in any event within thirty (30) days after the end of each calendar year, written confirmation of the then current amount of the Basic Cash Contract Price, the cumulated amount of effective Change Orders and utilised NYC Allowance;

(g)	as soon as the Borrower becomes aware thereof, notice of any suspension, repudiation, invalidation, termination or cancellation (in whole or in part) of the Construction Contract or any failure of the Construction Contract to otherwise be in full force and effect or any circumstances which entitle any party to the Construction Contract to terminate the Construction Contract or any action, suit, litigation, investigation or proceeding (including arbitration and administrative proceedings) pending or, to the knowledge of the Borrower, threatened in connection with the Construction Contract.

106

(h)	as soon as reasonably practicable after the Borrower becomes aware thereof, notice of any Material Litigation, except to the extent that such Material Litigation is disclosed by the Borrower in its filings with the SEC;

(i)	promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(j)	such other information regarding the condition or operations, financial or otherwise, of the Borrower or any of its Principal Subsidiaries as any Lender (through the Facility Agent) may from time to time reasonably request;

(k)	such other documentation and information as is requested by the Facility Agent (for itself or on behalf of any Lender) in order for the Facility Agent (or such Lender, as the case may be) to carry out and be satisfied that it has complied with all necessary “know your customer” and other similar checks under all applicable laws and regulations (including all applicable anti-money laundering and anti-corrupt practices laws and regulations) in connection with the transactions contemplated by this Agreement and the other Finance Documents (including, for the avoidance of doubt, with respect to the Borrower and each of the Borrower's hedging counterparties under the Hedging Agreements as identified in paragraph 3(a) (Hedging Euros Purchase) of the Drawing Request); and

(l)	such other documentation and information that BpiFAE may from time to time request;

(m)	as soon as the Borrower becomes aware thereof, notice (with a copy to BpiFAE) of any matter that has, or may, result in a breach of Clause 8.10 (Performance of Building Contract Obligations);

(n)	whilst any Deferred Tranche is outstanding, as soon as available and in any event within respectively five (5) Business Days, ten (10) and forty (40) days (or such other period as BpiFAE may require from time to time) after the end of each monthly, bi-monthly and quarterly period (save that the period in respect of the final quarter of each Fiscal Year shall be sixty (60) days) from the Second Deferred Tranche Effective Date, the information required by the Debt Deferral Extension Regular Monitoring Requirements (as such information requirements may be amended on the basis set out in the Debt Deferral Extension Regular Monitoring Requirements) (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);

107

(o)	whilst any Deferred Tranche is outstanding, upon the request of the Facility Agent (acting on the instructions of BpiFAE), the Borrower and the Lenders shall provide information in form and substance satisfactory to BpiFAE regarding arrangements in respect of Indebtedness for borrowed money of the Group then existing or any such Indebtedness to be incurred by or made available to (as the case may be) the Group pursuant to binding commitments (such information to be provided to BpiFAE in accordance with terms of the Facility Agent’s request);

(p)	during the period from the Second Deferred Tranche Effective Date until the Covenant Modification Date, within five Business Days after the end of each month falling during such period, a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the immediately preceding month, compliance with the covenant set forth in Clause 9.4(d); provided that if, during such period, the Borrower is not in compliance with the covenant set forth in Clause 9.4(d) as of the last day of such month, the Borrower shall show compliance with such covenant as of the date such certificate is delivered;

(q)	within 15 Business Days of the end of each month throughout the Early Warning Monitoring Period, a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant month (i) the ratio of Adjusted Cash Balance as of the last day of the most recently completed month to the Monthly Outflow for the month most recently ended (and showing whether the Adjusted Cash Balance covers the Monthly Outflow for at least the subsequent five-month period), (ii) the Borrower’s Adjusted EBITDA After Principal and Interest for the two consecutive Last Reported Quarters and (iii) in the case of the next certificate to be submitted immediately following the Borrower’s publishing of results for each Last Reported Quarter, a comparison of Adjusted EBITDA After Principal and Interest with the figure from the corresponding Fiscal Quarter in the 2019 Fiscal Year (in each case in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);

(r)	on one occasion during each calendar year from the start of the Financial Covenant Waiver Period until the Deferred Tranches have been repaid in full, the environmental plan of the Borrower (and including the Group’s carbon emissions for the past two years (calculated according to methodologies defined by the IMO or any other public methodology specified by the Borrower)) as required to be published pursuant to each letter of the Borrower issued pursuant to Amendment and Restatement No.3 and Amendment and Restatement No.5 (as applicable); and

(s)	if the Borrower intends to make a Restricted Voluntary Prepayment, not less than ten Business Days prior to the anticipated making of a Restricted Voluntary Prepayment, the Borrower shall provide written notice to the Facility Agent of that Restricted Voluntary Prepayment (which notice shall set out in reasonable detail the terms of that Restricted Voluntary Prepayment),

108

provided that information required to be furnished to the Facility Agent under paragraphs (a), (b), (h) and (r) of this Clause 8.1 (Financial Information, Reports, Notices, etc.) shall be deemed furnished to the Facility Agent when available free of charge on the Borrower’s website at http://www.rclinvestor.com or the SEC’s website at http://www.sec.gov; and provided further that the Facility Agent may disclose to BpiFAE the documentation and information received by or available to them pursuant to this Clause 8.1 (Financial Information, Reports, Notices, etc.) and any other documentation and information concerning the Borrower that BpiFAE may request from time to time.

8.2	Government Approvals and Other Consents

The Borrower will obtain and maintain (or cause to be obtained and maintained) all such governmental licenses, authorisations, consents, permits and approvals (including Environmental Approvals) as may be required for:

(a)	each Obligor to perform its obligations under the Finance Documents to which it is a party; and

(b)	the operation of the Purchased Vessel in compliance with all applicable laws, except to the extent that the failure to obtain and/or maintain (or cause to be obtained and/or maintained) such governmental licenses, authorisations, consents, permits and approvals as may be required for the operation of the Purchased Vessel in compliance with all applicable laws does not and could not reasonably be expected to have a Material Adverse Effect.

8.3	Compliance with Laws, etc.

(a)	The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in paragraph (i) or (ii) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include:

(i)	the maintenance and preservation of the Borrower’s corporate existence (subject to the provisions of Clause 9.6 (Consolidation, Merger, etc.));

(ii)	the maintenance of its qualification as a foreign corporation in the State of Florida, United States;

(iii)	the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

109

(iv)	compliance with all anti-money laundering and anti-corrupt practices laws and regulations applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement, the Hedging Agreements, the Construction Contract or any of the other Transaction Documents to which the Borrower is a party to the extent the same would be in contravention of such applicable laws; and

(v)	compliance with all applicable Environmental Laws.

(b)	The Borrower will maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

8.4	The Purchased Vessel

The Borrower will:

(a)	cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries, provided that the Borrower or such Subsidiary may charter (or sub-charter, as the case may be) out the Purchased Vessel (i) to entities other than the Borrower and the Borrower’s wholly owned Subsidiaries and (ii) on a time charter with a stated duration not in excess of one (1) year;

(b)	cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognised standing;

(c)	promptly upon delivery of the Purchased Vessel, provide the following to the Facility Agent with respect to the Purchased Vessel:

(i)	evidence that there are no Liens recorded over the Purchased Vessel;

(ii)	evidence as to the ownership of the Purchased Vessel by the Borrower or one of its wholly-owned Subsidiaries;

(iii)	evidence that the Purchased Vessel is registered under the Bahamian flag or such other flag reasonably acceptable to the Lenders and BpiFAE; and

(iv)	a copy of the Builder’s duly executed invoice for the Delivery Installment marked “Paid” and certified as a true and complete copy by an Authorised Officer; and

(d)	within seven (7) days after delivery of the Purchased Vessel, provide the following to the Facility Agent with respect to the Purchased Vessel:

(i)	evidence of the class of the Purchased Vessel; and

110

(ii)	evidence as to all required insurance being in effect with respect to the Purchased Vessel in compliance with Clause 8.5 (Insurance); and

(e)	on or before the later of (i) 31 July and (ii) 30 days after its own receipt of a Statement of Compliance in each calendar year, supply, or procure the supply, to the Facility Agent (for distribution to BpiFAE and the Lenders) (in each case at the cost of the Borrower) of all information necessary in order for any Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI (as collated and reported to the Purchased Vessel’s flag state using the verification report submitted to that flag state) and any Statement of Compliance, in each case relating to the Purchased Vessel for the preceding calendar year, provided always that such information shall be confidential information for the purposes of Clause 13.15 (Confidentiality) and, accordingly, no Lender shall publicly disclose such information with the identity of the Purchased Vessel or the Borrower (or, if applicable, the Borrower’s wholly owned Subsidiary that then owns the Purchased Vessel) without the prior written consent of the Borrower (it being expressly agreed however that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment).

8.5	Insurance

The Borrower, will or will cause one or more of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Facility Agent, furnish to the Facility Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower setting forth the nature and extent of all insurance maintained or caused to be maintained by the Borrower and the Subsidiaries and certifying as to compliance with this Clause 8.5 (Insurance).

8.6	Books and Records

The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Facility Agent and each Lender or any of their respective representatives, at reasonable times and upon reasonable prior notice and intervals, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

111

8.7	Cessation of Business

The Borrower will ensure that its principal business is and continues to be the operation of cruise vessels.

8.8	BpiFAE Insurance Policy Requirements

The Borrower shall, on the reasonable request of the Facility Agent, provide such other information as required under or in connection with the BpiFAE Insurance Policy as necessary to enable the Facility Agent to obtain the full support of BpiFAE pursuant to the BpiFAE Insurance Policy. The Borrower must pay to the Facility Agent the amount of all reasonable costs and expenses reasonably incurred by the Facility Agent in connection with complying with a request by BpiFAE for any additional information necessary or desirable in connection with the BpiFAE Insurance Policy; provided that the Borrower is consulted before the Facility Agent incurs any such cost or expense (it being understood and agreed that such consultation shall not constitute grounds for the Borrower to not comply with the first sentence of this Clause8.8 (BpiFAE Insurance Policy Requirements)).

8.9	Starting Date of Repayment

The Borrower will promptly following the delivery of the Purchased Vessel on the Effective Delivery Date, provide to the Facility Agent a notice of the Starting Date of Repayment duly signed by the EUR Facility Agent substantially in the form of Schedule G (Form of Notice of Starting Date of Repayment), it being agreed that this Clause 8.9 does not apply to the Starting Date of Repayment in respect of the Deferred Tranches.

8.10	Performance of Building Contract Obligations

The Borrower shall (and shall procure that each of its Subsidiaries shall) comply with its contractual commitments under and in respect of (a) each shipbuilding contract in existence as at the First Deferred Tranche Effective Date (or which comes into existence at any time in which an amount of either Deferred Tranche remains outstanding) entered into with the Builder and (b) any option agreements or similar binding contractual commitments (whether in respect of a firm order of a vessel or otherwise) in existence at the First Deferred Tranche Effective Date (or which comes into existence at any time in which an amount of either Deferred Tranche remains outstanding) entered into by the Borrower (or its Subsidiary) and the Builder in connection with the potential entry into a shipbuilding contract at a future point in time (it being agreed that such obligation shall not require the Borrower or the relevant Subsidiary (as applicable) to exercise any option or other contractual right thereunder), save that this Clause 8.10 shall be subject to any change of any such shipbuilding contract, option agreement, contract or other related document if such change has, in consultation with BpiFAE, been agreed between the Borrower or, as the case may be, relevant Subsidiary and the Builder.

112

8.11	Further assurances in respect of the Framework

While either Deferred Tranche is outstanding, the Borrower will from time to time at the request of the Facility Agent promptly enter into good faith negotiations in respect of (a) amending this Agreement to remove the carve-out of Clause 9.4(a) from the provisions of Clause 11.1(e) and/or (b) amending the financial covenants set forth in this Agreement, resetting the testing of such financial covenants and/or supplementing those financial covenants with additional financial covenants. A failure to reach an agreement under this paragraph following such good faith negotiations shall not constitute an Event of Default or a Mandatory Prepayment Event.

8.12	Equal treatment with Pari Passu Creditors

The Borrower undertakes with the Facility Agent that it shall ensure (and shall procure that each other Group Member shall ensure) that the Lenders are treated equally in all respects with all other Pari Passu Creditors, and accordingly:

(a)       the Borrower shall enter into similar debt deferral, covenant amendment and replacement and mandatory prepayment arrangements to those contemplated by Amendment and Restatement No.5 in respect of each ECA Financing (and for this purpose excluding any ECA Financings where the lenders under that ECA Financing do not provide their consent to such arrangements in circumstances where the arrangements contemplated in respect of that ECA Financing are on substantially the same basis as set out in this Agreement (as amended by Amendment and Restatement No.5) but including any financing which will, upon novation of the relevant facility agreement to the Borrower, become an ECA Financing) as soon as reasonably practicable after the Second Deferred Tranche Effective Date (with such amendments being on terms which shall not prejudice the rights of BpiFAE under this Agreement);

(b)	the Borrower shall promptly upon written request, supply the Facility Agent with information (in a form and substance satisfactory to the Facility Agent) regarding the status of the amendments to be entered into in accordance with paragraph (a) above;

(c)	to enable the Borrower to comply with the requirements under paragraph (d) below, prior to any Group Member entering into any Restricted Credit Enhancement with a Pari Passu Creditor (other than a Restricted Credit Enhancement granted in accordance with Clause 9.11(a)(ii)), the Borrower shall promptly notify the Facility Agent (and such notification shall include details of the new Lien or Group Member Guarantee and shall otherwise be in form and substance reasonably satisfactory to the Facility Agent); and

(d)	at the same time as any relevant Restricted Credit Enhancement is provided to the relevant Pari Passu Creditor (other than a Restricted Credit Enhancement granted in accordance with Clause 9.11(a)(ii)), the Borrower, any relevant Group Member and the Lenders shall enter into such documentation as may be necessary in the reasonable opinion of the Facility Agent to ensure that the Lenders benefit from that Restricted Credit Enhancement on the same terms as the relevant Pari Passu Creditor(s) and, where that Restricted Credit Enhancement is a Lien or a Group Member Guarantee, to share in that Lien or Group Member Guarantee on a pari passu basis (and the Lenders agree to enter into such intercreditor documentation to reflect such pari passu ranking (in a form and substance satisfactory to the Lenders (acting reasonably)) as may be required in connection with such arrangements).

113

9.	NEGATIVE COVENANTS

The Borrower agrees with the Facility Agent and each Lender that, from the date hereof until all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Clause 9 (Negative Covenants).

9.1	Business Activities

The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date of this Agreement and other business activities reasonably related, ancillary or complementary thereto or that are reasonable extensions thereof.

9.2	Indebtedness

Until the occurrence of the Guarantee Release Date (whereupon Clause 9.2 of Schedule R shall apply in accordance with Clause 9.12), the Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)	Indebtedness secured by Liens permitted under paragraphs (c) to (p) of Clause 9.3 (Liens);

(b)	Indebtedness owing to the Borrower or any direct or indirect Subsidiary of the Borrower;

(c)	Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the date hereof;

(d)	Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness secured by Liens permitted under paragraph (d) of Clause 9.3 (Liens), at any one time outstanding and not exceeding (determined at the time of creation of any such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) ten per cent. (10%) of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(e)	[Intentionally Omitted];

114

(f)	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; and

(g)	Indebtedness of Silversea Cruise Holding Ltd. and its Subsidiaries (“Silversea”) identified in Section 1 of Schedule J (Silversea Liens and Indebtedness) hereto.

9.3	Liens

Until the occurrence of the Guarantee Release Date (whereupon Clause 9.2 of Schedule R shall apply in accordance with Clause 9.12), the Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including the Purchased Vessel), whether now owned or hereafter acquired, except:

(a)	Liens on the Purchased Vessel under the Mortgage;

(b)	[Intentionally Omitted];

(c)	Liens on assets (including shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the date of this Agreement) acquired after the date hereof (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (i) an Existing Principal Subsidiary or (ii) any other Principal Subsidiary which, at any time, after three (3) months after the acquisition of a Vessel, owns such Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (A) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (B) each such Lien is created within three (3) months after the acquisition of the relevant assets;

(d)	in addition to other Liens permitted under this Clause 9.3 (Liens), Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under paragraph (d) of Clause 9.2 (Indebtedness), at any one time outstanding and not exceeding the greater of (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) ten per cent. (10%) of the total assets of the Borrower and its Subsidiaries (the “Lien Basket Amount”) taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; provided, however that, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody’s and S&P, the Lien Basket Amount shall be the greater of (i) five per cent. (5%) of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and $735,000,000;

115

(e)	Liens on assets acquired after the date hereof by the Borrower or any of its Subsidiaries (other than assets (i) acquired by any Subsidiary that is an Existing Principal Subsidiary or (ii) acquired by any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (A) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (B) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(f)	Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the date hereof so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(g)	Liens securing Government-related Obligations;

(h)	Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(i)	Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

(j)	Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;

(k)	Liens for current crew’s wages and salvage;

(l)	Liens arising by operation of law as the result of the furnishing of necessaries for the Purchased Vessel or any Other Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(m)	Liens on the Purchased Vessel and/or any Other Vessel that:

(i)	secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)	were incurred in the course of or incidental to trading the Purchased Vessel and/or such Other Vessels (as applicable) in connection with repairs or other work to the Purchased Vessel and/or such Other Vessels (as applicable); or

(iii)	were incurred in connection with work to the Purchased Vessel and/or such Other Vessels (as applicable) that is required to be performed pursuant to applicable law, rule, regulation or order,

provided that, in each case described in this paragraph (m), such Liens are either (A) discharged in the ordinary course of business or (B) being diligently contested in good faith by appropriate proceedings;

116

(n)	normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights in favor of banks or other depository institutions;

(o)	Liens in respect of rights of set-off, recoupment and holdback in favor of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;

(p)	Liens on cash or Cash Equivalents or marketable securities securing obligations in respect of Hedging Instruments permitted under Clause 9.2(f) or securing letters of credit that support such obligations;

(q)	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(r)	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(s)	licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and

(t)	Liens on any property of Silversea identified in Section 2 of Schedule J (Silversea Liens and Indebtedness) hereto,

provided, however, that from the Second Deferred Tranche Effective Date until the Guarantee Release Date, no Group Member shall be entitled to grant any Lien of the type referred to in paragraphs (a) to (f) above over any ECA Financed Vessel.

117

9.4	Financial Condition

The Borrower will not permit:

(a)	the Net Debt to Capitalisation Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1;

(b)	the Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter; or

(c)	in addition, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody’s and S&P, the Borrower will not permit Stockholders' Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) four billion one hundred and fifty million Dollars ($4,150,000,000) plus (ii) fifty per cent. (50%) of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on 1 January 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

(d)	If any Group Member agrees, in respect of any of its Indebtedness for borrowed money, to any new, modified or substitute financial covenants of the type, or similar to, the financial covenants set out in paragraph (a) above then (i) the Borrower shall notify the Facility Agent in writing within 5 Business Days of such new, modified or substitute financial covenants being agreed with the relevant creditor(s) and (ii) if required by the Lenders, the Borrower and the Lenders shall, as soon as practicable thereafter, enter into an amendment to this Agreement to incorporate the new, modified or substitute financial covenants.

(e)

(i)	If, other than as notified in writing by the Borrower to the Facility Agent prior to the date of Amendment and Restatement No.5, at any time during the Financial Covenant Waiver Period the last day of a financial covenant waiver period under any of the agreements in respect of any of the Borrower’s other Indebtedness shall be amended such that it falls prior to 30 September 2022, the Borrower shall notify the Facility Agent and that revised date, save as provided below, shall be the last date of the Financial Covenant Waiver Period for the purposes of this Agreement.

(ii)	If, following receipt of the notice referred to in sub-paragraph (i) above, the relevant date referred to above is then extended, the Borrower shall be entitled to notify the Facility Agent of the same and, upon receipt of that notice, such revised date or, if earlier, 30 September 2022, shall then become the final date of the Financial Covenant Waiver Period for the purposes of this Agreement.

(f)	The Borrower will not allow the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as determined in accordance with GAAP to be less than the Adjustable Amount as of (i) the last day of any calendar month from the Second Deferred Tranche Effective Date until the Covenant Modification Date, or (ii) if the Borrower is not in compliance with the requirements of this paragraph (d) as of the last day of any calendar month during the Financial Covenant Waiver Period (or, if earlier, prior to the Covenant Modification Date), the date that the certificate required by Clause 8.1(q) with respect to such month is delivered to the Facility Agent (it being understood that the Borrower shall not be required to comply with this paragraph (d) at any time on or after the Covenant Modification Date).

118

(g)

9.5	Additional Undertakings.

From the effectiveness of the Amendment and Restatement No.4, and notwithstanding anything to the contrary set out in this Agreement or any other Finance Document:

(a)	First Priority Guarantee Matters. Until the occurrence of a First Priority Release Event:

(i)	the Borrower will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of the First Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)	the First Priority Guarantor will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(iii)	the First Priority Guarantor will not incur any additional Indebtedness for borrowed money (including any guarantees in respect of Indebtedness), except in connection with any Other Guarantees;

(iv)	neither Celebrity Cruises Holdings Inc. nor Celebrity Cruises Inc will incur any additional Indebtedness for borrowed money (including any guarantees in respect of Indebtedness), except in connection with the Secured Note Indebtedness or any Permitted Refinancing thereof; and

(v)	the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any First Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any First Priority Assets, other than:

(A)	to any other entity that is a First Priority Guarantor;

119

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of First Priority Assets made after the effectiveness of the Amendment and Restatement No.4 (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A) and any Disposition, the net proceeds of which are applied in accordance with the following clause (C)) is less than the sum of:

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) First Priority Assets or other assets owned by another First Priority Guarantor immediately prior to acquisition) acquired by any First Priority Guarantor after the effectiveness of the Amendment and Restatement No.4; or

(C)	if the net proceeds therefrom are applied in accordance with Section 4.09(b)(i) or 4.09(b)(iii) of the Secured Note Indenture, to the extent applicable at such time; provided, however, that if, within 450 days of such Disposition, any net proceeds of such Disposition have not been utilized in accordance with such provisions and are retained by the Borrower or any Subsidiary after such application (such retained net proceeds, “Excess Proceeds”), then::

(1)	if not already held by a First Priority Guarantor, such Excess Proceeds shall be promptly transferred to a First Priority Guarantor to be (x) retained in an account and on the balance sheet of that First Priority Guarantor and (y) used solely (i) for capital expenditures for the benefit of the remaining First Priority Assets or for the purposes of any asset purchase by that First Priority Guarantor or (ii) to make an offer to each ECA Guarantor in accordance with the following sub-clause (2); or

(2)	where the Borrower has elected to utilize the Excess Proceeds in the manner referred to in (ii) above, the Borrower shall make a written offer contemporaneously to each ECA Guarantor to apply such Excess Proceeds as a pro rata prepayment of the Loan and the Indebtedness under each other ECA Financing that is pari passu in right of payment to the Obligations. If any ECA Guarantor provides written notice to the Borrower within 90 days of such offer accepting such offer, the Borrower shall prepay the relevant Indebtedness notified to it within 10 Business Days (or such longer period as may be agreed with the lenders under each relevant ECA Financing being perpaid) of the date of receipt of such notice. If any ECA Guarantor fails to accept such offer within the said 90 days referred to above, then the pro rata portion of such Excess Proceeds that would have been applied to prepay the ECA Financings with respect to such ECA Guarantor if such offer was accepted shall be retained and applied in accordance with the foregoing sub-clause (1)(i).

120

(b)	Second Priority Guarantee Matters. Until the occurrence of a Second Priority Release Event:

(i)	the Borrower will not, and will not permit any of its Subsidiaries to, form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Second Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)	no Second Priority Guarantor will form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests); and

(iii)	the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any Second Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any Second Priority Assets, other than:

(A)	to any other entity that is a Second Priority Guarantor; or

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of Second Priority Assets made after the effectiveness of the Amendment and Restatement No.4 (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A)) is less than the sum of:

121

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) Second Priority Assets or other assets owned by another Second Priority Guarantor immediately prior to acquisition) acquired by any Second Priority Guarantor after the effectiveness of the Amendment and Restatement No.4.

(c)	Third Priority Guarantee Matters. Until the occurrence of a Third Priority Release Event:

(i)	the Borrower will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of the Third Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)	the Third Priority Guarantor will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests); and

(iii)	the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any Third Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any Third Priority Assets, other than:

(A)	to any other entity that is a Third Priority Guarantor;

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of Third Priority Assets made after the effectiveness of the Amendment and Restatement No.4 (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A) and any Disposition, the net proceeds of which are applied in accordance with the following clause (C)) is less than the sum of:

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) Third Priority Assets or other assets owned by another Third Priority Guarantor immediately prior to acquisition) acquired by any Third Priority Guarantor after the effectiveness of the Amendment and Restatement No.4; or

122

(C)	if the net proceeds therefrom are applied in accordance with those provisions of the Unsecured Note Indenture and/or the definitive documentation governing the DDTL Indebtedness to the extent applicable at the time which allow the Borrower to make an offer to prepay and/or repay the debt evidenced by the Unsecured Note Indenture and/or DDTL Indebtedness, as applicable; provided that, if any such net proceeds are retained by the Borrower or any Subsidiary after such application, the Borrower shall promptly repay or redeem all or any portion of any Indebtedness that is pari passu or senior in right of payment to the Obligations and for which a Third Priority Guarantor is a guarantor, in each case, subject to the terms of the documentation governing such Indebtedness (including the DDTL Indebtedness, the Unsecured Note Indebtedness, any Bank Indebtedness, any Credit Card Obligations, the Loan and any other Indebtedness under an ECA Financing); provided, further, that any repayment of Indebtedness under any revolving credit agreement pursuant to this paragraph shall be accompanied by a corresponding permanent reduction in the related revolving credit commitments.

(d)	New Guarantor Matters. In the event the Borrower or any of its Subsidiaries acquires an ECA Financed Vessel:

(i)	the Borrower will, within 15 Business Days of the purchase of the relevant ECA Financed Vessel, cause the applicable New Guarantor to provide (A) an Additional Guarantee, together with each equivalent Other Guarantee required to be provided under the terms of the other ECA Financings (as amended from time to time) and (B) all documents and information required by the Lenders in order to satisfy any applicable “know your customer” checks and any other reasonable condition precedent requirements of the Lenders (excluding, for the avoidance of doubt, legal opinions); provided that, in each case, if such New Guarantor is party to a Senior Guarantee at such time, the Facility Agent shall have contemporaneously entered into a New Guarantor Subordination Agreement; and

(ii)	until the occurrence of a Second Priority Release Event and a Third Priority Release Event:

123

(A)	the Borrower will not permit the applicable New Guarantor to incur any Indebtedness for borrowed money (including any guarantees in respect of Indebtedness) other than the applicable Additional Guarantee, any Other Guarantee and any Senior Guarantee;

(B)	the Borrower will not permit the Principal Subsidiary that acquires the relevant ECA Financed Vessel to incur any Indebtedness for borrowed money (including any guarantees in respect of Indebtedness);

(C)	notwithstanding any other provision of this Agreement, the Borrower will not, and shall procure that no other Subsidiary shall Dispose (whether to a Group Member or otherwise) of the relevant ECA Financed Vessel (or any equity interests in a Subsidiary that owns, directly or indirectly, such ECA Financed Vessel); provided that (1) such ECA Financed Vessel may be exclusively operated by or chartered to the Borrower or one of the Borrower’s wholly owned Subsidiaries and (2) the Borrower or such Subsidiary may charter out such ECA Financed Vessel (x) to entities other than the Borrower and the Borrower’s wholly owned Subsidiaries and (y) on a time charter with a stated duration not in excess of one year; and

(D)	notwithstanding the provisions of Sections 9.2 and 9.3, the Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon the relevant ECA Financed Vessel, orther than Liens permitted under Section 9.3 that do not Indebtedness for borrowed money.

(e)	Further Assurances. At the Borrower’s reasonable request, the Facility Agent shall execute (i) any Additional Subordination Agreement or any Subordination Agreement, in substantially the form attached hereto as Schedule N or Schedule O with such changes, or otherwise in form and substance, reasonably satisfactory to the Facility Agent (acting upon the instructions of the Required Lenders and BpiFAE), to ensure the required priority of the Second Priority Guarantee and the Third Priority Guarantee and (ii) any New Guarantor Subordination Agreement contemporaneously with the execution of any Senior Guarantee by a New Guarantor if such New Guarantor has granted an Additional Guarantee at such time.

(f)	Amount of Indebtedness. The Borrower shall ensure that:

(i)	the maximum aggregate principal amount of Bank Indebtedness (or any Permitted Refinancing thereof) guaranteed by the Second Priority Guarantors shall not exceed, in the aggregate, $5,300,000,000 (or its equivalent in any other currency) until the occurrence of a First Priority Release Event, a Second Priority Release Event, and a Third Priority Release Event;

124

(ii)	the maximum aggregate principal amount of Unsecured Note Indebtedness and DDTL Indebtedness (or any Permitted Refinancing of either of them), in each case, guaranteed by the Third Priority Guarantor shall not exceed, in the aggregate, $1,700,000,000 (or its equivalent in any other currency) until the occurrence of a Third Priority Release Event;

(iii)	until the occurrence of a Second Priority Release Event, none of the Second Priority Guarantors will grant any guarantee that is pari passu with or senior to its obligations under the Second Priority Guarantee, except in connection with (A) any Bank Indebtedness or any Permitted Refinancing thereof, (B) any Credit Card Obligations or (C) any Other Guarantees, provided that each Other Guarantee shall be on terms no more favourable in any material respect (including for this purpose the priority of that guarantee) than that currently provided by that Second Priority Guarantor in connection with the relevant Indebtedness; and

(iv)	until the occurrence of a Third Priority Release Event, the Third Priority Guarantor will not grant any guarantee that is pari passu with or senior to its obligations under the Third Priority Guarantee, except in connection with (A) any Bank Indebtedness, Unsecured Note Indebtedness, DDTL Indebtedness or any Permitted Refinancing of any thereof, (B) any Credit Card Obligations or (C) any Other Guarantees, provided that each Other Guarantee shall be on terms no more favourable in any material respect (including for this purpose the priority of that guarantee) than that currently provided by the Third Priority Guarantor in connection with the relevant Indebtedness.

(g)	Release of Guarantees. The Borrower agrees to give the Facility Agent written notice of the occurrence of any First Priority Release Event, Second Priority Release Event or Third Priority Release Event. The Facility Agent agrees, subject to proviso (2) below, that:

(i)       the First Priority Guarantee shall be automatically released upon the occurrence of a First Priority Release Event;

(ii)       the Second Priority Guarantee shall be automatically released upon the occurrence of a Second Priority Release Event;

(iii)       the Third Priority Guarantee shall be automatically released upon the occurrence of a Third Priority Release Event; and

(iv)       each Additional Guarantee shall be automatically released upon the occurrence of both a Second Priority Release Event and a Third Priority Release Event,

125

provided (1) in each case, and subject to proviso (2) below, that upon the Borrower's request, the Facility Agent shall promptly confirm in writing the release of the applicable Guarantee following the occurrence of the relevant release event and (2) where the Borrower is of the opinion that it would, if the Guarantee Release Date was to occur, be in breach of the provisions of Clause 9.2 as set out in Schedule R (and which would otherwise come into effect on that Guarantee Release Date) on the Guarantee Release Date, the Borrower shall be entitled, by serving written notice on the Facility Agent, to request that the Guarantee Release Date be postponed until such time as the Borrower is satisfied that it will be able to comply with the provisions of the said Clause 9.2. Where the Borrower issues a notice pursuant to this proviso (2) it agrees that it shall use all reasonable endeavours and take all appropriate action as may be practicable at such time to enable it to comply with the said Clause 9.2 as soon as practicable following the date that the Guarantee Release Date would have occurred but for this proviso (2) so that the Guarantee Release Date can then occur and, as soon as it is satisfied that it will be able to comply with the said Clause 9.2 it will promptly serve a further written notice on the  Facility Agent. Upon receipt of this further notice, the provisions of this paragraph (g) shall once again apply and the Facility Agent shall then take the action required of it to enable the Guarantee Release Date to occur.

9.6	Consolidation, Merger, etc.

The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, except:

(a)	any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary of the Borrower, and the assets or stock (or other ownership interests) of any Subsidiary of the Borrower may be purchased or otherwise acquired by the Borrower or any other Subsidiary of the Borrower or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Clause 9.7 (Asset Dispositions, etc.); and

(b)	so long as no Event of Default or Mandatory Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)	after giving effect thereto, the Stockholders’ Equity of the Borrower and its Subsidiaries is at least equal to ninety per cent. (90%) of such Stockholders’ Equity immediately prior thereto; and

(ii)	in the case of a merger involving the Borrower where the Borrower is not the surviving entity:

126

(A)	the surviving entity shall have assumed in writing, delivered to the Facility Agent, all of the Borrower’s obligations hereunder and under the other Finance Documents;

(B)	the Borrower shall have provided such documentation and information as is requested by the Facility Agent (for itself or on behalf of any Lender) in order for the Facility Agent (or such Lender, as the case may be) to carry out and be satisfied that it has complied with all necessary “know your customer” and other similar checks under all applicable laws and regulations (including all applicable anti-money laundering and anti-corrupt practices laws and regulations) in connection with the surviving entity; and

(C)	BpiFAE shall have consented to the merger.

9.7	Asset Dispositions, etc.

Subject to Section 9.5, the Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to all or substantially all of the assets of (a) the Borrower or (b) the Subsidiaries of the Borrower, taken as a whole except sales of assets between or among the Borrower and Subsidiaries of the Borrower.

9.8	Use of Proceeds

The Borrower will not request any Loan, and the Borrower shall not use the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions applicable to any party hereto.

9.9	Construction Contract

The Borrower will not amend or modify any term or condition of the Construction Contract that relates to (a) the type, size or capacity of the Purchased Vessel or its ability to comply with applicable laws (including Environmental Laws), (b) the Cash Contract Price, any element thereof or the way in which the Cash Contract Price or any element thereof is determined or (c) the delivery date of the Purchased Vessel or the way in which such delivery date is determined, in any such case in a manner which, in the reasonable opinion of the Lenders after consultation with BpiFAE, has or could reasonably be expected to have a Material Adverse Effect, except where such amendment or modification (i) shall have been consented to by the Required Lenders after consultation with BpiFAE or (ii) relates to a decrease in the dimensions or capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by less two per cent. (2%).

127

9.10	Borrower’s Procurement Undertaking.

Where any of the covenants set out in this Agreement require performance by any Subsidiary of the Borrower, the Borrower shall procure the performance of that obligation by such Subsidiary.

9.11	Framework Lien and Guarantee restriction

From the Second Deferred Tranche Effective Date until the Guarantee Release Date, and without prejudice to Clause 9.3, the Borrower shall not (and shall procure that each other Group Member shall not, save in respect of a Restricted Credit Enhancement of the type referred to in Clause 8.12(d) (and in respect of which the Lenders therefore receive the benefit)):

(a)	Grant any Restricted Credit Enhancement in respect of any Indebtedness for borrowed money provided that:

(i)	subject to the limitations set out in paragraph (b) below, this paragraph (a) shall not prohibit any Group Member from providing any Lien or Group Member Guarantee in connection with Indebtedness incurred after the Second Deferred Tranche Effective Date (provided that such Lien and/or Group Member Guarantee is issued at the same time, and in connection with, the initial incurrence of that Indebtedness (and is therefore not by way of additional credit support));

(ii)	in connection with a Permitted Refinancing of any Indebtedness, the relevant Group Member shall be entitled to provide the creditors under that Permitted Refinancing with Liens and/or Group Member Guarantees (as applicable) which:

(A)	in the case where the existing Indebtedness being refinanced was previously supported by Liens, the Liens and/or the Group Member Guarantees securing or supporting the Permitted Refinancing (as applicable) are over some or all of the same assets and;

(1)	with respect to any Liens, are with the same or lower priority as the Liens in respect of such assets that secured the Indebtedness being refinanced; and

(2)	with respect to any Group Member Guarantees, are Group Member Guarantees provided by a Group Member that owns (directly or indirectly) only those Vessels (or some of those Vessels but not any other Vessel) that were previously secured pursuant to the Liens referred to in the first sentence of this paragraph (A); and

128

(B)	in the case where the existing Indebtedness being refinanced was previously supported by any Group Member Guarantee, the Group Member Guarantee(s) supporting such Permitted Refinancing are:

(1)	guarantees of obligations in an amount no greater than the guarantees granted in connection with the original Indebtedness being refinanced;

(2)	in the case where the entity providing the relevant Group Member Guarantee(s) supporting such Permitted Refinancing is the same entity providing the Group Member Guarantees that are being replaced, provided by entities owning (directly or indirectly) only those Vessels (or some of those Vessels but not any other Vessel) that it owned when the previous Group Member Guarantee was provided;

(3)	in the case where the entity providing the relevant Group Member Guarantee(s) supporting such Permitted Refinancing differs from the entity providing the Group Member Guarantees being replaced, provided by entities that directly or indirectly own Vessels with an aggregate book value no greater than the Vessels that were owned (directly or indirectly) by the previous provider of the relevant Group Member Guarantee(s) that supported the existing Indebtedness; and

(4)	the same or lower priority as the original Group Member Guarantee(s) and are issued by either the same entities or from shareholders of those entities,

provided that this paragraph (a) shall not prohibit any Group Member from providing or maintaining any Lien in accordance with the provisions of Clauses 9.3(d) through to (r) inclusive, provided, however, that the proviso at the end of Clause 9.3(d) shall apply with respect to Liens granted pursuant that provision; and

129

(b)	incur any new Indebtedness (including Indebtedness of the type referred to in paragraph (a)(i) above but excluding any Permitted Refinancing Indebtedness in connection with paragraph (a)(ii) above) which is secured by a Lien or is supported by a Group Member Guarantee and which, when taken with all other Indebtedness incurred by the Group since the Second Deferred Tranche Effective Date and which is also secured by a Lien or supported by a Group Member Guarantee, is greater than $1,300,000,000 (but deducting from this amount for this purpose, (i) the amount of any additional Indebtedness incurred by the Borrower in connection with the drawing of the DDTL Indebtedness (whether pursuant to the accordion option or otherwise) or (ii) any Indebtedness borrowed in lieu of the drawing of the DDTL Indebtedness in the foregoing clause) or its equivalent in any other currency, and provided that no Group Member shall, as contemplated by the proviso to Clause 9.3, from the Second Deferred Tranche Effective Date until the Guarantee Release Date (whereupon the relevant provisions of Schedule R shall apply), be permitted to grant any Lien over an ECA Financed Vessel as security for any Indebtedness permitted to be incurred under this Agreement after the Second Deferred Tranche Effective Date.

9.12	covenant replacemenT

With effect on and from the Guarantee Release Date, it is agreed that Clauses 9.2 and 9.3 shall be deleted in their entirety and replaced with the covenants and other provisions set out in Schedule R, which shall become part of this Agreement and effective and binding on all Parties.

10.	EVENTS OF DEFAULT

10.1	Listing of Events of Default

Each of the following events or occurrences described in this Clause 10.1 (Listing of Events of Default) shall constitute an “Event of Default”.

(a)	Non-Payment of Obligations

The Borrower shall default in the payment when due of any amount payable by it under the Finance Documents in the manner required under the Finance Documents unless such failure is solely as a result of either (a) administrative or technical error or (b) a Disruption Event, and, in either case, payment is made within 3 Business Days of its due date.

(b)	Breach of Warranty

Any representation or warranty of the Borrower made or deemed to be made hereunder (including in any documents delivered pursuant to Clause 4 (Conditions Precedent)) or under any other Finance Document is or shall be incorrect in any material respect when made.

(c)	Non-Performance of Certain Covenants and Obligations

130

(i)	The Borrower shall default in the due performance and observance of any other agreement contained herein (including, from the Guarantee Release Date, Schedule R) or in any other Finance Document (other than the covenants set forth in Clause 8.1(m), Clause 8.1(n), Clause 8.1(q), Clause 8.1(s),Clause 8.4(e), Clause 8.10, Clause 8.11, Clause 8.12 and Clause 9.4(a) to (c) (but excluding Clauses 9.4(b) and 9.4(c) (which shall be regulated in accordance with Clause 11.1(m)(iv)) and also excluding Clause 9.4(d), a breach of which shall, subject to the cure periods set out in this Clause 10.1(c), result in an Event of Default)and the obligations referred to in paragraph (a) above) and such default shall continue unremedied for a period of five (5) days after notice thereof shall have been given to the Borrower by the Facility Agent or any Lender (or, if (a) such default is capable of being remedied within thirty (30) days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least thirty five (35) days after such notice to the Borrower).

(ii)	The Borrower shall default in the due performance and observance of its obligations under Clause 5.1(c), it being provided that if the default consists of a payment default, the remedy periods provided in Clause 10.1(a) (Non-Payment of Obligations) shall apply.

(d)	Default on Other Indebtedness

(i)	The Borrower or any of the Principal Subsidiaries shall fail to pay:

(A)	any Indebtedness under the EUR Facility Agreement; or

(B)	any Indebtedness that is outstanding in a principal amount of at least one hundred million Dollars ($100,000,000) (or the equivalent in any other currency) in the aggregate (but excluding the Indebtedness hereunder or with respect to Hedging Instruments)

(hereinafter called the “Relevant Indebtedness”) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Relevant Indebtedness;

(ii)	any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any Relevant Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Relevant Indebtedness to cause such Relevant Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness);

131

(iii)	any such Relevant Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Relevant Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Relevant Indebtedness); or

(iv)	the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which the Borrower is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as so defined) as to which the Borrower is an Affected Party (as so defined) and, in either event, the termination value with respect to any such Hedging Instrument owed by the Borrower as a result thereof is greater than $100,000,000 and the Borrower fails to pay such termination value when due after applicable grace periods. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time, provided that any required prepayment or right to require prepayment triggered by terms that are certified by the Borrower to be unique to, but customary in, ship financings shall not constitute an Event of Default under this paragraph 10.1(d) so long as any required prepayment is made when due.

(e)	Bankruptcy, Insolvency, etc.

The Borrower, any of the Material Guarantors or any of the Principal Subsidiaries (or any of the Borrower’s other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

(i)	generally fail to pay, or admit in writing its inability to pay, its debts as they become due or permit

(ii)	enter into a binding settlement with all, or which is enforceable against each, of its creditors with respect to its Indebtedness;

(iii)	apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

132

(iv)	in the absence of such application, consent or acquiescence, suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days, provided that in the case of such an event in respect of the Borrower or any Material Guarantor, such Person hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any relevant proceeding during such sixty (60)-day period to preserve, protect and defend their respective rights under the Finance Documents;

(v)	suffer to exist the commencement of any bankruptcy, reorganisation, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, any Material Guarantor or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower, such Material Guarantor or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Material Guarantor or such Subsidiary or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed, provided that the Borrower and each Material Guarantor hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any such case or proceeding during such sixty (60)-day period to preserve, protect and defend their respective rights under the Finance Documents; or

(vi)	take any corporate action authorising, or in furtherance of, any of the foregoing.

(f)	Cessation of Business

The Borrower ceases to carry on all or substantially all of its business.

(g)	Execution or Distress

Any execution, expropriation, attachment, sequestration or distress is levied against, or an encumbrancer takes possession of, all or a substantial part of the assets of the Borrower (a “Distress Event”) and such Distress Event continues for a period of thirty (30) Business Days, unless, upon the expiry of any such thirty (30) Business Day period if such Distress Event is still continuing, the Borrower demonstrates to the satisfaction of the Facility Agent that it is diligently and in good faith contesting such Distress Event by appropriate proceedings and that such Distress Event does not and could not reasonably be expected to have a Material Adverse Effect.

10.2	Action if Bankruptcy

If any Event of Default described in clauses (ii) to (v) of Clause 10.1(e) (Bankruptcy, Insolvency, etc.) shall occur with respect to any Group Member:

133

(a)	the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand; and

(b)	without prejudice to (a) above, the deemed advances of the Deferred Tranches (and accordingly all book entries related to such deemed advances) shall be reversed and (i) the Borrower shall repay the Loan in accordance with the original repayment schedule for the Loan existing prior to the amendment of such repayment schedule in connection with the Deferred Tranche arrangements pursuant to Amendment and Restatement No.3 and Amendment and Restatement No.5 and (ii) any part of either Deferred Tranche which, at that time, is unutilised shall be automatically cancelled.

10.3	Action if Other Event of Default

If any Event of Default (other than any Event of Default described in clauses (ii) to (v) of Clause 10.1(e) (Bankruptcy, Insolvency, etc.) with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Facility Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare the outstanding principal amount of the Loan and all other Obligations to be immediately due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loan and all other Obligations shall be and become immediately due and payable, without further notice, demand or presentment.

11.	MANDATORY PREPAYMENT EVENTS

11.1	Listing of Mandatory Prepayment Events

Each of the following events or occurrences described in this Clause 11.1 (Listing of Mandatory Prepayment Events) shall constitute a “Mandatory Prepayment Event”.

(a)	Change of Control

There occurs any Change of Control.

(b)	[Intentionally Omitted]

(c)	Unenforceability

Any Finance Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower or, to the extent applicable, any Material Guarantor (in each case, other than with respect to provisions of any Finance Document (a) identified as unenforceable in any opinion of the Borrower’s counsel provided pursuant to Clause 4 (Conditions Precedent) or in any opinion delivered to the Facility Agent after the effectiveness of this Agreement in connection with this Agreement or (b) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for fifteen (15) days after notice thereof has been given to the Borrower by the Facility Agent.

134

(d)	Approvals

Any material license, consent, authorisation, registration or approval at any time necessary to enable the Borrower, any Material Guarantor or any Principal Subsidiary to conduct its business in a given jurisdiction shall be revoked, withdrawn or otherwise cease to be in full force and effect unless the same would not have a Material Adverse Effect.

(e)	Non-Performance of Certain Covenants and Obligations

The Borrower shall default in the due performance and observance of any of the covenants set forth in Clause 6.15 (Use of Proceeds) or Clause 9.4(a) (Financial Condition), provided that any such default in respect of Clause 9.4(a) (Financial Condition) that occurs during the Financial Covenant Waiver Period (but without prejudice to the rights of the Lenders in respect of any further breach that may occur following the expiry of the Financial Covenant Waiver Period) shall not (as long as no Event of Default under any of Clauses 10.1(e) to 10.1(g) (inclusive) has occurred and is continuing, or no Mandatory Prepayment Event under Clause 11.1(m) (Framework Prohibited Events) or Clause 11.1(n) (Breach of Principles or Framework) has occurred, in each case during the Financial Covenant Waiver Period) constitute a Mandatory Prepayment Event.

(f)	Judgments

Any judgment or order for the payment of money in excess of one hundred million Dollars ($100,000,000) shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(i)	enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or

(ii)	there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(g)	Condemnation, etc.

The Purchased Vessel shall be condemned or otherwise taken under colour of law or requisitioned and the same shall continue unremedied for at least twenty (20) days, unless such condemnation or other taking would not have a Material Adverse Effect.

135

(h)	Total Loss

The Purchased Vessel is or becomes a Total Loss and a period of one hundred eighty (180) days from the occurrence of the Total Loss has elapsed. For purposes of this paragraph (h):

(i)	“Total Loss” means:

(A)	the actual total loss of the Purchased Vessel;

(B)	the constructive, compromised, agreed or arranged total loss of the Purchased Vessel;

(C)	any expropriation, confiscation, requisition, appropriation, forfeiture or acquisition of the Purchased Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any Person or Persons claiming to be or to represent a government or official authority (excluding a requisition for hire not involving a requisition of title); or

(D)	any arrest, capture, seizure, confiscation, restraint, disappearance or detention of the Purchased Vessel (including any hijacking or theft) other than as described in clause (C) above,

(E)	unless, in the case of clause (C) or (D) above, the Purchased Vessel is redelivered to the Borrower’s full control, possession and enjoyment before the date on which prepayment is required to be made under Clause 11.2 (Mandatory Prepayment); and

(ii)	a Total Loss shall be deemed to have occurred:

(A)	in the case of a Total Loss under clause (A) of the definition thereof, at 12:00 p.m. (London time) on the date of the actual loss of the Purchased Vessel or, if that is not known, on the date on which the Purchased Vessel was last heard from;

(B)	in the case of a Total Loss under clause (B) of the definition thereof, on the earlier of (I) the date on which a notice of abandonment is given to the insurers and (II) the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Purchased Vessel’s insurers in which such insurers agree to treat the Purchased Vessel as a total loss; and

(C)	in the case of a Total Loss under clause (C) or (D) of the definition thereof, at 12:00 p.m. (London time) on the date on which the relevant event is expressed to take effect by the Person making the same.

136

(i)	Arrest

The Purchased Vessel shall be arrested and the same shall continue unremedied for at least twenty (20) days, unless such arrest would not have a Material Adverse Effect.

(j)	Sale of the Purchased Vessel

The Purchased Vessel is sold to a company which is not the Borrower or a wholly-owned Subsidiary of the Borrower (other than for the purpose of a lease back to the Borrower or a wholly-owned Subsidiary of the Borrower) or any wholly-owned Subsidiary of the Borrower that owns the Purchased Vessel ceases to be a wholly-owned Subsidiary of the Borrower while it owns the Purchased Vessel.

(k)	BpiFAE Insurance Policy

(i)	The BpiFAE Insurance Policy is no longer in full force and effect, is terminated or cancelled or is no longer valid.

(ii)	The BpiFAE Insurance Policy is suspended for more than six (6) months.

(l)	Illegality for Lenders

It becomes unlawful in any applicable jurisdiction for any Lender (such Lender being an “affected Lender” for the purposes of this Clause 11.1(l) and Clause 11.2 (Mandatory Prepayment)) to perform its obligations as contemplated by this Agreement and/or any other Finance Document (an “Illegality Event”) and no later than the close of business on the last day of the Option Period related to the giving of any Illegality Notice by an affected Lender pursuant to the paragraph below, either: (x) the Borrower has not elected to take an action specified in sub-clause (1) or (2) below, (y) if the Borrower has elected to act as set forth in clause (1) below, the Borrower has failed to take the action required in respect of such election, or (z) if the Borrower has elected to act as set forth in sub-clause (2) below, the affected Lender’s participation in the Loan has not been transferred to one or more Affiliates, other Lenders or financial institutions.

Upon the occurrence of an Illegality Event, the affected Lender may give written notice (the “Illegality Notice”) to the Borrower and the Facility Agent of such event, including reasonable details of the relevant circumstances. If an affected Lender delivers an Illegality Notice, the Borrower and the affected Lender shall discuss in good faith (but without obligation) what steps may be open to the relevant Lender to mitigate or remove such circumstances in accordance with the provisions of Clause 13.3(a), but, if they are unable to agree such steps within the Option Period or if the Borrower so elects, the Borrower shall have the right, exercisable at any time during the Option Period, either:

137

(1)       to prepay the affected Lender’s participation in the Loan in full on or before the expiry of the Option Period, together with all unpaid interest and fees thereon accrued to but excluding the date of such prepayment, or

(2)       to exercise its rights in accordance with the terms and conditions of Clause 13.11(g) (Borrower’s Lender Replacement Rights).

For the purpose of this Clause “Option Period” means the occurrence of the first of the two following dates: the last day of the Interest Period occurring after the delivery of the Illegality Notice or, if earlier, the date specified by the Lender in the Illegality Notice (being no earlier than the last day of any applicable grace period permitted by law).

(m)	Framework Prohibited Events

(i)	The Borrower declares, pays or makes or agrees to pay or make, directly or indirectly, any Restricted Payment, except for (A) dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests or options to purchase Equity Interests and (B) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans (including with respect to performance shares issued in the ordinary course of business) for present or former officers, directors, consultants or employees of the Borrower in the ordinary course of business consistent with past practice;

(ii)	a Group Member makes any payment of any kind under any shareholder loan;

(iii)	a Group Member sells, transfers, leases or otherwise disposes of any its assets, whether by one or a series of related transactions and that disposal or action was not conducted on arms' length terms between a willing seller and a willing buyer and for fair market value;

(iv)	any Group Member breaches any of the requirements of Clause 8.1(m), Clause 8.1(n), Clause 8.1(q), Clause 8.1(r), Clause 8.1(s), Clause 8.4(e), Clause 8.10, Clause 8.11, Clause 8.12 or Clause 9.4(b) to (c);

(v)	a Group Member completes a Debt Incurrence;

(vi)	a Group Member enters into a Restricted Loan Arrangement; and/or

(vii)	a Group Member makes a Restricted Voluntary Prepayment and the Facility Agent (acting upon the instructions of BpiFAE) notifies the Borrower that BpiFAE has requested that the Borrower prepay the Deferred Tranches.

138

(n)	Breach of Principles or Framework

The Borrower shall default in the due performance and observance of the Principles, and/or the Framework (it being agreed that if there is inconsistency between the terms of the Principles and the Framework, the Framework shall prevail) and, if capable of remedy, such default shall continue unremedied for a period of ten (10) days after notice thereof shall have been given to the Borrower by the Facility Agent, provided that, if the default does not otherwise constitute a Default or a Mandatory Prepayment Event under another section of this Agreement, the Borrower, the Facility Agent and BpiFAE shall seek to negotiate a resolution in good faith for a maximum period of fifteen (15) days after notice thereof shall have been given to the Borrower by the Facility Agent.

11.2	Mandatory Prepayment

(a)	If any Mandatory Prepayment Event shall occur and be continuing, the Facility Agent, upon the direction of the Required Lenders, shall, by notice to the Borrower and without prejudice to the Borrower’s obligations in Clause 6.5 (Funding Losses), require the Borrower to prepay in full on the date of such notice:

(i)	the Loan or (A) (in the case of Clause 11.1(l) (Illegality for Lenders)) each affected Lender’s participation in the Loan (as applicable) or (B) in the case of Clauses 11.1(m) (Framework Prohibited Events) and 11.1(n) (Breach of Principles or Framework), any drawn amount of the Deferred Tranches;

(ii)	all accrued and unpaid interest on the Loan or (A) (in the case of Clause 11.1(l) (Illegality for Lenders)) each affected Lender’s participation in the Loan (as applicable) or (B) in the case of Clauses 11.1(m) (Framework Prohibited Events) and 11.1(n) (Breach of Principles or Framework), in respect of any drawn amount of the Deferred Tranches; and

(iii)	all other Obligations payable to the Lenders or (in the case of Clause 11.1(l) (Illegality for Lenders)) each affected Lender (as applicable),

and, in such event, the Borrower agrees to so pay all such amounts.

(b)	In addition to any prepayment made pursuant to paragraph (a) above, in the case of a Mandatory Prepayment Event arising under Clause 11.1(m) (Framework Prohibited Events) or Clause 11.1(n) (Breach of Principles or Framework), the Facility Agent shall, by notice to the Borrower (i) require that any part of the Deferred Tranches that has not been advanced as at the time of such Mandatory Prepayment Event be automatically cancelled and, on the Repayment Date on which that portion of such Deferred Tranche would have otherwise been advanced, the Borrower shall continue to be obliged to make the relevant repayment of the Loan (and thus no deemed advance in respect of that Deferred Tranche shall occur) and (ii) immediately terminate the waiver contained in Clause 11.1(e) (Non-Performance of Certain Covenants and Obligations) relating to the occurrence of any Mandatory Prepayment Event in respect of Clause 9.4 (Financial Condition), such that any breach of Clause 9.4 (Financial Condition) in existence as at the date of the notice from the Facility Agent referred to above or any breach occurring at any time after such notice, shall constitute a Mandatory Prepayment Event with all attendant consequences.
139

12.	THE FACILITY AGENT, MANDATED LEAD ARRANGERS AND DOCUMENTATION BANK

12.1	Appointment and Duties

(a)	Each Finance Party (other than the Facility Agent) hereby appoints Société Générale as Facility Agent, as its agent under and for purposes of this Agreement and each other Transaction Document to which the Facility Agent is a party.

(b)	Each Finance Party (other than the Facility Agent) irrevocably authorises the Facility Agent to sign the Funds Flow Amendment, the Funding Accounts Charge and the relevant Fee Letters on behalf of such Finance Party and to act on behalf of such Finance Party under and in respect of this Agreement and each other Transaction Document to which it is a party, including by giving the payment instructions set forth in the Funds Flow Agreement as amended pursuant to the Funds Flow Amendment, and, in the absence of other written instructions from the Required Lenders received from time to time by the Facility Agent (with respect to which the Facility Agent agrees that it will comply, except as otherwise provided in this Clause 12 (The Facility Agent, Mandated Lead Arrangers and Documentation Bank), as otherwise advised by counsel or as otherwise instructed by any French Authority, it being understood and agreed that any instructions provided by a French Authority shall prevail), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Facility Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.

(c)	The Facility Agent shall not be obliged to act on the instructions of any Finance Party or the Required Lenders if to do so would, in the opinion of the Facility Agent, be contrary to any provision of this Agreement, any other Transaction Document to which the Facility Agent is a party or the BpiFAE Insurance Policy or to any law or the conflicting instructions of any French Authority, or would expose the Facility Agent to any actual or potential liability to any third party.

(d)	The Facility Agent’s duties under the Transaction Documents to which it is a party are solely mechanical and administrative in nature.

140

12.2	Indemnity

Without prejudice to the Borrower’s indemnity obligations hereunder, each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Facility Agent, pro rata according to such Lender’s Commitment, from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against the Facility Agent in any way relating to or arising out of this Agreement and any other Transaction Document or any action taken or omitted by the Facility Agent under this Agreement or any other Transaction Document; provided that no Lender shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from the Facility Agent’s gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Facility Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Facility Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Clause 12.2 (Indemnity) applies whether any such investigation, litigation or proceeding is brought by the Facility Agent, any Lender or any third party. The Facility Agent shall not be required to take any action hereunder or under any other Transaction Document, or to prosecute or defend any suit in respect of this Agreement or any other Transaction Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favor of the Facility Agent shall be or become, in the Facility Agent’s determination, inadequate, the Facility Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

12.3	Funding Reliance, etc.

Each Lender shall notify the Facility Agent by 9:00 a.m. (London time), one (1) day prior to the advance of the Loan if it is not able to fund the following day. Unless the Facility Agent shall have been notified by telephone, confirmed in writing, by any Lender by 9:00 a.m. (London time), on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its percentage (based upon its Commitment) of the Loan on the date specified therefor, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Facility Agent, such Lender and the Borrower severally agree to repay the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Facility Agent made such amount available to the Borrower to the date such amount is repaid to the Facility Agent, at the interest rate applicable at the time to the Loan without premium or penalty.

12.4	Exculpation

The Facility Agent shall not be liable to any other Finance Party for any action taken or omitted to be taken by it under this Agreement or any other Transaction Document, or in connection herewith or therewith, except for the Facility Agent’s own gross negligence or wilful misconduct. No director, officer, employee or agent of the Facility Agent shall be liable to any Finance Party other than the Facility Agent for any action taken or omitted to be taken by it under this Agreement or any other Transaction Document, or in connection herewith or therewith. Without limitation of the generality of the foregoing, the Facility Agent:

141

(a)	may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts;

(b)	makes no warranty or representation to any other Finance Party and shall not be responsible to any other Finance Party for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(c)	shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Obligors or the existence at any time of any Default, Event of Default or Mandatory Prepayment Event or to inspect the property (including the books and records) of the Obligors;

(d)	shall not be responsible to any other Finance Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(e)	shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by facsimile or electronic mail) believed by it to be genuine and signed or sent by the proper party or parties; and

(f)	shall have no responsibility to the Borrower or any other Finance Party on account of:

(i)	the failure of another Finance Party or the Obligors to perform any of its obligations under this Agreement, any other Transaction Document or any Hedging Agreement;

(ii)	the financial condition of the Obligors;

(iii)	the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement, any other Transaction Document or any Hedging Agreement, or in or pursuant to any document delivered pursuant to or in connection with this Agreement, any other Transaction Document or any Hedging Agreement; or

(iv)	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement, any other Transaction Document or any Hedging Agreement or of any document executed or delivered pursuant to or in connection with any Transaction Document or any Hedging Agreement.

142

12.5	Successor/Replacement

(a)	The Facility Agent may resign and be replaced as such by all of the Lenders at any time upon at least two (2) Business Days’ prior notice to the Borrower (and, in the case of a resignation, all Lenders), and a successor Facility Agent shall be appointed.

(b)	Upon the Borrower’s receipt of notice of a proposed successor Facility Agent under paragraph (a) above, the Borrower shall, as soon as reasonably practicable and in any event within two (2) Business Days, advise the existing Facility Agent in writing whether the Borrower approves or objects to such proposed successor Facility Agent; provided that, if the Borrower fails to so advise the Facility Agent in writing within such two (2) Business Days, then the Borrower shall be deemed to have approved of such proposed successor Facility Agent.

(c)	Any successor Facility Agent hereunder shall be entitled to receive from the resigning or otherwise replaced Facility Agent such documents of transfer and assignment as such successor Facility Agent may request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning or otherwise replaced Facility Agent, and the resigning or otherwise replaced Facility Agent shall be discharged from its duties and obligations under this Agreement.

(d)	After any resigning or otherwise replaced Facility Agent’s resignation or replacement hereunder as the Facility Agent, the provisions of:

(i)	this Clause 12 (The Facility Agent, Mandated Lead Arrangers and Documentation Bank) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement; and

(ii)	Clause 13.5 (Payment of Costs and Expenses) and Clause 13.6 (Indemnification) shall continue to inure to its benefit.

(e)	The Facility Agent shall resign in accordance with paragraph (a) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraphs (a) and (b) above) if, on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 6.7(j) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 6.7(j) or (k) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

143

(iii)	the Facility Agent notifies the Lenders and the Borrower that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a party hereto will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party and that Lender, by notice to the Facility Agent, requires it to resign.

12.6	Loans by the Facility Agent

The Facility Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if the Facility Agent were not the Facility Agent hereunder and without any duty to account therefor to the other Finance Parties. The Facility Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Facility Agent.

12.7	Credit Decisions

Each Lender acknowledges that it has, independently of the Facility Agent and each other Finance Party, and based on such Lender’s review of the financial information of the Obligors, this Agreement, the other Transaction Documents, the Hedging Agreements and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment or otherwise participate in the Loan. Each Lender also acknowledges that it will, independently of the Facility Agent and each other Finance Party, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any other Transaction Document or the Hedging Agreements.

12.8	Copies, etc.

The Facility Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Facility Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Facility Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Facility Agent from the Borrower for distribution to the Lenders by the Facility Agent in accordance with the terms of this Agreement.

144

12.9	The Facility Agent’s Rights

The Facility Agent may (a) assume that all representations or warranties made or deemed repeated by the Obligors in or pursuant to this Agreement or any other Transaction Document are true and complete, unless, in its capacity as the Facility Agent, it has acquired actual knowledge to the contrary; (b) assume that no Default, Event of Default or Mandatory Prepayment Event has occurred unless, in its capacity as Facility Agent, it has acquired actual knowledge to the contrary; (c) rely on any document or notice believed by it to be genuine; (d) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it; (e) rely as to any factual matters which might reasonably be expected to be within the knowledge of the Borrower on a certificate or other document signed by or on behalf of the Borrower; and (f) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of such exercise by the Lenders (or, where applicable, by the Required Lenders) and unless and until it has received from the Lenders any payment which it may require on account of, or any security which it may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

12.10	The Facility Agent’s Duties

(a)	The Facility Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement, any other Transaction Document or any Hedging Agreement by the Borrower and/or as to the existence of a Default, Event of Default and/or Mandatory Prepayment Event and (ii) inform the Lenders promptly of any Default, Event of Default and/or Mandatory Prepayment Event of which the Facility Agent has actual knowledge.

(b)	The Facility Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Obligors or actual knowledge of the occurrence of any Default unless a Lender, or the Borrower, shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent. Any information acquired by the Facility Agent other than specifically in its capacity as the Facility Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent.

(c)	The Facility Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Borrower or with the Borrower’s Subsidiaries or associated companies or with a Lender as if it were not the Facility Agent.

12.11	Employment of Agents

In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement, the Facility Agent shall be entitled to:

145

(a)	employ and pay agents to do anything which the Facility Agent is empowered to do under or pursuant to this Agreement or the other Transaction Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including Clause 13.5 (Payment of Costs and Expenses), the employment of such agents shall be for the Facility Agent’s account; and

(b)	to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other Person believed by the Facility Agent in good faith to be competent to give such opinion, advice or information.

12.12	Distribution of Payments

The Facility Agent shall pay promptly to the order of each Lender such Lender’s pro rata share of every sum of money received by the Facility Agent pursuant to this Agreement and the other Finance Documents (with the exception of any amounts which, by the terms of this Agreement or any Fee Letter, as the case may be, are payable to the Facility Agent for its own account or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Facility Agent on trust absolutely for such Lender.

12.13	Reimbursement

The Facility Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Facility Agent does pay any sum to a Lender on account of any amount prospectively due to such Lender pursuant to Clause 12.12 (Distribution of Payments) before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of this Agreement or the other Finance Documents, as applicable, then that Lender will, on demand by the Facility Agent and without prejudice to the Borrower’s obligations hereunder, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the other Finance Documents, as applicable, and ending on the date on which the Facility Agent receives reimbursement.

12.14	Instructions

Where the Facility Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Required Lenders, each of the Lenders shall provide the Facility Agent with instructions within three (3) Business Days of the Facility Agent’s request (which request may be made orally or in writing). If a Lender does not provide the Facility Agent with instructions within that period, that Lender shall be bound by the decision of the Facility Agent. Nothing in this Clause 12.14 (Instructions) shall limit the right of the Facility Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Required Lenders, as applicable, if the Facility Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with this Agreement and/or the other Finance Documents. In that event, the Facility Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Facility Agent pursuant to this Clause 12.14 (Instructions).

146

12.15	Payments

All amounts payable to a Lender under this Clause 12 (The Facility Agent, Mandated Lead Arrangers and Documentation Bank) shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Facility Agent.

12.16	“Know your customer” Checks

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied that it has complied with all necessary “know your customer” and other similar checks under all applicable laws and regulations in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

12.17	No Fiduciary Relationship

Except as provided in Clause 12.12 (Distribution of Payments), the Facility Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other Person and nothing contained in this Agreement or any other Transaction Document shall constitute a partnership between any two or more Lenders or between the Facility Agent and any other Person.

12.18	The Mandated Lead Arrangers and the Documentation Bank

Except as specifically provided herein, none of the Mandated Lead Arrangers or the Documentation Bank has any obligations of any kind to any Person under or in connection with any Transaction Document.

13.	MISCELLANEOUS PROVISIONS

13.1	Waivers and Amendments

(a)	The provisions of this Agreement and the other Finance Documents may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided that no such amendment, modification or waiver which would:

147

(i)	contravene or be in breach of the terms of the BpiFAE Insurance Policy or the arrangements with Natixis DAI relating to the CIRR (if the Fixed Rate applies) shall be effective unless consented to by, as applicable, BpiFAE and/or Natixis DAI;

(ii)	modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

(iii)	modify this Clause 13.1 (Waivers and Amendments) or change the definition of “Required Lenders” shall be effective without the consent of each Lender;

(iv)	increase the Commitment of any Lender shall be effective without the consent of such Lender;

(v)	reduce any fees described in Clause 5 (Repayment, Prepayments, Interest and Fees) payable to any Lender shall be effective without the consent of such Lender;

(vi)	extend the Longstop Date shall be effective without the consent of each Lender;

(vii)	extend the due date for, or reduce the amount of, any scheduled payment, repayment or prepayment of principal of or interest on the Loan or any other payment Obligation (or reduce the principal amount of or rate of interest on the Loan or any other payment Obligation) owed to any Lender shall be effective without the consent of such Lender;

(viii)	modify the currency in which any payment is to be made under any Finance Document shall be effective without the consent of each Finance Party who is to receive such payment; or

(ix)	affect adversely the interests, rights or obligations of the Facility Agent in its capacity as such shall be effective without consent of the Facility Agent.

(b)	The Borrower agrees to pay to the Facility Agent for its own account a fee in the amount of fifteen thousand Dollars (USD 15,000) for each waiver of or amendment (i) required to be made to the Finance Documents during the term of the Loan to correspond to changes to the Construction Contract, (ii) requested by the Borrower or (iii) required due to the occurrence of a Default.

(c)	Neither the Borrower’s rights nor its obligations under the Finance Documents shall be changed, directly or indirectly, as a result of any amendment, supplement, modification, variance or novation of the BpiFAE Insurance Policy, except any amendments, supplements, modifications, variances or novations, as the case may be, which occur (i) with the Borrower’s consent, (ii) at the Borrower’s request or (iii) in order to conform to amendments, supplements, modifications, variances or novations effected in respect of the Finance Documents in accordance with their terms.

148

(d)	The Borrower agrees that, without the prior written consent of the Facility Agent, it shall not:

(i)	agree to any change (A) to the definition of “Repayment Date” under the EUR Facility Agreement, (B) to the definition of “Business Day” under the EUR Facility Agreement (but only to the extent the same would result in a change in the definition of “Repayment Date” under the EUR Facility Agreement) or (C) that will result in a change of the payment dates of any amount of scheduled payments of principal or interest under clause 5.1(a) (as may be varied pursuant to clause 5.1(b)(ii)) or clause 5.3(a)(Rates) of the EUR Facility Agreement;

(ii)	agree to any change to the provisions of clause 7 (Representations and Warranties), clause 8 (Affirmative Covenants) and/or clause 9 (Negative Covenants) of the EUR Facility Agreement but only to the extent those provisions are, as at the date of this Agreement, substantially the same in their terms, scope and effect as, respectively, the provisions of Clause 7 (Representations and Warranties), Clause 8 (Affirmative Covenants) and Clause 9 (Negative Covenants);

(iii)	agree to any change to the provisions of clause 10.1 (Listing of Events of Default) of the EUR Facility Agreement but, with regards to clauses 10.1(a) (Non-Payment of Obligations), 10.1(b) (Breach of Warranty) and/or 10.1(c) (Non-Performance of Certain Covenants and Obligations) of the EUR Facility Agreement, but only to the extent the same concern breaches of or defaults under those provisions of the EUR Facility Agreement which are, as at the date of this Agreement, substantially the same in their terms, scope and effect as, respectively, the provisions of Clauses 10.1(a) (Non-Payment of Obligations), 10.1(b) (Breach of Warranty) and/or 10.1(c) (Non-Performance of Certain Covenants and Obligations);

(iv)	agree to any change to the provisions of clause 11.1 (Listing of Mandatory Prepayment Events) of the EUR Facility Agreement but only to the extent those provisions are, as at the date of this Agreement, substantially the same in their terms, scope and effect as the provisions of Clause 11.1 (Listing of Mandatory Prepayment Events); and/or

(v)	agree to any change to the obligations to make pari-passu and pro-rata payments under the Facility and the EUR Facility as provided under Clause 5.1(c) and under clause 5.1 (c) of the EUR Facility Agreement.

149

13.2	Exercise of Remedies

No failure or delay on the part of the Facility Agent or any Lender in exercising any power or right under this Agreement or any other Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Facility Agent or any Lender under this Agreement or any other Finance Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

13.3	Mitigation, Borrower Challenges, etc.

(a)	Each Lender agrees to use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions and the terms of the BpiFAE Insurance Policy and (if the Fixed Rate applies) the arrangements with Natixis DAI relating to the CIRR), in consultation with the Borrower, to avoid any circumstances which arise and which would result in any Commitments becoming cancellable or amounts becoming payable or prepayable pursuant to Clauses 2.5 (Cancellation due to Lender Illegality), 2.7 (Automatic Cancellation), 6.3 (Market Disruption), 6.4 (Increased Loan Costs, etc.), 6.6 (Increased Capital Costs), 6.7(c), (d), (h) or (i) (Taxes), 6.8 (Reserve Costs) and/or 11.1(l) (Illegality for Lenders), including using reasonable efforts (consistent with its internal policies and legal and regulatory restrictions and the terms of the BpiFAE Insurance Policy and (if the Fixed Rate applies) the arrangements with Natixis DAI relating to the CIRR) to designate a different Lending Office, if such efforts would avoid such Commitments becoming cancellable or such amounts becoming payable or prepayable, provided that, in each such case, such efforts shall not, in the reasonable judgment of such Lender, be prejudicial or otherwise disadvantageous to such Lender and/or its Affiliates.

(b)	For the avoidance of doubt, the Facility Agent shall not be required to take or omit to take any action pursuant to paragraph (a) above if it would put the Facility Agent in default under the Funds Flow Agreement (as amended by the Funds Flow Amendment).

13.4	Notices

(a)	All notices and other communications provided to any party hereto under this Agreement or any of the other Finance Documents shall be in writing, by facsimile or by electronic mail, shall be in the English language (or, if not in the English language, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation thereof will prevail unless the document is a constitutional, statutory or other official document) and shall be addressed, delivered or transmitted to such party at its following address, facsimile number or electronic mail address:

150

(i)	in the case of the Borrower:

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132-2096

U.S.A.

Attention:	Antje Gibson, Vice President and Treasurer
Tel:	+1 305 539 6440
Fax:	+1 305 539 0562
Email:	agibson@rccl.com

(ii)	in the case of the Facility Agent (and all notices and communications addressed to any Lender or Mandated Lead Arranger from any party other than the Facility Agent shall be delivered to the Facility Agent for forwarding to such Lender or Mandated Lead Arranger, as applicable):

Société Générale

189 rue d’Aubervilliers

75886 PARIS Cedex 18

France

Attention:	Muriel Baumann / Edouard Rutin
Tel:	+33 (0)1 58 98 22 76 / +33 (0)1 57 29 37 79
Fax:	+33 (0)1 46 92 45 97
Email:	muriel.baumann@sgcib.com
edouard.rutin@sgcib.com
par-oper-fin-smo-ext@sgcib.com

and

Attention:	Catherine Ferreira
Tel:	+33 (0)1 42 14 48 45
Fax:	+33 (0)1 70 71 95 63
Email:	catherine.ferreira@sgcib.com
par-oper-caf-dmt6@sgcib.com

(iii)	in the case of the BpiFAE Agent:

Société Générale

189 rue d’Aubervilliers

75886 PARIS Cedex 18

France

151

Attention:	Muriel Baumann / Edouard Rutin
Tel:	+33 (0)1 58 98 22 76 / +33 (0)1 57 29 37 79
Fax:	+33 (0)1 46 92 45 97
Email:	muriel.baumann@sgcib.com
edouard.rutin@sgcib.com
par-oper-fin-smo-ext@sgcib.com

and

Attention:	Catherine Ferreira
Tel:	+33 (0)1 42 14 48 45
Fax:	+33 (0)1 70 71 95 63
Email:	catherine.ferreira@sgcib.com
par-oper-caf-dmt6@sgcib.com

(iv)	in the case of each of the Mandated Lead Arrangers and Original Lenders, that identified with its name below:

(A)	Banco Santander, S.A. (as both Mandated Lead Arranger and Original Lender):

Banco Santander, S.A.

Ciudad Grupo Santander

Avda. De Cantabria s/n

28660 Boadilla del Monte Madrid

Spain

Attention:	Elise Regnault / Julián Arroyo / Angela Rabanal / Ecaterina Mucuta / Vanessa Berrio Vélez / Ana Sanz Gómez

Tel:	+34 912893722 / +1 212-297-2919 / +1 212-297-2942 / +33 1 53 53 70 46 / +34 91 289 10 28 / +34 91 289 17 90

Fax:	+34 91 257 1682
Email:	elise.regnault@gruposantander.com / Julian.Arroyo@santander.us / arabanal@santander.us / ecaterina.mucuta@gruposantander.com / vaberrio@gruposantander.com / anasanz@gruposantander.com

(B)	KfW IPEX-Bank GmbH (as both Mandated Lead Arranger and Original Lender):

KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9

60325 Frankfurt am Main

Germany

152

Attention:	Maritime Industries – Celine Brochard
Tel:	+49 69 7431 6537
Fax:	+49 69 7431 3768
Email:	celine.brochard@kfw.de

or, in the case of any Lender that is not an Original Lender, as set forth in the applicable Lender Transfer Certificate or Lender Assignment Agreement, or, in any case, at such other address, facsimile number or electronic mail address as may be designated by such party in a notice to the other parties.

(b)	Any notice:

(i)	if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received;

(ii)	if transmitted by facsimile, shall be deemed given when transmitted provided it is received in legible form; and

(iii)	subject to paragraph (c) below, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient in readable form (it being agreed that any electronic mail so acknowledged after 5:00 p.m. in the location of receipt shall be deemed to have been given on the following day).

(c)	Any communication to be made between any two parties under or in connection with this Agreement or any of the other Finance Documents may be made by electronic mail or other electronic means to the extent that those two parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

(d)	Subject to Clause 4.4 (Form of Conditions Precedent) and the proviso in Clause 8.1 (Financial Information, Reports, Notices, etc.), the Borrower may provide to the Facility Agent all information, documents and other materials that it furnishes to the Facility Agent hereunder, including all notices, requests, financial statements, financial and other reports, certificates and other materials, by transmitting the same to the Facility Agent in an electronic/soft medium in a format acceptable to the Facility Agent, promptly followed by an original thereof (unless the Facility Agent agrees otherwise); provided that any such items requested pursuant to Clause 8.1(j) or 8.1(k) shall be in a format acceptable to the Borrower and the Facility Agent and any such items requested pursuant to Clause 8.1(l) shall be in a format acceptable to BpiFAE.

153

13.5	Payment of Costs and Expenses

(a)       The Borrower agrees to pay on demand all reasonable and documented fees and expenses of the Finance Parties (including the reasonable and documented fees and out-of-pocket expenses of external counsel to the Finance Parties in France, England and the United States; provided that the Borrower shall only be required to pay the fees of one collective counsel to the Finance Parties per each such jurisdiction) in connection with (i) structuring the transactions contemplated hereby and (ii) the negotiation, preparation, review, printing and execution of this Agreement and the other Finance Documents and the completion of the transactions contemplated hereby and thereby, in each case whether or not the transactions contemplated hereby are consummated.

(b)	In addition, the Borrower agrees to pay the documented fees and out-of-pocket expenses of external counsel to the Finance Parties and of local counsel, if any, who may be retained by counsel to the Finance Parties (provided that, except after acceleration of the Obligations pursuant to Clause 10.3 (Action if Other Event of Default), the Borrower shall only be required to pay the fees of one collective counsel to the Finance Parties per relevant jurisdiction) in connection with (A) any amendments, waivers, consents, supplements or other modifications to this Agreement and/or the other Finance Documents as may from time to time hereafter be requested or required, (B) the Finance Parties monitoring the transactions contemplated hereby or preserving their rights under the Finance Documents and (C) the Finance Parties exercising remedies or otherwise enforcing their rights under the Finance Documents, in each case whether or not the transactions contemplated hereby are consummated.

(c)	The Borrower further agrees to pay, and to keep the Finance Parties harmless from all liability for, any stamp, recording, documentary or other similar taxes arising from the execution, delivery or enforcement of this Agreement or the borrowing hereunder.

(d)	Without prejudice to paragraph (b) above, the Borrower agrees to reimburse the Finance Parties upon demand for all out-of-pocket expenses incurred by the Finance Parties in connection with (a) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (b) the enforcement of any Obligations.

13.6	Indemnification

(a)	The Borrower hereby indemnifies and holds harmless each Finance Party, the Account Bank and each of their respective Affiliates and their (and their Affiliates’) respective officers, advisors, directors and employees (collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including fees and disbursements of counsel, which must be reasonable so long as no Event of Default is continuing), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including in connection with any investigation, litigation or proceeding or the preparation of a defence in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the other Finance Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loans (collectively, the “Indemnified Liabilities”), except (i) to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or wilful misconduct or is a claim, damage, loss, liability or expense which would have been compensated under other provisions of the Finance Documents but for any exclusions applicable thereunder and (ii) with respect to claims, damages, losses, liability or expenses arising solely under the Funds Flow Agreement or the Funds Flow Amendment, to the extent the same are not attributable to the Borrower’s breach of the terms thereof.

154

(b)	In the case of an investigation, litigation or other proceeding to which the indemnity in this Clause 13.6 (Indemnification) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto.

(c)	Each Indemnified Party shall:

(i)	furnish the Borrower with prompt notice of any action, suit or other claim covered by this Clause 13.6 (Indemnification);

(ii)	not agree to any settlement or compromise of any such action, suit or claim without the Borrower’s prior consent;

(iii)	cooperate fully in the Borrower’s defence of any such action, suit or other claim (provided that the Borrower shall reimburse such Indemnified Party for its out-of-pocket expenses incurred pursuant hereto, which must be reasonable so long as no Event of Default is continuing); and

(iv)	at the Borrower’s request, permit the Borrower to assume control of the defence of any such claim, other than regulatory, supervisory or similar investigations, provided that:

(A)	the Borrower acknowledges in writing its obligations to indemnify such Indemnified Party in accordance with the terms herein in connection with such claims;

(B)	the Borrower shall keep such Indemnified Party fully informed with respect to the conduct of the defence of such claim;

(C)	the Borrower shall consult in good faith with such Indemnified Party (from time to time and before taking any material decision) about the conduct of the defence of such claim;

(D)	the Borrower shall conduct the defence of such claim properly and diligently taking into account its own interests and those of such Indemnified Party;

155

(E)	the Borrower shall employ counsel reasonably acceptable to such Indemnified Party and at the Borrower’s expense; and

(F)	the Borrower shall not enter into a settlement with respect to such claim unless either:

(I)	such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of such Indemnified Party and contains a provision unconditionally releasing such Indemnified Party and each other Indemnified Party from, and holding all such Persons harmless against, all liability in respect of claims by any releasing party; or

(II)	such Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed).

(d)	Notwithstanding the Borrower’s election to assume the defence of an action, suit or other claim pursuant to paragraph (c) above, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence of such action, suit or claim and the Borrower shall bear the fees, costs and expenses of such separate counsel if:

(i)	the use of counsel chosen by the Borrower to represent such Indemnified Party would present such counsel with an actual or potential conflict of interest;

(ii)	the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnified Party and such Indemnified Party shall have concluded that there may be legal defences available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defences (in which case the Borrower shall not have the right to assume the defence of such action on such Indemnified Party’s behalf);

(iii)	the Borrower shall not have employed counsel reasonably acceptable to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action; or

(iv)	the Borrower authorises such Indemnified Party to employ separate counsel at the Borrower’s expense.

(e)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

156

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings;

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Indemnified Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that Indemnified Party at the time of its receipt of that Sum.

13.7	Survival

The obligations of the Borrower under Clauses 6.4 (Increased Loan Costs, etc.), 6.5 (Funding Losses), 6.6 (Increased Capital Costs), 6.7 (Taxes), 6.8 (Reserve Costs), 13.5 (Payment of Costs and Expenses) and 13.6 (Indemnification) and the obligations of the Lenders under Clause 12.2 (Indemnity), shall in each case survive any termination of this Agreement and the payment in full of all Obligations. The representations and warranties made by the Borrower in this Agreement shall survive the execution and delivery of this Agreement.

13.8	Severability

Any provision of any Finance Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Finance Document or affecting the validity or enforceability of such provision in any other jurisdiction.

13.9	Execution in Counterparts

This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

13.10	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a)	except to the extent permitted by Clause 9.6 (Consolidation, Merger, etc.), the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Facility Agent, each Lender and BpiFAE; and

(b)	the rights of sale, assignment and transfer of the Lenders are subject to Clause 13.11 (Lender Transfers, Assignments and Participations).

157

13.11	Lender Transfers, Assignments and Participations

Each Lender may transfer by novation all or any of its rights and obligations under the Finance Documents or assign all or any such rights or sell participations in its portion of any part of the Loan or grant security over its rights under the Finance Documents to one or more other Persons in accordance with this Clause 13.11 (Lender Transfers, Assignments and Participations).

(a)	Transfers and Assignments

(i)	Any Lender, upon prior notice to BpiFAE and with the prior written consent of Natixis DAI (if the Loan is accruing interest at the Fixed Rate) and the Borrower (the consent of the Borrower not to be unreasonably withheld or delayed), may at any time (and from time to time) transfer by novation all or any of its rights and obligations under the Finance Documents or assign all or any of its rights under the Finance Documents to any bank or financial institution (including any financial institution presented to the Lenders by the Borrower, which shall be subject to the approval of the Lenders (acting reasonably)) and/or to BpiFAE (any such transferee or assignee, as the case may be, a “New Lender”); provided that any New Lender (other than BpiFAE) shall, if the Fixed Rate applies, be eligible to benefit from the CIRR stabilisation.

(ii)	Notwithstanding clause (i) above, the consent of the Borrower shall not be required:

(A)	in the case of any transfer or assignment:

(I)	to BpiFAE;
(II)	to any other existing Lender; or
(III)	by KfW IPEX-Bank GmbH to its ultimate German holding company; and/or

(B)	for any transfer or assignment during the continuation of an Event of Default under Clauses 10.1(a) (Non-Payment of Obligations), 10.1(d)(i) (Default on other Indebtedness) and 10.1(e) (Bankruptcy, Insolvency, etc.).

(iii)	The consent of the Borrower to a transfer or assignment shall be deemed to be given in the absence of a written notice delivered by the Borrower to the Facility Agent, on or before the fifth (5th) Business Day after receipt by the Borrower of such Lender’s request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent.

158

(iv)	Any transfer or assignment by a Lender under this paragraph (a) (other than a transfer or assignment to BpiFAE and/or where a Default is continuing and/or where the transfer or assignment is at the Borrower’s request) shall not result in an increase of the Borrower’s obligations under Clauses 6.4 (Increased Loan Costs, etc.), 6.5 (Funding Losses), 6.6 (Increased Capital Costs), 6.7 (Taxes) and 6.8 (Reserve Costs) or any other additional costs to the Borrower which the Borrower would not have been obligated to pay to the transferring or assigning Lender had the transfer or assignment (as the case may be) not occurred.

(b)	Procedure for Transfer or Assignment

(i)	The Borrower and the Facility Agent shall be entitled to continue to deal solely and directly with the existing Lender in connection with the interests to be transferred or assigned to a New Lender until (i) such New Lender and the transferring/assigning Lender shall have executed and delivered to the Facility Agent a duly completed Lender Transfer Certificate or Lender Assignment Agreement, as applicable, (ii) the Facility Agent shall have executed such Lender Transfer Certificate or Lender Assignment Agreement, as applicable, and (iii) the processing fee described in clause (viii) below shall have been paid.

(ii)	Subject to the Facility Agent performing all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the New Lender, the Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Lender Transfer Certificate or Lender Assignment Agreement appearing on its face to comply with the terms of this Agreement, execute that Lender Transfer Certificate or Lender Assignment Agreement, as applicable, and promptly thereafter provide a copy thereof to the Borrower.

(iii)	Any transfers or assignment must be in a minimum aggregate amount of fifteen million Dollars (USD 15,000,000) (or, if less, all of the existing Lender’s Commitment or portion of the Loan, as applicable).

(iv)	From and after the date that the Facility Agent executes the Lender Transfer Certificate or Lender Assignment Agreement, as applicable, (A) the New Lender thereunder shall be deemed automatically to have become a party hereto and, to the extent that rights and/or obligations hereunder have been transferred or assigned to such New Lender in connection with such Lender Transfer Certificate or Lender Assignment Agreement, shall have the rights and/or obligations, as the case may be, of a Lender hereunder and under the other Finance Documents, and (B) the transferring/assigning Lender, to the extent that rights and/or obligations hereunder have been transferred or assigned by it, shall be released from its obligations hereunder and under the other Finance Documents.

(v)	Except to the extent resulting from a change in law occurring after the date of a transfer or assignment (as the case may be), in no event shall the Borrower be required to pay to any New Lender any amount under Clauses 6.4 (Increased Loan Costs, etc.), 6.5 (Funding Losses), 6.6 (Increased Capital Costs), 6.7 (Taxes) or 6.8 (Reserve Costs) that is greater than the amount which it would have been required to pay had no such transfer or assignment been made.

159

(vi)	Each New Lender, by executing the relevant Lender Transfer Certificate or Lender Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the Transfer Date and that it is bound by that decision to the same extent as the existing Lender would have been had it remained a Lender.

(vii)	Any transferring/assigning Lender or the relevant New Lender must pay a processing fee to the Facility Agent upon delivery of any Lender Transfer Certificate or Lender Assignment Agreement in the amount of two thousand Dollars (USD 2,000) (and shall also reimburse the Facility Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the assignment, unless a Default is continuing, in which case the Borrower shall be liable for such costs, fees and expenses).

(c)	Limitation on Responsibility of Existing Lenders

(i)	Unless expressly agreed to the contrary, an existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(A)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(B)	the financial condition of the Borrower;

(C)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(D)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(ii)	Each New Lender confirms to the relevant existing Lender and the other Finance Parties that it:

(A)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the existing Lender in connection with any Finance Document; and

160

(B)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(iii)	Nothing in any Finance Document obliges any existing Lender to:

(A)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 13.11 (Lender Transfers, Assignments and Participations); or

(B)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

(d)	Participations

Any Lender may at any time sell to one or more commercial banks or other financial institutions participating interests in its portion of the Loan without informing, consulting with or obtaining the consent of any other party to the Finance Documents; provided that:

(i)	no participation contemplated in this paragraph (d) shall relieve such Lender from its obligations hereunder;

(ii)	such Lender shall remain solely responsible for the performance of its obligations hereunder;

(iii)	the Borrower and the Facility Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Finance Documents; and

(iv)	the Borrower shall not be required to pay any amount under Clauses 6.4 (Increased Loan Costs, etc.), 6.5 (Funding Losses), 6.6 (Increased Capital Costs), 6.7 (Taxes) or 6.8 (Reserve Costs) that is greater than the amount which it would have been required to pay had no participating interest been sold.

(e)	Lender Screen

The Facility Agent shall maintain in its internal data system an electronic file (the “Lender Screen”) identifying, at any time, (i) the then current Lenders, (ii) each such Lender’s then current Commitments or participations in the Loan, as the case may be, (iii) after the Disbursement Date, the amount of the then outstanding Loan owed to each such Lender and (iv) if applicable, the fact that such Lender acquired or sold its Commitments or participations in the Loan, as the case may be, pursuant to a Lender Transfer Certificate or Lender Assignment Agreement. The entries on the Lender Screen shall be conclusive, absent manifest error. Upon reasonable prior notice, the Facility Agent shall make a screen-shot of the Lender Screen available to the Borrower and/or any Finance Party.

161

(f)	Security Over Lenders’ rights

(i)	In addition to the other rights provided to Lenders under this Clause 13.11 (Lender Transfers, Assignments and Participations), each Lender may at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender, including:

(A)	any charge, assignment or other security to secure obligations to its federal reserve or central bank;

(B)	upon at least three (3) Business Days’ prior written notice to the Borrower, any charge, assignment or other security to secure obligations of that Lender for the benefit of any of its Affiliates; and

(C)	in the case of any Lender which is a fund, any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, provided that any such charge, assignment or security shall:

(I)	be made only with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), except if it is made pursuant to clause (A), (B) or (C) above in which case no such consent shall be required;

(II)	not release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other security for the Lender as a party to any of the Finance Documents; and

(III)	not require any payments to be made by the Borrower or grant to any Person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

(ii)	Any Lender charging, assigning or otherwise creating security in or over any of its rights under the Finance Documents pursuant to this paragraph (f) or the relevant chargee, assignee or secured party (as applicable) shall reimburse the Facility Agent for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and expenses, incurred in connection with the relevant charge, assignment or other security.

162

(g)	Borrower’s Lender Replacement Rights

In respect of any Lender (an “affected Lender”), if the Commitments of such affected Lender become cancellable pursuant to Clause 2.5 (Cancellation due to Lender Illegality) or the Borrower is at any time required or entitled to cancel any Commitments of the affected Lender pursuant to Clause 6.11 (Cancellation of Commitment or Prepayment of Affected Lender) or prepay the affected Lender’s participation in the Loan pursuant to Clause 11.1(l) (Illegality for Lenders), the Borrower shall be entitled:

(i)	in the case of any such cancellation of Commitments, within thirty (30) days of receiving notice of the relevant underlying event (which shall be at least thirty (30) days prior to the Scheduled Delivery Date or, if the requirement to cancel is due to an illegality, such shorter period as is required by law); and

(ii)	in the case of any such prepayment, within thirty (30) days of receiving notice of the relevant underlying event or, if the requirement to prepay is due to an illegality, such shorter period as is required by law, and (so long as no Default has occurred and is continuing) without liability for the Borrower for any premium or penalties but subject to any liability for Funding Losses to the extent provided for in Clause 6.5 (Funding Losses), to request that the affected Lender shall, and the affected Lender shall, use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions and the terms of the BpiFAE Insurance Policy and (if the Fixed Rate applies) the arrangements with Natixis DAI relating to the CIRR) to:

(I)	in consultation with the Borrower (solely if no Default has occurred and is continuing), replace itself with one or more Affiliates and/or one or more other financial institutions (including any financial institution(s) presented to the Lenders by the Borrower, which must have a minimum rating of at least A- by Standard & Poor’s and/or A3 by Moody’s); or

(II)	transfer its Commitment and its rights and obligations under this Agreement, the other Finance Documents and the BpiFAE Insurance Policy to one or more unaffected Lenders,

in each case in accordance with the terms of this Agreement and provided that such efforts would avoid such cancellation or prepayment and would not, in the reasonable judgment of the affected Lender, be prejudicial or otherwise disadvantageous to the affected Lender and/or its Affiliates.

This paragraph (g) is without prejudice to the Lenders’ obligations under Clause 13.3 (Mitigation, Borrower Challenges, etc.).

163

13.12	Other Transactions

Nothing contained herein shall preclude the Facility Agent or any other Finance Party from engaging in any transaction, in addition to those contemplated by this Agreement or any other Finance Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

13.13	BpiFAE Premium

(a)	The Borrower shall exclusively bear the cost of the BpiFAE Premium. The Borrower shall pay the BpiFAE Premium to the Facility Agent (for the account of BpiFAE) with the proceeds of the disbursement of the Loan as specified in the Drawing Request.

(b)	Subject to paragraphs (c) and (d) below, the BpiFAE Premium shall be in an aggregate amount of two point three five per cent. (2.35%) of the aggregate of the amounts made available under the Facility as described in Clause 2.2(a)(i)(A) to (D). The estimated maximum amount of the BpiFAE Premium as of the date of this Agreement is set out in Clause 2.2(a)(ii).

(c)	The Borrower acknowledges that the maximum amount of the BpiFAE Premium set out in Clause 2.2(a)(ii) is based on the Maximum Loan Amount and the Final Maturity Date, and that the actual amount of the BpiFAE Premium will be equal to two point three five per cent. (2.35%) of the portion of the Loan which is actually borrowed by the Borrower in respect of the items listed in Clause 2.2(a)(i)(A) to (D). The Borrower shall make payment of the actual amount of the BpiFAE Premium notwithstanding that such actual amount may be different from the estimated maximum amount set out in Clause 2.2(a)(ii).

(d)	If the Longstop Date is extended by agreement between the Borrower and the Lenders, the BpiFAE Premium may be redetermined by BpiFAE and notified to the Borrower by the Facility Agent, and any increase thereof shall be promptly paid by the Borrower to the Facility Agent with the Borrower’s own funds.

(e)	Notwithstanding the above, a minimum premium being, as of the date of this Agreement, in an amount of one thousand five hundred and fifteen Euros (EUR 1,515) shall be paid to BpiFAE by the Borrower in respect of the BpiFAE Insurance Policy upon the execution of the BpiFAE Insurance Policy. Such amount shall remain the property of BpiFAE and is accordingly payable by the Borrower to BpiFAE in any event.

(f)	The Borrower acknowledges that the obligation to pay one hundred per cent. (100%) of the BpiFAE Premium out of, and subject to, the disbursement of the Loan (subject to paragraph (d) above) and to pay all other duly documented costs of BpiFAE incurred in connection with the BpiFAE Insurance Policy at the times required under the foregoing paragraphs of this Clause 13.13 (BpiFAE Premium) is absolute and unconditional.

164

(g)	If, following the Effective Delivery Date, the Borrower:

(i)	voluntarily prepays all or part of the Loan, BpiFAE will refund to the Facility Agent, for the account of the Lenders and ultimately the Borrower, eighty per cent. (80%) of the unexpired BpiFAE Premium (save in respect of the additional BpiFAE Premium payable in relation to any Deferred Tranche), calculated in accordance with the following formula:

R = P x (1 – (1 / (1+2.35%)) x (N / (12 * 365)) x 80%

where:

“R” means the amount of the refund;

“P” means the amount of the prepayment;

“N” means the number of days between the effective prepayment date and the Final Maturity Date; and

P x (1 – (1 / (1+2.35%)) corresponds to the share of the financed BpiFAE Premium corresponding to P; and

(ii)	prepays all or part of the Loan for any reason other than a voluntary prepayment, the Facility Agent shall promptly request that BpiFAE refund to the Facility Agent, for the account of the Lenders and ultimately the Borrower, eighty per cent. (80%) of the unexpired BpiFAE Premium, calculated in accordance with the formula set out in clause (i) above, and in any such case, upon the Facility Agent’s receipt of any such reimbursement from BpiFAE, the full amount of such reimbursement shall be repaid by the Facility Agent to the Borrower. For the avoidance of doubt, should the Facility Agent not receive any such reimbursement from BpiFAE, it shall have no payment obligations towards the Borrower. However, the Facility Agent shall duly demand the payment of such reimbursement from BpiFAE in each case in which the right to such reimbursement arises under this paragraph (g).

(h)	Subject only to paragraph (g) above, the BpiFAE Premium is not refundable to the Borrower for any reason whatsoever and the portion of the Loan made for purposes of financing the BpiFAE Premium shall be repaid in full by the Borrower in accordance with the terms hereof.

165

13.14	Law and Jurisdiction

(a)	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall in all respects be governed by and construed in accordance with English law.

(b)	Jurisdiction

For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, each party hereto irrevocably submits to the jurisdiction of such courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 13.14 (Law and Jurisdiction), and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.

(c)	Alternative Jurisdiction

Nothing contained in this Clause 13.14 (Law and Jurisdiction) shall limit the rights of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction, nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

(d)	Service of Process

Without prejudice to the rights of the Finance Parties to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 3, The Heights – Brooklands, Weybridge, Surrey KT13 0NY, England, Attention: General Counsel, and in any such event the Borrower shall be conclusively deemed to have been served at the time of leaving or, if posted, at 9:00 a.m. on the third (3rd) Business Day after posting by prepaid first class registered post. If the appointment of the Person mentioned in this paragraph (d) ceases to be effective in respect of the Borrower, the Borrower shall immediately notify the Facility Agent and appoint a further Person in England to accept service of process on its behalf in England and, failing such appointment within fifteen (15) days, the Facility Agent shall be entitled, at the cost of the Borrower, to appoint such Person by notice to the Borrower.

166

(e)	Waiver of Immunity

To the extent that the Borrower may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Borrower irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

13.15	Confidentiality

(a)	Each party hereto (a “first party”) agrees to maintain the confidentiality of all non-public information provided to it by any other party hereto (a “second party”), and the first party shall not use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the second party, except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the first party or its directors, officers, employees and agents or (b) was or becomes available on a non-confidential basis from a source other than the second party so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the second party; provided, however, that the first party may disclose such information without consulting with or obtaining the consent of any other party hereto:

(i)	at the request or pursuant to any requirement of any self-regulatory body, governmental, banking or taxation body, agency or official to which the first party is subject or in connection with an examination of the first party by any such authority, body, agency or official, including the Republic of France and any French Authority;

(ii)	pursuant to subpoena or other court process;

(iii)	when required to do so in accordance with the provisions of any applicable requirement of law or the rules of any relevant stock exchange;

(iv)	to the extent required in connection with any litigation, arbitration, administrative or other investigations, proceedings or disputes to which it may be party;

(v)	to rating agencies, auditors, insurance and reinsurance brokers, insurers and reinsurers;

(vi)	to the extent reasonably required in connection with the exercise of any remedy hereunder;

(vii)	to its independent auditors, counsel, and any other professional advisors who are advised of the confidentiality of such information;

(viii)	to any potential participant or transferee/assignee or any Affiliate thereof (each a “Primary Transfer Disclosee”), provided that such Primary Transfer Disclosee agrees to keep such information confidential to the same extent required of the first party hereunder;

167

(ix)	to any Person to whom or for whose benefit any Lender charges, assigns or otherwise creates security (or may do so) pursuant to Clause 13.11(f) (Security Over Lenders’ Rights) (each a “Primary Security Disclosee”);

(x)	in connection with:

(A)	any potential participation, transfer or assignment contemplated by subclause (viii) above (a “Potential Transfer”), to any Person who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, such participation or transfer/assignment; or

(B)	any Potential Transfer or any charge, assignment or security creation contemplated by subclause (ix) above, to any relevant bank or financial institution, special purpose securitisation vehicle or their management or any investor, agent, arranger or dealer who is or might wish to be involved in relevant securitisation schemes, hedging arrangements, participations or other risk transfer arrangements,

(each a “Secondary Disclosee”), in each case which is not itself the Primary Transfer Disclosee or Primary Security Disclosee, provided that:

(I)	such Secondary Disclosee agrees to keep such information confidential to the same extent required of the first party hereunder on terms that, to the extent permitted under applicable law, are enforceable by the Borrower; and

(II)	notwithstanding the foregoing, in the case of the disclosure of any non-public financial information (including any non-public financial projections) related to the Borrower, the Borrower's advance written consent has been obtained;

(xi)	in accordance with paragraph (b) below;

(xii)	as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the second party or any of its Subsidiaries is party with the first party;

(xiii)	to its Affiliates and its Affiliates’ directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the first party hereunder;

(xiv)	to any other party to this Agreement;

168

(xv)	to the EUR Funding Agents and the EUR Funding Entity;

(xvi)	to the French Authorities and any Person to whom information is required or requested to be disclosed by the French Authorities; and

(xvii)	with the consent of the applicable second party.

(b)	(i) Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Borrower the following information:

(A)	the Borrower’s name;

(B)	the Borrower’s country of domicile;

(C)	the Borrower’s place of incorporation;

(D)	the date of this Agreement;

(E)	the names of the Facility Agent, the BpiFAE Agent, each Mandated Lead Arranger and the Documentation Bank;

(F)	the date of each amendment and/or restatement of this Agreement;

(G)	the amount of the total Commitments;

(H)	the currency of the Facility;

(I)	the type of the Facility;

(J)	the ranking of the Facility;

(K)	the Longstop Date and Final Maturity Date for the Facility;

(L)	changes to any of the information previously supplied pursuant to clauses (A) to (K) above; and

(M)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(ii)	The parties hereto acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Borrower by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

169

(iii)	The Borrower represents that none of the information set out in clause (i)(A) to (M) above is, nor will it at any time be, unpublished price-sensitive information.

(iv)	The Facility Agent shall notify the Borrower and the other Finance Parties of:

(A)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or the Borrower; and

(B)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Borrower by such numbering service provider.

(c)	Each of the parties hereto shall be responsible for any breach of this Clause 13.15 (Confidentiality) by any of its directors, officers or employees operating within the scope of his/her professional duties.

13.16	Acknowledgment and Consent to Bail-In

Notwithstanding anything to the contrary in any Finance Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Finance Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Finance Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

170

SIGNATURE PAGE (1 OF 2)

FACILITY AGREEMENT

(Harmony of the Seas (ex

Hull No. A34))

This Agreement has been signed on the date set forth at the beginning of this Agreement.

The Borrower

ROYAL CARIBBEAN CRUISES LTD.

By:
Name:
Title:

The Facility Agent

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

The BpiFAE Agent

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

SIGNATURE PAGE (2 OF 2)

FACILITY AGREEMENT

(Harmony of the Seas (ex Hull No. A34))

The Mandated Lead Arrangers

BANCO SANTANDER, S.A.

By:
Name:
Title:

KfW IPEX-BANK GmbH

By:
Name:
Title:

The Lenders

BANCO SANTANDER, S.A.

By:
Name:
Title:

KfW IPEX-BANK GmbH

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE

By:
Name:
Title:

Schedule 4

Form of Guarantor Confirmation Certificate

[Insert name of relevant Guarantor here]

GUARANTOR’S CERTIFICATE

[●], 2021

This Certificate is delivered on behalf of [Insert name of relevant Guarantor entity here] (the Guarantor)], a [company][corporation] incorporated in [●].

[I][We], [insert name of the authorized officers/directors], the undersigned, in [my][our] capacity as [[a] duly authorized officer[s]] [or][director] of the Guarantor and not in any individual capacity, do hereby confirm in relation to the Agreements (each as more particularly defined in Schedule 1 of this Certificate) as follows:

1.	Unless otherwise defined in this Certificate, words and expressions defined in the Agreements shall have the meanings when used in this Certificate.

2.	The Guarantor is a guarantor under each Agreement.

3.	[I][We] hereby acknowledge on behalf of the Guarantor that, in the context of the Debt Deferral Extension Framework published by each ECA backing the Agreements, each Agreement shall be amended or, as the case may be, amended and restated pursuant to an amendment agreement (each a Vessel Loan Amendment) in order to record the agreement of the respective parties to:
a.	add a new debt deferral tranche (the Applicable Debt Deferral Tranche) in those Agreements where there are principal repayments scheduled to occur between approximately April 2021 and March 2022 (or, in the case of the facility agreement for m.v. “Ovation of the Seas”, approximately between May 2021 and April 2022) (in each case, the Applicable Debt Deferral Period), in order to effectively defer principal repayments due under each Agreement falling due during such Applicable Debt Deferral Period, which Applicable Debt Deferral Tranche shall, in the case of each relevant Agreement:
i.	be in an amount of approximately the aggregate principal amount of the repayment installments falling due under such relevant Agreement during the Applicable Debt Deferral Period applicable to it (including payments due during such period on any first debt deferral if and to the extent already agreed); and
ii.	bear interest on the terms provided in that Vessel Loan Amendment;
b.	extend the waiver of the applicable Borrower’s compliance with the financial covenants set forth in each Agreement:
i.	in each case where the relevant Agreement is BpiFAE-backed, through the end of the third quarter of 2022; and
ii.	in each case where the relevant Agreement is Hermes and/or Finnvera-backed, through to the end of the fourth quarter of 2022,

provided, however, that if the relevant ECA and Lenders under any Agreement approve a longer waiver period, the applicable Vessel Loan Amendment relating to such Agreement shall include the longer such waiver period; and

c.	any adjustments to the financial, indebtedness, negative pledge or other covenants as are required by the relevant Lenders and ECAs in order to give effect to the amendments contemplated in (a) and (b) above.

4.	This Certificate is one of the “certificates” required to be provided pursuant to clause 3.1(b) of each Vessel Loan Amendment and in the context of the requirements of clause 3.1(b) of each Vessel Loan Amendment, [I][we] hereby further acknowledge and confirm on behalf of the Guarantor the following:
a.	the amendments contemplated in the Vessel Loan Amendment for each Agreement and the contents thereof are approved;

b.	the Guarantee given by the Guarantor in each Agreement and each other Loan Document or Finance Document, as the case may be (as defined in each such Agreement) to which the Guarantor is a party shall remain and continue in full force and effect notwithstanding the amendment and restatement of each such Agreement pursuant to the Vessel Loan Amendment applicable to it;
c.	the Guarantee given by the Guarantor in each Agreement shall extend to any new obligations assumed by the Borrower under such Agreement as amended by the Vessel Loan Amendment applicable to it (including pursuant to the Applicable Debt Deferral Tranche) and the floating rate applicable to such Applicable Debt Deferral Tranche (as more particularly set out in sub-paragraphs (i) and (ii) of 3(a) above)); and
d.	continuing to guarantee the amended obligations of the Borrower under the Agreements as amended by the Vessel Loan Amendment applicable to it does not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded.

5.	[I][We] hereby confirm that:
a.	the copy of the certificate or articles of incorporation, formation or organization or other comparable organizational document of the Guarantor (collectively, the Organizational Documents); and
b.	the by-laws or operating, management or similar agreements of the Guarantor (collectively, the Operating Documents),

in each case, appended to the Secretary’s Certificate dated 21 December 2020 (the Original Secretary’s Certificate) remain true and correct on the date of this Certificate and have not been amended, modified or revoked and remain in full force and effect.

6.	[I][we] hereby represent and warrant on behalf of the Guarantor that [I][we] have the authority to sign this Certificate as evidenced by [●] of the Original Secretary’s Certificate (the Authorization). The Authorization has not been modified or rescinded and remains in full force and effect.

7.	[The Guarantor does not have its management or control in Liberia nor does it undertake any business activity in Liberia.

8.	Less than a majority of the shareholders of the Guarantor hereto by vote or value are resident in Liberia.][7 and 8 to be included in the Certificate for RCL Cruise Holdings LLC and RCI Holdings LLC only as Liberian entities]

9.	This Certificate shall be governed by and construed in accordance with New York law.

[Signature Pages Follow]

Annex A

Repayment Schedule

Annex B

Debt Deferral Extension Regular Monitoring Requirements

Debt Deferral Extension - Regular Monitoring Requirements

Monitoring Period:

-        Starting point: approval

-        End: Until the Existing and the New Debt Deferral Tranches are repaid, whereby the list of documents and frequency shall be reviewed and adjusted annually by the Facility Agent.

	Rhythm	Description
1.	monthly

Reporting of the:

1. Total Free Liquidity Position – def.: free cash + free undrawn credit lines;

2. Free Net Liquidity Position – Total Free Liquidity Position minus all planned debt repayments

(bank loan, commercial papers, bonds) which are due within the following 6 months.;

3. In case the Free Net Liquidity Position does decease to 6x the average of the monthly operational cash burn rate the ECA can decide on its own discretion whether a shorter reporting rhythm shall be implemented (e.g. weekly).;

4. Description of additional measures implemented to increase the liquidity position (debt, mezzanine and equity measures) / Whereby details of the respective terms and conditions shall be included (e.g. securities, ranking), for easy reference an ongoing list would be preferred with (a) measures taken, (b) additional measures finalized in the respective month and (c) additional measures planned.;

5. Description of of additional cost cutting measures implemented to reduce the outflow of liquidity (OPEX, CAPEX, Debt Deferrals etc.);

6. Repayment or refinancing of existing debt

2.	monthly

Cash Flow Projection of the cruise line on a monthly basis

The Projection means cash flow statements in excel format, complete with formulas, shall cover the following period:

1. Actual figures: The current financial year (whereby at least 1 quarter with actual historical figures have to be included);

2. Projection: At least the following 24 months starting from the respective current month

(including shut down period and recovery phase)

Cash Flow Projection showing:

1.    operating cash flow including and separately listed Cruise-Revenues (including but not limited to occupancy rate, ticket prices, capacity of the overall fleet, capacity of fleet in operation), Cruise-OPEX, other COGS, net customer deposits collection (providing details of deposit refund separately), working capital and SG&A;

2.    cash flow from investing activities (separately: detailing capex in vessels, general capex and disposals / In addition for information purposes the newbuilding capex which will be paid out of equity.),

3.    cash flow from financing activities (detailing proceeds from equity, proceeds from debt separated by type of funding and ECA facilities, debt repayments separately), etc.

4.    Interest expenses

Such Cash Flow Projection shall be accompanied by a descriptive Note of Assumptions which does include comments on:

1. Changes:

(i)   The main changes to the underlying assumptions with respect to revenue / cash collections and disbursement of operational costs and SG&A,

(ii)  The main changes to the underlying assumptions with respect to Debt Deferrals (with the ECA backed transactions or other class of creditors)

(iii) The main changes with respect to Major Capex (and such Equity payments in relation to Major Capex)

And in each case whether those changes are due to timing issues or more fundamental changes compared to the initial Test Scheme Template for the Debt Deferral Extension (if not previously disclosed), or the previous Liquidity Forecast.

2. Mitigants or additional liquidity measure that are incorporated in the Liquidity Forecast, or planned but not yet incorporated in the Liquidity Forecast.

3.	monthly	Testing of the applicable Minimum Liquidity Covenant according to the amended loan documentation

4.	monthly

1.    Cash Burn Rate

2.    Cash Burn Rate adjusted to net deposits collection

3.    Net Liquidity position to Cash Burn rate

Def. Cash Burn rate means operating costs plus debt service plus capital expenditure (net of financing) Def. Cash Burn rate adjusted means operating costs plus debt service plus capital expenditure (net of financing) plus net deposits collection.

To be reported as long as the company achieves a positive (adj.) EBITDA after interest costs in two consecutive months

5.	monthly

Booking Curve - Average ticket price and occupancy for the season 2021 and season 2022 including a comparison of both parameters at the same point in time for bookings in 2019 for the season 2020

Format tbd with the ECA Agent / Figures to be provided in table / split by quarter mandatory

6.	monthly	Status of the fleet on a per vessel basis: Active vessels (+ occupancy level) / Vessels in layup / Vessels classified for sale Fleet wide average of occupancy (incl. active and idle vessels)
7.	monthly	Confirmation that no dividends have been declared / paid within the current month.
8.	monthly

Development of the customer deposits:

1.    For cancelled cruises with starting dates in the past: Percentage of customers which requested a refund and percentage of those who re-booked or accepted a voucher.

2.    Overview of the amount of deposits which have been collected in connection with cruises in the next 4 quarters (split by quarter).

3.    Customer Deposits for cruises starting within the next 3 months

4.    Amount of collected deposits which are at risk to be refunded, based on the company’s own assumption of how many passengers of future cancelled cruises might chose a refund instead of a re-booking or a voucher.

9.	monthly

Other Creditors and Debtors:

1.    Please state clearly whenever terms and conditions (amount, interest, tenor, maturity schedule and securities) of existing credit facilities (incl. other debt holiday agreements) have been amended which fall into the same class as the ECAs or other classes.

2.    How are generally unsecured and secured financings treated?

3.    How do the debtors (like credit card companies) currently act? Do creditors withhold payments?

4.    Other Creditors and Debtors: What is the company asking from the other creditors (e.g. Bondholder, LeaseCos, FactorCos etc.) and what is their response? Do the respective documentation include cross default clauses?

10	bi-monthly

Update about the changes of signed building contracts

The ECA shall be updated about the company`s current plans to amendment any building contract or about any upcoming negotiations with the national yard.

11	quarterly	Unaudited financial statements or management accounts (incl. P&L (incl. EBITDA), balance sheet and cash flow statement)
12	quarterly	Company shall provide the calculation of the financial covenants which currently are waived.

Annex C

Replacement covenants with effect from the Guarantee Release Date

Schedule R

Replacement covenants with effect from the Guarantee Release Date

It is acknowledged and agreed, with effect from the Guarantee Release Date, this Agreement shall be amended as follows:

“incur” means to create, incur, assume, guarantee or otherwise become directly or indirectly liable and “incurred” or “incurrence” shall have a correlative meaning.

“Inherited Indebtedness” means any Indebtedness (other than any Indebtedness that would, following the acquisition or creation of the relevant Subsidiary, become Permitted Principal Subsidiary Indebtedness or Permitted Non-Principal Subsidiary Indebtedness) of any corporation that becomes a Subsidiary of the Borrower after the Guarantee Release Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Indebtedness is in existence at the time such corporation becomes a Subsidiary of the Borrower and was not incurred by the Borrower or any of its Subsidiaries in anticipation thereof.

“Inherited Lien” means any Lien (other than a Lien that would, following the acquisition or creation of the relevant Subsidiary, become a Permitted Lien) in respect of any Inherited Indebtedness on any asset of any corporation that becomes a Subsidiary of the Borrower after the Guarantee Release Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof.

“Non-Principal Subsidiary” means a Subsidiary other than a Principal Subsidiary.

“Permitted Principal Subsidiary Indebtedness” means:

a.	Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower; and

b.	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes.

“Permitted Liens” means:

a.	Liens securing Government-related Obligations;

b.	Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

c.	Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

d.	Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits;

e.	Liens for current crew's wages and salvage;

f.	Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

g.	Liens on Vessels that:

(i)       secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)       were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)       were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (g), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

h.	normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights in favour of banks or other depository institutions;

i.	Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;

j.	Liens on cash or Cash Equivalents or marketable securities securing:

(i)       obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; or

(ii)       letters of credit that support such obligations;

k.	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

l.	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

m.	licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and

n.	Liens on any property of Silversea identified in Section 2 of Exhibit J hereto.

“Permitted Non-Principal Subsidiary Indebtedness” means:

a.	Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;

b.	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; and

c.	other Indebtedness other than Indebtedness for borrowed money (it being agreed for this purpose that any Group Member Guarantee granted in connection with Indebtedness for borrowed money shall be considered to be Indebtedness for borrowed money).

1.	Clauses 9.2 and 9.3 shall be deleted in their entirety and replaced with the following (and all other provisions and clause references shall be construed accordingly):

Clause 9.2 Subsidiary Indebtedness and Liens

(a)	With effect from the Guarantee Release Date and except to the extent permitted by paragraph (b) below:

(i)	the Borrower will not permit:

A.	any of its Principal Subsidiaries to incur any Indebtedness other than Permitted Principal Subsidiary Indebtedness; and

B.	any of its Non-Principal Subsidiaries to incur any Indebtedness other than Permitted Non-Principal Subsidiary Indebtedness; and

(ii)	the Borrower (having regard, in the case of any ECA Financed Vessel, to Clause 9.12) will not, and will not permit any of its Subsidiaries to, permit to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired other than Permitted Liens.

(b)	Paragraph (a) above shall not, however, prohibit any Indebtedness or Lien provided that (but again having regard, in the case of any ECA Financed Vessel, to Clause 9.12) immediately following the incurrence (including any Group Member Guarantees) of the Indebtedness or Lien (as applicable):

(i)	the sum of the aggregate principal amount (without duplication) of (x) Indebtedness incurred by Principal Subsidiaries (excluding Permitted Principal Subsidiary Indebtedness), (y) Indebtedness incurred by Non-Principal Subsidiaries (excluding Permitted Non-Principal Subsidiary Indebtedness) and (z) the Indebtedness secured by Liens (other than Permitted Liens) granted by any Group Member does not exceed 20.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(ii)	in the event the Senior Debt Rating of the Borrower is at Investment Grade as given by either Moody’s and S&P (determined at the time of the incurrence of the Indebtedness or Lien), the sum of the aggregate principal amount (without duplication) of (x) Indebtedness incurred by Principal Subsidiaries (excluding Permitted Principal Subsidiary Indebtedness) and (y) the Indebtedness secured by Liens (excluding Permitted Liens) granted by any Group Member does not exceed 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(iii)	in the event the Senior Debt Rating of the Borrower is below Investment Grade as given by both Moody’s and S&P (determined at the time of creation of the Lien or the granting of a Group Member Guarantee (as applicable)):

A.	the aggregate principal amount of Indebtedness secured by first priority Liens (excluding Permitted Liens) granted by any Group Member does not exceed 5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

B.	the aggregate principal amount of Indebtedness secured by second (or lower) priority Liens (excluding Permitted Liens) granted by any Group Member does not exceed 5% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter; and

C.	the sum of the aggregate principal amount (without duplication) of (x) Indebtedness (including any Group Member Guarantees) incurred by Principal Subsidiaries (excluding Permitted Principal Subsidiary Indebtedness) and (y) Indebtedness secured by Liens (excluding Permitted Liens) granted by any Group Member pursuant to (iii)(A) and (B) above does not exceed 10.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter, provided that if, following the Guarantee Release Date, the Borrower enters into a transaction which results in the existence of any Inherited Lien or Inherited Indebtedness, and solely as a result of that Inherited Lien (and the related Inherited Indebtedness secured by that Inherited Lien) or Inherited Indebtedness, the thresholds referred to in this paragraph (b) are exceeded, whilst no breach of this clause shall be deemed to have occurred at the time of such transaction, no further Indebtedness or Liens of the type referred to in this paragraph (b) shall be permitted to be incurred or, as the case may, permitted to exist until such time as the Borrower is in compliance with the thresholds referred to above (and taking into account for such purpose any unsecured Inherited Indebtedness or Inherited Indebtedness secured by any Inherited Lien).

2.	Clause 9.3 shall be deleted in its entirety and replaced with “Intentionally Omitted”.

3.	A new Clause 9.12 shall be inserted as follows:

Clause 9.12 Negative Pledge Over ECA Financed Vessels

For the purposes of this Clause 9.12:

“repaid” means scheduled repayments or voluntary or mandatory prepayment and not repayments arising following the acceleration of the relevant ECA Financing after the occurrence of an Event of Default; and

“credit support” means a Lien over any ECA Financed Vessel granted by any Group Member or a Group Member Guarantee from a Group Member (other than the Borrower) that owns (directly or indirectly) any ECA Financed Vessel.

In connection with the granting of any Lien or Group Member Guarantee pursuant to Clause 9.2(b) above, no Group Member shall use any ECA Financed Vessel as credit support in respect of any Indebtedness except:

(i)       if more than 75.0% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel has been repaid by the relevant Group Member, that Group Member shall be entitled to grant credit support over or in respect of that ECA Financed Vessel on the basis, and in compliance with the terms of, Clause 9.2(b); and

(ii)       if an amount equal to or higher than 15.0% but less than or equal to 75% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel has been repaid by the relevant Group Member (determined at the time the relevant credit support is provided), the relevant Group Member shall be entitled to provide such credit support over that ECA Financed Vessel on the basis of, and subject to the compliance with, the terms of, Clause 9.2(b), provided that the amount of Indebtedness secured or supported (as applicable) by that credit support shall not exceed an amount equal to FV x (A / B) where:

FV = the fair value of that ECA Financed Vessel at the time of the provision of that credit support (as evidenced by the information to be provided pursuant to sub-paragraph (v) below);

A = the aggregate principal amount of Indebtedness incurred under the ECA Financing in respect of that ECA Financed Vessel which has been repaid by the relevant Group Member at the time the credit support is provided; and

B = the amount of Indebtedness originally incurred by the relevant Group Member under the ECA Financing in respect of that ECA Financed Vessel,

it being acknowledged and agreed that:

(iii)       where the relevant credit support being provided in accordance with this Clause 9.12 is a Group Member Guarantee from a Group Member that owns (directly or indirectly) one or more ECA Financed Vessels but does not own (directly or indirectly) any other Vessels, the amount of Indebtedness that can be supported by such Group Member Guarantee shall be equal to the aggregate amount of Indebtedness that would be permitted to be secured under this Clause 9.12 if, instead of a Group Member Guarantee, each relevant Principal Subsidiary owning each relevant ECA Financed Vessel was to provide a Lien as credit support in respect of that Indebtedness;

(iv)        where the relevant credit support being provided in accordance with this Clause 9.12 is a Group Member Guarantee from a Group Member that owns (directly or indirectly) one or more ECA Financed Vessels and other Vessels, the restrictions contained in this Clause 9.12 as to the amount of the Indebtedness that can be supported by such credit support must be preserved at all times and, not later than five Business Days after the date upon which that Group Member grants the relevant Group Member Guarantee, the Borrower shall notify the Facility Agent in writing of such event and shall provide any information as may be reasonably requested by the Facility Agent to verify that the requirements of this Clause 9.12 have been complied with following the provision of such Group Member Guarantee; and

(v)       not later than five Business Days after the date upon which a Group Member provides any credit support, the Borrower shall provide the Facility Agent with evidence as to its compliance with this Clause 9.12, which evidence shall include all required calculations and other information required by the Facility Agent (acting reasonably) to determine such compliance; and

(vi)       no Group Member shall be entitled to use any ECA Financed Vessel as credit support in the manner contemplated by this Clause 9.12:

(A)	until such time as the relevant Group Member has repaid at least 15.0% of the aggregate principal amount of Indebtedness originally incurred under the ECA Financing in respect of that ECA Financed Vessel; and/or

(B)	at any time in which a Default has occurred and is continuing.

SIGNATORIES

Fifth Amendment and Restatement Agreement in respect of Hull A34 (USD)

Borrower

Royal Caribbean Cruises Ltd.	)
Name: Lucy Shtekno	)	/S/ LUCY SHTEKNO
Title: Attorney-in-fact	)

Facility Agent

Société Générale	)
Name: Jean-Etienne Errera	)	/S/ JEAN-ETIENNE ERRERA
Title: Structured Finance Middle Office - Head	)

BpiFAE Agent

Société Générale	)
Name: Jean-Etienne Errera	)	/S/ JEAN-ETIENNE ERRERA
Title: Structured Finance Middle Office - Head	)

Mandated Lead Arrangers

Banco Santander S.A.	)
Name: Vanessa Berrio	)	/S/ VANESSA BERRIO
Title: Vice President	)

Name: Carmen Molina	)	/S/ CARMEN MOLINA
Title: Vice President	)

KfW IPEX Bank GmbH	)
Name: Volker Neuenburg	)	/S/ VOLKER NEUNBURG
Title: Vice President	)

Name: Pia Röder	)	/S/ PIA RODER
Title: Associate	)

Lenders

Société Générale	)
Name: AGNES DESCHENES VOIRIN	)	/S/ AGNES DESCHENES VOIRIN
Title: Director	)

Banco Santander S.A.	)
Name: Vanessa Berrio	)	/S/ VANESSA BERRIO
Title: Vice President	)

Name: Carmen Molina	)	/S/ CARMEN MOLINA
Title: Vice President	)

KfW IPEX Bank GmbH	)
Name: Volker Neuenburg	)	/S/ VOLKER NEUNBURG
Title: Vice President	)

Name: Pia Röder	)	/S/ PIA RODER
Title: Associate	)